AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JUNE 7, 1996
                                                      REGISTRATION NO. 333-05137


                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------

                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                            ------------------------

                         PRIDE PETROLEUM SERVICES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              LOUISIANA                            76-0069030
   (STATE OR OTHER JURISDICTION OF       (I.R.S. EMPLOYER IDENTIFICATION
   INCORPORATION OR ORGANIZATION)                     NO.)

                         1500 CITY WEST BLVD., SUITE 400
                              HOUSTON, TEXAS 77042
                                 (713) 789-1400

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                            ------------------------

                                ROBERT W. RANDALL
                       VICE PRESIDENT AND GENERAL COUNSEL
                         PRIDE PETROLEUM SERVICES, INC.
                         1500 CITY WEST BLVD., SUITE 400
                              HOUSTON, TEXAS 77042
                                 (713) 789-1400

 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                            ------------------------

                                   COPIES TO:

          L. PROCTOR THOMAS                                JOHN T. GAFFNEY
        BAKER & BOTTS, L.L.P.                          CRAVATH, SWAINE & MOORE
           ONE SHELL PLAZA                                 WORLDWIDE PLAZA
        910 LOUISIANA STREET                              825 EIGHTH AVENUE
        HOUSTON, TEXAS 77002                          NEW YORK, NEW YORK 10019
           (713) 229-1234                                  (212) 474-1000

                            ------------------------

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

     If the only securities being registered on this Form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] _______________

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                            ------------------------


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

*****************************************************************************
*                                                                           *
*     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR              *
*     AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES      *
*     HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE     *
*     SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR    *
*     TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS        *
*     PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE               *
*     SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF        *
*     THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR    *
*     SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION         *
*     UNDER THE SECURITIES LAWS OF ANY SUCH STATE.                          *
*                                                                           *
*****************************************************************************

                             SUBJECT TO COMPLETION
                                  JUNE 7, 1996

PROSPECTUS

5,000,000 SHARES

[PRIDE NAME/LOGO]

COMMON STOCK
(NO PAR VALUE)

All of the 5,000,000 shares of Common Stock, no par value (the "Common Stock"), of Pride Petroleum Services, Inc. (the "Company") being offered hereby are being issued and sold by the Company. The Common Stock is traded on the Nasdaq National Market under the symbol "PRDE." On June 6,
1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $15.625 per share. See "Price Range of Common
Stock and Dividend Policy."

PROSPECTIVE PURCHASERS OF THE SHARES OF COMMON STOCK SHOULD CAREFULLY CONSIDER THE MATTERS SET FORTH BEGINNING ON PAGE 7 UNDER THE CAPTION "RISK FACTORS."

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

- --------------------------------------------------------------------------------
                          PRICE TO           UNDERWRITING        PROCEEDS TO
                           PUBLIC              DISCOUNT           COMPANY(1)

PER SHARE ...........         $                   $                   $
TOTAL(2) ............         $                   $                   $
- --------------------------------------------------------------------------------

(1) Before deducting expenses estimated at $      payable by the Company.

(2) The Company has granted to the Underwriters an option, exercisable within thirty days of the date of this Prospectus, to purchase up to an additional 750,000 shares of Common Stock at the Price to Public, less Underwriting Discount, solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting Discount and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

     The shares of Common Stock are offered subject to receipt and acceptance by the Underwriters, to prior sale and to the Underwriters' right to reject any order in whole or in part and to withdraw, cancel or modify the offer without notice. It is expected that delivery of the certificates for the shares of Common Stock will be made at the office of Salomon Brothers Inc, Seven World Trade Center, New York, New York, or through the facilities of The Depository
Trust Company, on or about                , 1996.

SALOMON BROTHERS INC

                 DONALDSON, LUFKIN & JENRETTE
                    SECURITIES CORPORATION

                                           ROBERT W. BAIRD & CO.
                                                INCORPORATED

                                                   MORGAN KEEGAN & COMPANY, INC.

The date of this Prospectus is          , 1996.

                                    [Photo]

     New diesel-electric platform rig drilling from a deep water production platform in the Gulf of Mexico




                                    [Photo]

     Drilling/Workover barge rig operating on Lake Maracaibo in Venezuela.


IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ NATIONAL MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET-MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 10B-6A UNDER THE SECURITIES EXCHANGE ACT OF 1934. SEE "UNDERWRITING."

                                       2

                               PROSPECTUS SUMMARY

     THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY AND SHOULD BE READ IN CONJUNCTION WITH THE DETAILED INFORMATION AND FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS OR IN THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS. UNLESS OTHERWISE INDICATED, THE INFORMATION IN THIS PROSPECTUS ASSUMES THAT THE UNDERWRITERS' OVER-ALLOTMENT OPTION IS NOT EXERCISED. AS USED IN THIS PROSPECTUS, THE "COMPANY" OR
"PRIDE" REFERS TO PRIDE PETROLEUM SERVICES, INC. AND ITS SUBSIDIARIES. UNLESS OTHERWISE INDICATED, (I) THE PRO FORMA AMOUNTS IN THIS PROSPECTUS GIVE EFFECT TO THE ACQUISITION OF QUITRAL-CO S.A.I.C. ("QUITRAL-CO") AND RELATED FINANCING TRANSACTIONS ON THE BASIS SET FORTH IN THE UNAUDITED PRO FORMA FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS,
(II) THE HISTORICAL FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) AND THE HISTORICAL FINANCIAL INFORMATION OF QUITRAL-CO, WHETHER STATED IN U.S. DOLLARS OR ARGENTINE PESOS, ARE ON THE BASIS OF ARGENTINE GENERALLY ACCEPTED ACCOUNTING PRINCIPLES AND (III) STATISTICAL INFORMATION RELATING TO NUMBERS OF RIGS OWNED OR OPERATED BY THE COMPANY IS AS OF MAY 31, 1996.

                                  THE COMPANY

     Pride Petroleum Services, Inc. is a leading international and domestic provider of well servicing, workover, contract drilling, completion, and plugging and abandonment services, both on land and offshore. The Company's fleet of 634 owned rigs is one of the world's largest, consisting of 428 land-based rigs in the United States, 130 land-based rigs in Argentina, 42 land-based and two barge rigs in Venezuela, nine land-based rigs in other international markets and 23 offshore platform rigs located in the Gulf of Mexico. The Company performs maintenance and workovers necessary to operate producing oil and gas wells efficiently and provides contract drilling of new wells in certain international and offshore markets. The Company also provides services for the completion of newly drilled oil and gas wells and plugging and abandonment services at the end of a well's useful life.

BUSINESS STRATEGY

     The Company's goal is to achieve revenue and earnings growth through a strategy of (i) acquisitions in both international and domestic markets, including related consolidation savings and economies of scale, (ii) deployment of its excess domestic rig capacity to more profitable international markets,
(iii) expansion in the offshore market through acquisitions and new rig construction and (iv) upgrades to enhance the capabilities and profitability of its existing rig fleet. International and offshore operations generally have greater profit potential than domestic land-based operations because of less competition, higher utilization and stronger demand resulting from a general trend by major oil operators toward shifting expenditures to exploration and development activities abroad and in the Gulf of Mexico. For these reasons, the Company has actively sought to diversify beyond its domestic land-based operations, which prior to mid-1993 accounted for substantially all of the Company's revenues and earnings.

     Consistent with its strategy, in April 1996, the Company acquired Quitral-Co from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders for an aggregate purchase price of $140 million, consisting of $110 million in cash and a $30 million installment note. Quitral-Co is the largest drilling and workover contractor in Argentina, where it operates 23 drilling and 57 workover rigs. Quitral-Co also has significant operations in Venezuela, where it operates seven drilling and 23 workover rigs. For its fiscal year ended June 30, 1995 and the nine-month period ended March 31, 1996, Quitral-Co's consolidated revenues were approximately $175 million and $150 million, respectively. Approximately 80% of such revenues were derived from Quitral-Co's Argentine operations, with the remainder attributable to Venezuela. The acquisition of Quitral-Co will be included in the Company's consolidated results of operations from April 30, 1996, the effective date of the acquisition. See "Unaudited Pro Forma Financial Statements."

                                       3

     In addition to the Quitral-Co acquisition, since mid-1993 the Company has acquired four other businesses with 47 land-based rigs serving international markets and a fleet of 22 rigs serving the domestic offshore market. The Company has further expanded international operations by deploying 35 underutilized rigs from its U.S. land-based fleet to Argentina, Venezuela and Russia since entering those markets. Additionally, in 1994 the Company constructed two drilling/workover barge rigs now operating in Venezuela, and has constructed two new platform rigs in the past two years, both of which are now operating in the Gulf of Mexico.

     Through implementation of its growth and diversification strategy, the Company's pro forma revenues have increased to $458 million in 1995 from actual revenues of $127 million in 1993, and its pro forma earnings from operations have increased to $45 million from reported earnings from operations of $3 million for the same periods. On a pro forma basis, the Company's international and offshore operations accounted for approximately 75% of the Company's revenues and approximately 85% of the Company's earnings from operations in 1995.

INTERNATIONAL OPERATIONS

     Since the beginning of 1993, the Company has expanded its international operations through acquisitions and deployment of underutilized domestic assets into Argentina, Venezuela, Colombia and Russia. On a pro forma basis, international operations accounted for approximately 64% of the Company's operating revenues while generating approximately 70% of earnings from operations in 1995.

     In Argentina, the Company operates 130 land-based rigs, 80 of which were added in the Quitral-Co acquisition. Of these rigs, 30 are drilling rigs and 100 are workover rigs. The Argentine market has improved in recent years as a result of general economic reform, sales of certain state-owned oilfields to private operators and privatization of the state-owned oil company. These improved conditions have resulted in additional demand for rig services. The Company has significantly enhanced its position in the Argentine well service and drilling market through the Quitral-Co acquisition.

     The Company's fleet in Venezuela consists of 42 land-based rigs, 30 of which were added as a result of the Quitral-Co acquisition, and two workover/drilling barge rigs working on Lake Maracaibo. Of the 42 land-based rigs, 32 are workover rigs and 10 are drilling rigs. The Company believes that it is well positioned to capitalize on new opportunities resulting from the recently awarded operating service agreements and production sharing contracts between the Venezuelan state-owned oil company and a number of international oil companies.

     The Company has also expanded its operations into Colombia and Russia, two other international markets that the Company believes offer attractive opportunities. In 1993, the Company formed a Russian company and deployed one workover/drilling rig and two small well servicing rigs in Russia. In October 1995, the Company purchased Marlin Colombia Drilling Co. Inc. from a member of the Royal Dutch/Shell Group of Companies. The Colombian government has recently enacted policies to encourage oil and gas exploration and production activities and awarded additional properties for development to major international oil operators under production sharing contracts. The Company believes it will be able to compete effectively for any resulting business opportunities. The Company continues to review opportunities to expand internationally through deployment of underutilized domestic assets, acquisitions and new rig construction projects.

DOMESTIC OFFSHORE OPERATIONS

     In June 1994, the Company commenced operations in the Gulf of Mexico through the acquisition of the largest fleet of offshore self-erecting platform workover rigs in that market. The Company operates 23 platform rigs (approximately 45% of available market capacity), a fleet approximately twice as large as that of its next largest competitor. The Company has made substantial capital improvements in its
                                       4

fleet and believes it has one of the most technologically advanced fleets in the industry, which the Company believes has led to higher day rates and increased utilization of its rigs. On a pro forma basis, domestic offshore operations accounted for approximately 11% of the Company's operating revenues while generating approximately 15% of earnings from operations in 1995.

DOMESTIC LAND-BASED OPERATIONS

     The Company's domestic land-based fleet consists of 428 rigs that operate from 21 service locations concentrated primarily in California, the Permian Basin areas of West Texas and New Mexico, and the Texas and Louisiana Gulf Coast. Pride has enhanced the profitability of its domestic land-based operations by increasing efficiency and implementing cost-saving measures. The Company actively considers acquisition opportunities in its three principal domestic markets when such acquisitions may result in significant consolidation savings and operating efficiencies. In March 1995, the Company acquired an operator of 35 well servicing rigs in New Mexico, and in February 1996, the Company acquired a seven-rig operation in South Texas. The Company has increased earnings from domestic land-based operations from $1.3 million for the year ended December 31, 1993 to $6.9 million for the year ended December 31, 1995. On a pro forma basis, domestic land-based operations accounted for approximately 25% of the Company's operating revenues while generating approximately 15% of earnings from operations in 1995.

                                  THE OFFERING


Common Stock offered............................  5,000,000 shares (1)

Common Stock to be outstanding after this
  offering......................................  30,059,656 shares (1) (2)

Use of proceeds.................................  The net proceeds from the sale of the Common Stock offered
                                                  hereby will be used to fund
                                                  capital expenditures, to
                                                  reduce outstanding
                                                  indebtedness and for general
                                                  corporate purposes. See "Use
                                                  of Proceeds."

Nasdaq National Market Symbol...................  PRDE
- ------------
(1) Excludes 750,000 shares subject to the Underwriters' over-allotment option.

(2) Based on the number of shares of Common Stock outstanding on May 31, 1996. Does not include 6,571,428 shares issuable upon conversion of the Company's 6 1/4% Convertible Subordinated Debentures due 2006 and 2,396,150 shares reserved for issuance upon exercise of outstanding stock options and warrants.
                                       5

                SUMMARY HISTORICAL AND PRO FORMA FINANCIAL DATA

     The following table sets forth summary historical and pro forma financial and operating information for the Company as of the dates and for the periods indicated. The following data should be read in conjunction with "Unaudited Pro Forma Financial Statements," "Selected Historical Financial Data,"
"Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements (including the notes thereto) included elsewhere in this Prospectus. The historical consolidated information for the three months ended March 31, 1995 and 1996 and the pro forma information are unaudited. Results of operations for the three months ended March 31, 1996 are not necessarily indicative of the results of operations for the full year.

                                                                                               THREE MONTHS
                                                 YEAR ENDED DECEMBER 31,                     ENDED MARCH 31,
                                       -------------------------------------------   --------------------------------
                                                                            PRO                                PRO
                                                                           FORMA                              FORMA
                                         1993       1994       1995       1995(3)      1995       1996       1996(3)
                                       ---------  ---------  ---------   ---------   ---------  ---------   ---------

                                                      (IN THOUSANDS, EXCEPT PER SHARE AND RIG AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $ 127,099  $ 182,336  $ 263,599   $458,163    $  62,512  $  66,235   $113,645
Operating costs......................    100,305    139,653    188,252    346,237       45,171     47,946     84,947
Depreciation and amortization........      6,407      9,550     16,657     28,064        3,578      4,774      8,021
Selling, general and
administrative.......................     17,572     25,105     32,418     39,063        8,042      8,157     10,528
                                       ---------  ---------  ---------   ---------   ---------  ---------   ---------
Earnings from operations.............  $   2,815  $   8,028  $  26,272   $ 44,799    $   5,721  $   5,358   $ 10,149
                                       =========  =========  =========   ========    =========  =========   =========
Net earnings(1)......................  $   5,940  $   6,214  $  15,359   $ 17,778    $   3,012  $   2,780   $  4,815
                                       =========  =========  =========   ========    =========  =========   =========
Net earnings per share(1)
    Primary..........................  $    0.36  $    0.30  $    0.60   $   0.70    $    0.12  $    0.11   $   0.18
                                       =========  =========  =========   ========    =========  =========   =========
    Fully diluted....................  $    0.36  $    0.30  $    0.60   $   0.65    $    0.12  $    0.11   $   0.17
                                       =========  =========  =========   ========    =========  =========   =========
OTHER FINANCIAL DATA:
EBITDA(2)............................  $   9,087  $  17,273  $  44,616   $ 74,527    $   9,309  $  10,359   $ 18,008
BALANCE SHEET DATA (AT END OF
PERIOD):
Working capital......................  $  21,758  $  26,640  $  31,302               $  29,144  $  92,576   $ 17,790
Property and equipment, net..........     62,823    139,899    178,488                 160,385    188,265    351,328
Total assets.........................    109,981    205,193    257,605                 233,091    340,568    498,536
Long-term debt, net of current
  portion............................        200     42,096     61,136                  58,207     52,712    109,258
Convertible subordinated
debentures...........................         --         --         --                      --     80,500     80,500
Shareholders' equity.................     69,126    111,385    131,239                 115,397    135,145    135,145
NUMBER OF RIGS (AT END OF PERIOD):
    International....................         51         60         66        176           63         73        183
    Domestic -- offshore.............         --         22         23         23           22         23         23
    Domestic -- land-based...........        410        400        429        429          432        429        428
                                       ---------  ---------  ---------   ---------   ---------  ---------   ---------
        Total number of rigs.........        461        482        518        628          517        525        634
                                       =========  =========  =========   ========    =========  =========   =========

- ------------
(1) Net earnings for the year ended December 31, 1993 include $3,835,000 ($0.23 per share) cumulative effect of change in accounting for income taxes. See
    Note 6 of Notes to Consolidated Financial Statements.

(2) EBITDA (earnings before interest, taxes, depreciation and amortization) is presented here to provide additional information about the Company's operations. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of liquidity.

(3) Gives effect to the Quitral-Co acquisition and related financing transactions on the basis described under "Unaudited Pro Forma Financial Statements."
                                       6

                                  RISK FACTORS

     THE FOLLOWING SHOULD BE CONSIDERED CAREFULLY WITH THE INFORMATION PROVIDED ELSEWHERE IN THIS PROSPECTUS AND THE DOCUMENTS INCORPORATED BY REFERENCE HEREIN, INCLUDING THE FINANCIAL STATEMENTS AND THE NOTES THERETO, IN REACHING A DECISION REGARDING AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

DEPENDENCE ON OIL AND GAS INDUSTRY; INDUSTRY CONDITIONS

     The Company's current business and operations are substantially dependent upon conditions in the oil and gas industry and, specifically, the exploration and production expenditures of oil and gas companies. The demand for well servicing, workover and drilling activities is directly influenced by oil and gas prices, expectations about future prices, the cost of producing and delivering oil and gas, government regulations, local and international political and economic conditions, including the ability of the Organization of Petroleum Exporting Countries ("OPEC") to set and maintain production levels and prices, the level of production by non-OPEC countries and the policies of the various governments regarding exploration and development of their oil and gas reserves. A substantial amount of the Company's land-based equipment is currently in service in U.S. markets where, despite occasional upturns, the demand for well servicing and related services has been severely depressed for most of the last decade due in large part to prolonged weakness and uncertainty in oil and gas prices. Diminished demand during this period has led to lower day rates and lower utilization of available equipment.

INTERNATIONAL OPERATIONS

     An increasingly significant portion of the Company's revenues are attributable to international operations, principally in South America. On a pro forma basis, international operations provided approximately 64% of the Company's revenues during the year ended December 31, 1995 and for the three months ended March 31, 1996. Risks associated with operating in international markets include foreign exchange restrictions and currency fluctuations, foreign taxation, changing political conditions, foreign and domestic monetary and tax policies, expropriation, nationalization, nullification, modification or renegotiation of contracts, war and civil disturbances and other risks that may limit or disrupt markets. Although the Company has obtained political risk insurance from the Overseas Private Investment Corporation ("OPIC"), a U.S. government entity, with respect to a portion of its Venezuelan operations, such insurance cannot fully protect the Company against all possible losses. Additionally, the ability of the Company to compete in the international well servicing and drilling markets may be adversely affected by foreign governmental regulations that favor or require the awarding of such contracts to local contractors, or by regulations requiring foreign contractors to employ citizens of, or purchase supplies from, a particular jurisdiction. Furthermore, the Company's foreign subsidiaries may face governmentally imposed restrictions from time to time on their ability to transfer funds to the Company. No predictions can be made as to what foreign governmental regulations applicable to the Company's operations may be enacted in the future. See
"Business -- International Operations" and "-- Contracts."

     The Company records its transactions and prepares its financial statements in U.S. dollars. Fluctuations in the value of the currencies in which the Company conducts its business relative to the U.S. dollar have caused, and will continue to cause, translated amounts to change in comparison with previous periods. During the first half of 1994, the devaluation of the Venezuelan bolivar resulted in currency translation losses for the Company, principally as a result of translation of net Venezuelan monetary assets (primarily, accounts receivable in excess of trade payables) at devaluing exchange rates from month to month. In April 1996, the Venezuelan government removed certain exchange control restrictions and effectively allowed the bolivar to float relative to the U.S. dollar, which caused a decline in the relative exchange rate of the bolivar from 290 to 450-500 bolivars per U.S. dollar. If the market rate of exchange for Venezuelan bolivars continues to decline relative to the U.S. dollar, or if the market rate of exchange for Argentine pesos declines relative to the U.S. dollar, the Company could be susceptible to future translation losses or reduced revenues and earnings, or both, with respect to its

                                       7

Venezuelan or Argentine operations. The Company cannot predict the effect of exchange rate fluctuations upon future operating results. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Currency Fluctuations" and "Business -- Contracts."

OPERATING RISKS; INSURANCE

     The Company's operations are subject to the many hazards inherent in the oilfield services industry. Well servicing and drilling require the use of heavy equipment and exposure to hazardous conditions, which may subject the Company to liability claims by employees, customers and third parties. These hazards can cause personal injury or loss of life, severe damage to or destruction of property and equipment, pollution or environmental damage and suspension of operations. The Company's Gulf of Mexico fleet and the Venezuelan barge rigs are also subject to hazards inherent in marine operations, either while on site or during mobilization, such as capsizing, sinking, and damage from severe weather conditions. In certain instances, contractual indemnification of customers or others is required of the Company. The Company maintains workers' compensation insurance for its employees and other insurance coverage for normal business risks, including general liability insurance. Although the Company believes its insurance coverages to be adequate and in accordance with industry practice against normal risks in its operations, there can be no assurance that any insurance protection will be sufficient or effective under all circumstances or against all hazards to which the Company may be subject. The Company has elected not to insure most of its domestic land-based rigs against property damage. Because the Company is able to use its fleet of excess rigs to repair or replace damaged rigs, the Company believes such action is cost effective. The occurrence of a significant event against which the Company is not fully insured, or of a number of lesser events against which the Company is insured, but subject to substantial deductibles, could materially and adversely affect the Company's operations and financial condition. Moreover, no assurance can be given that the Company will be able to maintain adequate insurance in the future at rates or on terms it considers reasonable or acceptable.

RISKS OF ACQUISITION STRATEGY

     The Company's growth strategy emphasizes the acquisition of other oilfield services businesses. There can be no assurance, however, that the Company will be able to continue to identify attractive acquisition opportunities, obtain financing for acquisitions on satisfactory terms or successfully acquire identified targets. In addition, no assurance can be given that the Company will be successful in integrating acquired businesses, including Quitral-Co, into its existing operations, and such integration may result in unforeseen operational difficulties or require a disproportionate amount of management's attention. Future acquisitions may be financed through the incurrence of additional indebtedness or through the issuance of Common Stock. However, any significant issuance of Common Stock following this offering would require action on the part of the Company's shareholders to increase the number of shares authorized under the Company's Restated Articles of Incorporation. Furthermore, there can be no assurance that competition for acquisition opportunities in the industry will not escalate, thereby increasing the cost to the Company of making further acquisitions or causing the Company to refrain from making further acquisitions.

COMPETITION

     Competition is intense in all markets in which the Company operates, and with respect to certain services or operating regions, a few competitors may have greater access to financial or other resources than the Company. The domestic land-based well servicing industry is highly fragmented and is characterized by a few large companies and numerous smaller companies. In the international markets in which the Company operates, the Company believes that it has fewer competitors and a greater opportunity to operate under long-term contracts. Similarly, while competition in the Gulf of Mexico for platform workover services is intense, the Company has fewer competitors in that market. See "Business -- Competition."

                                       8

RELIANCE ON SIGNIFICANT CUSTOMERS

     During 1995, approximately 40% of the revenues from the operations conducted in Argentina by the Company and Quitral-Co on a pro forma basis were derived from YPF Sociedad Anonima ("YPF"), the successor to the operations of the former state-owned oil company. Services provided to YPF accounted for approximately 20% of the Company's pro forma consolidated revenues for 1995. Approximately 24% of the revenues from the operations conducted in Venezuela by the Company and Quitral-Co in 1995 on a pro forma basis were derived from Perez Companc S.A. Services provided to Perez Companc S.A. in both Venezuela and Argentina accounted for approximately 12% of the Company's pro forma consolidated revenues for 1995. One customer, Shell Oil Company, accounted for approximately 54% of revenues from domestic offshore operations for 1995. Revenues from Shell Oil Company and its affiliates from both land-based and offshore operations accounted for approximately 8% of pro forma consolidated revenues for 1995. The loss of YPF, Perez Companc S.A. or Shell Oil Company and its affiliates as customers could have a material adverse effect on the Company's operations and financial condition. See "Business -- Customers."

GOVERNMENTAL REGULATION AND ENVIRONMENTAL MATTERS

     Many aspects of the Company's operations are affected by domestic and foreign political developments and are subject to numerous state, federal and foreign governmental regulations that may relate directly or indirectly to the well servicing industry. The Company's operations routinely involve the handling of waste materials, some of which are classified as hazardous substances. Consequently, the regulations applicable to the Company's operations include those with respect to containment, disposal and controlling the discharge of hazardous oilfield waste and other non-hazardous waste material into the environment, requiring removal and cleanup under certain circumstances, or otherwise relating to the protection of the environment. Laws and regulations protecting the environment have become more stringent in recent years, and may in certain circumstances impose strict liability, rendering a party liable for environmental damage without regard to negligence or fault on the part of such party. Such laws and regulations may expose the Company to liability for the conduct of, or conditions caused by, others, or for acts of the Company which were in compliance with all applicable laws at the time such acts were performed. The application of these requirements or the adoption of new requirements could have a material adverse effect on the Company. In addition, the modification of existing laws or regulations or the adoption of new laws or regulations curtailing exploratory or development drilling for oil and gas for economic, environmental or other reasons could have a material adverse effect on the Company's operations by limiting future well servicing opportunities.

CERTAIN ANTI-TAKEOVER MEASURES

     Certain provisions of the Company's Restated Articles of Incorporation and Bylaws, as well as certain provisions of Louisiana law, may serve to discourage takeover attempts that a shareholder might consider to be in that shareholder's best interest. See "Description of Capital Stock -- Certain Provisions of the Articles, Bylaws and Louisiana Law." In addition, the Company has entered into employment agreements with key members of management providing for the payment of severance benefits to such persons in the event of their termination following a change in control of the Company.

                                       9

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "PRDE." The following table sets forth the high and low sale prices of the Common Stock for the periods indicated below as reported by the Nasdaq National Market.

                                                      PRICE
                                                 ------------------
                                                  HIGH        LOW
                                                 ------      ------
1993
    First Quarter.............................  $ 5         $ 3 1/2
    Second Quarter............................    5 1/2       4 3/8
    Third Quarter.............................    6 1/8       4 1/2
    Fourth Quarter............................    7 1/2       4 7/8
1994
    First Quarter.............................  $ 6 1/4     $ 4 7/8
    Second Quarter............................    5 7/8       4 3/4
    Third Quarter.............................    5 7/8       4 5/8
    Fourth Quarter............................    5 1/2       4 5/8
1995
    First Quarter.............................  $ 7 3/8     $ 4 3/4
    Second Quarter............................    8 3/4       6 1/2
    Third Quarter.............................   10 1/2       7 3/8
    Fourth Quarter............................   11           8
1996
    First Quarter.............................  $14 3/8     $ 9 1/8
    Second Quarter (through June 6, 1996).....   18          13 5/8

     On June 6, 1996, the last reported sale price of the Common Stock on the Nasdaq National Market was $15.625 per share. As of May 31, 1996, there were 2,038 holders of record of Common Stock.

     The Company has not paid any cash dividends on the Common Stock since becoming a publicly held corporation in September 1988. The Board of Directors currently intends to retain any earnings for use in the Company's business and does not anticipate paying dividends on the Common Stock at any time in the foreseeable future. Furthermore, the Company may be restricted from paying cash dividends on the Common Stock by the terms of future borrowing agreements, although it is not currently so restricted.

                                       10

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the Common Stock offered hereby will be approximately $73.8 million ($84.9 million if the Underwriters' over-allotment option is exercised in full), based on an assumed offering price of $15.625 per share and deduction of estimated underwriting discounts and offering expenses payable by the Company. Approximately $12 million of such net proceeds will be used to finance the construction of two platform rigs for the Company's offshore fleet, and approximately $12 million of the net proceeds will be used to fund various capital projects for Quitral-Co, including rig upgrades and expansion of its rig transportation fleet. Approximately $25 million of the net proceeds will be used to repay outstanding indebtedness, including: (i) $17.6 million under the Company's bank credit facilities, which bear interest at rates ranging from 8.0% to 9.25% with maturities ranging from one month to six years; (ii) $4.8 million under an acquisition installment note that bears interest at a rate of 8.5% with final maturity in 2000; and (iii) $2.6 million of other outstanding indebtedness that bears interest at rates ranging from 6.3% to 7.7% with maturities ranging from 3 months to approximately 4 years. The Company may use up to $30 million of the net proceeds of this offering to retire other indebtedness, with the balance of the proceeds to be available for general corporate purposes. Pending such uses, the Company will invest the net proceeds in short-term, investment grade securities. The Company intends to use any excess proceeds and available borrowing capacity to pursue its business strategy, including acquisitions and capital projects.

                                       11

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents, consolidated short-term debt and capitalization of the Company and its subsidiaries as of March 31, 1996 (i) on a historical basis, (ii) giving pro forma effect to the acquisition of Quitral-Co and related financing transactions and (iii) giving pro forma effect to the transactions described in (ii) as adjusted to give effect to the issuance and sale of the Common Stock offered hereby for assumed net proceeds to the Company of $73.8 million (based on an assumed offering price of $15.625 per share and deduction of estimated underwriting discounts and offering expenses payable by the Company) and the application of $25 million of such proceeds to reduce indebtedness as described under "Use of Proceeds."

                                                AS OF MARCH 31, 1996
                                       ---------------------------------------
                                                                    PRO FORMA
                                         ACTUAL      PRO FORMA     AS ADJUSTED
                                       -----------   ----------    -----------
                                                   (IN THOUSANDS)
CASH AND CASH EQUIVALENTS............  $    74,659   $   6,240      $  31,040(1)
                                       ===========   =========     ===========
SHORT-TERM DEBT AND CURRENT
  MATURITIES OF LONG-TERM DEBT.......  $    11,858   $  41,496      $  25,996
                                       ===========   =========     ===========
LONG-TERM DEBT
     6 1/4% Convertible Subordinated
       Debentures due 2006...........  $    80,500   $  80,500      $  80,500
     Limited-recourse secured term
       loans.........................       38,037      38,037         38,037
     Secured term loans..............        5,500       5,500             --
     Notes payable...................        9,175      28,554         24,554
     Bank credit facilities..........           --      37,167         37,167
                                       -----------   ----------    -----------
          Total long-term debt.......      133,212     189,758        180,258
                                       -----------   ----------    -----------
SHAREHOLDERS' EQUITY
     Preferred Stock, no par value,
       5,000,000 shares authorized;
       no shares issued or
       outstanding...................           --          --             --
     Common Stock, no par value,
       40,000,000 shares authorized;
       25,073,876 shares issued and
       25,019,656 shares outstanding,
       actual; 30,073,876 shares
       issued and 30,019,656 shares
       outstanding, as adjusted(2)...            1           1              1
     Paid-in capital.................       96,877      96,877        170,677
     Treasury stock..................         (191)       (191)          (191)
     Retained earnings...............       38,458      38,458         38,458
                                       -----------   ----------    -----------
          Total shareholders'
          equity.....................      135,145     135,145        208,945
                                       -----------   ----------    -----------
               Total
               capitalization........  $   268,357   $ 324,903      $ 389,203
                                       ===========   =========     ===========
- ------------
(1) After giving effect to $24 million of capital expenditures for the Company's offshore fleet and Quitral-Co operations. See "Use of Proceeds."

(2) Does not include 6,571,428 shares issuable upon conversion of the Company's 6 1/4% Convertible Subordinated Debentures due 2006 and 2,436,150 shares reserved for issuance upon exercise of outstanding stock options and warrants.

                                       12

                    UNAUDITED PRO FORMA FINANCIAL STATEMENTS

     The unaudited pro forma balance sheet as of March 31, 1996 and the unaudited pro forma statements of operations for the three months ended March 31, 1996 and the year ended December 31, 1995 give effect to the acquisition of Quitral-Co by the Company and the related financing transactions, as described in Note 1 to the unaudited pro forma financial statements.

     The historical balance sheet and results of operations for the Company have been derived from the Company's consolidated financial statements included elsewhere in this Prospectus. The historical balance sheet and results of operations for Quitral-Co have been derived from Quitral-Co's consolidated financial statements. The unaudited pro forma balance sheet has been prepared assuming that the acquisition of Quitral-Co by the Company and the related financing transactions were consummated as of March 31, 1996. The unaudited pro forma statements of operations have been prepared assuming the acquisition of Quitral-Co by the Company and the related financing transactions were consummated as of January 1, 1995.

     The unaudited pro forma financial statements and the pro forma adjustments have been prepared on the basis of U.S. generally accepted accounting principles and are based upon available information and certain assumptions and estimates described in the notes to the unaudited pro forma financial statements that management of the Company believes are reasonable. The unaudited pro forma financial statements do not purport to represent what the Company's financial position or results of operations actually would have been had the acquisition of Quitral-Co and the related financing transactions in fact occurred on the dates indicated or to project the Company's financial position or results of operations for any future date or period. Furthermore, the unaudited pro forma financial statements do not reflect changes that may occur as the result of post-combination activities and other matters.

     The unaudited pro forma financial statements and the notes thereto should be read in conjunction with the historical financial statements of the Company, including the notes thereto and the historical financial statements of Quitral-Co, including the notes thereto, all of which are included elsewhere in this Prospectus.

                                       13

                       UNAUDITED PRO FORMA BALANCE SHEET
                              AS OF MARCH 31, 1996
                                 (IN THOUSANDS)

                                              HISTORICAL
                                       ------------------------
                                          PRIDE     QUITRAL-CO    ADJUSTMENTS      PRO FORMA
                                       -----------  -----------   -----------      ---------

                                           ASSETS

CURRENT ASSETS
     Cash and cash equivalents.......  $    74,659  $     1,581   $   40,000 (A)   $   6,240
                                                                    (110,000)(B)
     Short-term investments..........           52        5,960                        6,012
     Trade receivables, net..........       43,946       33,257                       77,203
     Parts and supplies..............       10,545       14,621       (4,500)(B)      20,666
     Deferred income taxes...........        1,569        1,372                        2,941
     Other current assets............       10,196        8,173                       18,369
                                       -----------  -----------                    ---------
          Total current assets.......      140,967       64,964                      131,431
                                       -----------  -----------                    ---------
PROPERTY AND EQUIPMENT, NET..........      188,265       66,965       96,098 (B)     351,328
GOODWILL AND OTHER INTANGIBLES,
  NET................................        3,509      --                             3,509
OTHER ASSETS.........................        7,827        4,441                       12,268
                                       -----------  -----------                    ---------
                                       $   340,568  $   136,370                    $ 498,536
                                       ===========  ===========                    =========

                            LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
     Accounts payable................  $    21,759  $    15,166                    $  36,925
     Accrued expenses................       14,774       14,946   $    5,500 (B)      35,220
     Current portion of long-term
       debt..........................       11,858       11,338        6,300 (A)      41,496
                                                                      12,000 (B)
                                       -----------  -----------                    ---------
          Total current
            liabilities..............       48,391       41,450                      113,641
                                       -----------  -----------                    ---------
OTHER LONG-TERM LIABILITIES..........        4,199        9,454                       13,653
LONG-TERM DEBT, NET OF CURRENT
  PORTION............................       52,712        4,846       33,700 (A)     109,258
                                                                      18,000 (B)
CONVERTIBLE SUBORDINATED
DEBENTURES...........................       80,500      --                            80,500
DEFERRED INCOME TAXES................       19,621        1,218       25,500 (B)      46,339
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Common stock....................            1       36,747      (36,747)(B)           1
     Paid-in capital.................       96,877       24,953      (24,953)(B)      96,877
     Treasury stock, at cost.........         (191)     --                              (191)
     Retained earnings...............       38,458       17,702      (17,702)(B)      38,458
                                       -----------  -----------                    ---------
          Total shareholders'
            equity...................      135,145       79,402                      135,145
                                       -----------  -----------                    ---------
                                       $   340,568  $   136,370                    $ 498,536
                                       ===========  ===========                    =========

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                                       14

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                   FOR THE THREE MONTHS ENDED MARCH 31, 1996
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                              HISTORICAL
                                       -----------------------
                                         PRIDE      QUITRAL-CO    ADJUSTMENTS     PRO FORMA
                                       ----------   ----------    -----------     ----------
REVENUES.............................  $   66,235    $ 47,410                     $ 113,645
                                       ----------   ----------                    ----------
COSTS AND EXPENSES
     Operating costs.................      47,946      37,001                        84,947
     Depreciation and amortization...       4,774       2,847       $   400(C)        8,021
     Selling, general and
       administrative................       8,157       2,871          (500)(D)      10,528
                                       ----------   ----------                    ----------
          Total costs and expenses...      60,877      42,719                       103,496
                                       ----------   ----------                    ----------
EARNINGS FROM OPERATIONS.............       5,358       4,691                        10,149
OTHER INCOME (EXPENSE)
     Other income (expense)..........         227        (389)                         (162 )
     Interest income.................         774         242                         1,016
     Interest expense................      (2,554)       (294)         (375)(E)      (4,661 )
                                                                     (1,438)(F)
                                       ----------   ----------                    ----------
          Total other expense, net...      (1,553)       (441)                       (3,807 )
                                       ----------   ----------                    ----------
EARNINGS BEFORE INCOME TAXES                3,805       4,250                         6,342
INCOME TAX PROVISION.................       1,025       1,091          (589)(G)       1,527
                                       ----------   ----------                    ----------
NET EARNINGS                           $    2,780    $  3,159                     $   4,815
                                       ==========    =========                    =========
NET EARNINGS PER SHARE
     Primary.........................  $     0.11                                 $    0.18
                                       ==========                                 =========
     Fully Diluted...................  $     0.11                                 $    0.17
                                       ==========                                 =========
WEIGHTED AVERAGE COMMON SHARES AND
  EQUIVALENTS OUTSTANDING
     Primary.........................      26,094                                    26,094
                                       ==========                                 =========
     Fully Diluted...................      31,051                     1,871(I)       32,922
                                       ==========                                 =========

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                                       15

                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                 HISTORICAL
                                          ------------------------
                                             PRIDE      QUITRAL-CO    ADJUSTMENTS     PRO FORMA
                                          -----------   ----------    -----------     ---------
REVENUES................................  $   263,599   $  194,564                    $ 458,163
                                          -----------   ----------                    ---------
COSTS AND EXPENSES
     Operating costs....................      188,252      157,985                      346,237
     Depreciation and amortization......       16,657        9,807     $   1,600(C)      28,064
     Selling, general and
       administrative...................       32,418        8,645        (2,000)(D)     39,063
                                          -----------   ----------                    ---------
          Total costs and expenses......      237,327      176,437                      413,364
                                          -----------   ----------                    ---------
EARNINGS FROM OPERATIONS................       26,272       18,127                       44,799
OTHER INCOME (EXPENSE)
     Other income (expense).............        1,687          (23)                       1,664
     Interest income....................          740          502                        1,242
     Interest expense...................       (6,276)      (5,945)       (4,450)(E)    (22,421)
                                                                          (5,750)(F)
                                          -----------   ----------                    ---------
          Total other expense, net......       (3,849)      (5,466)                     (19,515)
                                          -----------   ----------                    ---------
EARNINGS FROM CONTINUING OPERATIONS
  BEFORE
  INCOME TAXES..........................       22,423       12,661                       25,284
INCOME TAX PROVISION....................        7,064        3,867        (3,425)(G)      7,506
                                          -----------   ----------                    ---------
EARNINGS FROM CONTINUING OPERATIONS.....       15,359        8,794                       17,778
EARNINGS FROM DISCONTINUED OPERATIONS...      --             2,100        (2,100)(H)     --
                                          -----------   ----------                    ---------
NET EARNINGS............................  $    15,359   $   10,894                    $  17,778
                                          ===========   ==========                    =========
NET EARNINGS PER SHARE
     Primary............................  $      0.60                                 $    0.70
                                          ===========                                 =========
     Fully Diluted......................  $      0.60                                 $    0.65
                                          ===========                                 =========
WEIGHTED AVERAGE COMMON SHARES AND
  EQUIVALENTS OUTSTANDING
     Primary............................       25,465                                    25,465
                                          ===========                                 =========
     Fully Diluted......................       25,840                      6,571(I)      32,411
                                          ===========                                 =========

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                                       16

               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1.  BACKGROUND

     In April 1996, the Company acquired all of the outstanding capital stock of Quitral-Co from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders for aggregate consideration of $140,000,000, consisting of $110,000,000 in cash and a note payable to the sellers for $30,000,000. The note payable bears interest at a variable rate of LIBOR plus 2% payable quarterly. Payments of principal are expected to be made in 30 monthly installments. Of the cash portion of the purchase price, $70,000,000 was funded from the Company's working capital and $40,000,000 from the net proceeds from two new long-term financing arrangements with three lending institutions. Borrowings under these arrangements, which are collateralized by substantially all of the Company's domestic land-based rig fleet and ancillary equipment, bear interest at a variable rate of prime plus 1/2% and are repayable in monthly installments of principal and interest over a five to six year period.

     In January 1996, the Company completed the public sale of $80,500,000 principal amount of 6 1/4% Convertible Subordinated Debentures due 2006, which resulted in net proceeds to the Company of approximately $77,585,000. Approximately $10,000,000 of such net proceeds were used to repay outstanding indebtedness. The remainder of such net proceeds was used to fund various capital projects, including the acquisition of Quitral-Co.

2.  BASIS OF PRESENTATION

     The accompanying unaudited pro forma balance sheet has been prepared assuming the acquisition of Quitral-Co by the Company and the related financing transactions were consummated as of March 31, 1996. The unaudited pro forma statements of operations have been prepared assuming the acquisition of Quitral-Co by the Company and the related financing transactions were consummated as of January 1, 1995.

     Net earnings per share have been computed based on the weighted average number of common shares and common share equivalents outstanding during the applicable period, assuming that the sale by the Company of its 6 1/4% Convertible Subordinated Debentures due 2006 was completed on January 1, 1995. Common share equivalents include the number of shares issuable upon the exercise of stock options and warrants, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method.

3.  PRO FORMA ADJUSTMENTS

     The unaudited pro forma financial statements reflect the following pro forma adjustments related to the acquisition of Quitral-Co by the Company and the related financing transactions:

     (A) Receipt of aggregate net proceeds of $40,000,000 from two new financing arrangements.

     (B) Acquisition of Quitral-Co by the Company for $110,000,000 in cash and a note payable to the sellers for $30,000,000. Adjustments to reflect the acquisition include elimination of the equity accounts of Quitral-Co and allocation of the purchase price to property and equipment, based on the fair market value of such property and equipment. Also, as part of the acquisition, the Company estimates that it will make the following accruals: (i) $25,500,000 of deferred income taxes; (ii) $4,500,000 to adjust the recorded amount of parts and supplies to estimated realizable value based upon the Company's maintenance and stocking practices; (iii) $4,000,000 for dismissal benefits due to Quitral-Co employees to be terminated; and (iv) $1,500,000 for other transaction-related expenses.

     (C) Estimated increase in depreciation and amortization expense resulting from allocation of the purchase cost to the assets acquired and application of the Company's depreciation policies to such assets.

     (D) Estimated reduction in general and administrative expenses resulting from combination of duplicate administrative functions, reduction in personnel and other administrative efficiencies.

                                       17

     (E) Estimated increase in interest expense due to issuance and sale of $80,500,000 principal amount of 6 1/4% Convertible Subordinated Debentures due 2006, less estimated decrease in interest expense on $10,000,000 of debt retired with a portion of the net proceeds from such debentures.

     (F) Estimated increase in interest expense resulting from $40,000,000 of net borrowings pursuant to two new financing arrangements entered into in connection with the acquisition of Quitral-Co by the Company and addition of a $30,000,000 note payable to the sellers.

     (G) Estimated income tax effects of the pro forma adjustments included herein, based on an estimated combined effective U.S. federal and state income tax rate of 36% and an estimated effective Argentine income tax rate of 30%.

     (H) Elimination of earnings from discontinued operations of Quitral-Co which were not acquired by the Company.

     (I) Estimated increase in weighted average common shares and equivalents outstanding for fully diluted earnings per share calculation purposes, due to issuance and sale of $80,500,000 principal amount of the Company's 6 1/4% Convertible Subordinated Debentures due 2006, which are convertible at a price of $12.25 per share.

                                       18

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected consolidated financial information as of December 31, 1994 and 1995, and for each of the three years in the period ended December 31, 1995, has been derived from the audited consolidated financial statements of the Company included elsewhere herein. This information should be read in conjunction with such consolidated financial statements and the notes thereto. The selected income statement and balance sheet data for the three-month periods as of or ended March 31, 1995 and 1996 have been derived from the unaudited consolidated financial statements of the Company included elsewhere herein, which include all adjustments, consisting of normal, recurring adjustments, that the Company considers necessary for a fair presentation of its financial position and results of operations for these periods. Operating results for the three-month period ended March 31, 1996 are not necessarily indicative of the results that may be expected for the entire year. The selected consolidated financial information as of December 31, 1991, 1992 and 1993, and for each of the two years in the period ended December 31, 1992, has been derived from audited consolidated financial statements of the Company which are not included herein. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                                                                                                       THREE MONTHS
                                                                                                           ENDED
                                                        YEAR ENDED DECEMBER 31,                          MARCH 31,
                                       ----------------------------------------------------------  ----------------------
                                          1991        1992        1993        1994        1995        1995        1996
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $  112,224  $  101,382  $  127,099  $  182,336  $  263,599  $   62,512  $   66,235
Operating costs......................      87,700      83,829     100,305     139,653     188,252      45,171      47,946
Depreciation and amortization........       5,861       5,649       6,407       9,550      16,657       3,578       4,774
Selling, general and
  administrative.....................      13,825      14,076      17,572      25,105      32,418       8,042       8,157
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings (loss) from operations......       4,838      (2,172)      2,815       8,028      26,272       5,721       5,358
Other income (expense)...............         880         813         504         106      (3,849)     (1,112)     (1,553)
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Earnings (loss) before income taxes
  and cumulative effect of change in
  accounting for income taxes........       5,718      (1,359)      3,319       8,134      22,423       4,609       3,805
Income tax provision (benefit).......       2,199        (517)      1,214       1,920       7,064       1,597       1,025
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net earnings (loss) before cumulative
  effect of change in accounting for
  income taxes.......................       3,519        (842)      2,105       6,214      15,359       3,012       2,780
Cumulative effect of change in
  accounting for income taxes........      --          --           3,835      --          --          --          --
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net earnings (loss)..................  $    3,519  $     (842) $    5,940  $    6,214  $   15,359  $    3,012  $    2,780
                                       ==========  ==========  ==========  ==========  ==========  ==========  ==========
Net earnings (loss) per share before
  cumulative effect of change in
  accounting for income taxes........  $     0.22  $    (0.05) $     0.13  $     0.30  $     0.60  $     0.12  $     0.11
Cumulative effect of change in
  accounting for income taxes........      --          --            0.23      --          --          --          --
                                       ----------  ----------  ----------  ----------  ----------  ----------  ----------
Net earnings (loss) per share........  $     0.22  $    (0.05) $     0.36  $     0.30  $     0.60  $     0.12  $     0.11
                                       ==========  ==========  ==========  ==========  ==========  ==========  ==========
Weighted average common shares and
  equivalents outstanding............      16,354      16,245      16,487      20,795      25,465      24,675      26,094
OTHER FINANCIAL DATA:
EBITDA(1)............................  $   10,800  $    3,482  $    9,087  $   17,273  $   44,616  $    9,309  $   10,359
BALANCE SHEET DATA (AT END OF
  PERIOD):
Working capital......................  $   25,983  $   29,989  $   21,758  $   26,640  $   31,302  $   29,144  $   92,576
Property and equipment, net..........      46,424      45,084      62,823     139,899     178,488     160,385     188,265
Total assets.........................      89,819      94,842     109,981     205,193     257,605     233,091     340,568
Long-term debt, net of current
  portion............................       4,908       3,648         200      42,096      61,136      58,207      52,712
Convertible subordinated
  debentures.........................      --          --          --          --          --          --          80,500
Shareholders' equity.................      62,376      61,774      69,126     111,385     131,239     115,397     135,145

- ------------
(1) EBITDA (earnings before interest, taxes, depreciation and amortization) is presented here to provide additional information about the Company's operations. EBITDA should not be considered as an alternative to net income as an indicator of the Company's operating performance or as an alternative to cash flows as a better measure of liquidity.

                                       19

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

GENERAL

     The following discussion and analysis should be read in conjunction with the Company's consolidated financial statements and pro forma financial statements, including the notes thereto, included elsewhere in this Prospectus or incorporated by reference herein.

     Increases and decreases in domestic well servicing activity historically have had a significant correlation with changes in oil and natural gas prices. International well servicing activity is also affected by fluctuations in oil and natural gas prices, but historically to a lesser extent than domestic activity. International well servicing contracts are typically for terms of one year or more, while domestic contracts are typically entered into for one or multiple wells. Accordingly, international well servicing activities generally are not as sensitive to short-term changes in oil and gas prices as domestic operations.

     Since 1993, the Company has entered into a number of transactions that have significantly expanded the Company's operations, including the following:

      o In a series of transactions from mid-1993 through May 1996, the Company acquired established businesses in Argentina, Venezuela and Colombia and deployed 35 rigs from its U.S. land-based fleet to Argentina, Venezuela and Russia.

      o In June 1994, the Company acquired the largest fleet of platform workover rigs, consisting of 22 units, in the Gulf of Mexico. Two additional platform rigs were constructed and added to the fleet, one in September 1995 and the other in April 1996 (replacing a rig then retired from the fleet).

      o In January 1995, the Company commenced operation of two drilling/workover barge rigs on Lake Maracaibo, Venezuela. The barge rigs were constructed during 1994 pursuant to ten-year operating contracts entered into with Lagoven, S.A. ("Lagoven"), a subsidiary of the Venezuelan national oil company.

      o In March 1995, the Company acquired X-Pert Enterprises, Inc. ("X-Pert"), which operates 35 well servicing rigs in New Mexico.

      o In April 1996, the Company acquired Quitral-Co from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders. Quitral-Co operates 23 drilling and 57 workover rigs in Argentina and seven drilling and 23 workover rigs in Venezuela. For its fiscal year ended June 30, 1995 and the nine-month period ended March 31, 1996, Quitral-Co's consolidated revenues were approximately $175 million and $150 million, respectively. The acquisition has been accounted for as a purchase, effective April 30, 1996.

                                       20

RESULTS OF OPERATIONS -- HISTORICAL

     The following tables set forth selected consolidated financial information of the Company by operating segment for the periods indicated:

                                                                                THREE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,               MARCH 31,
                                       -------------------------------------  ----------------------
                                          1993         1994         1995         1995        1996
                                       -----------  -----------  -----------  ----------  ----------
                                                              (IN THOUSANDS)
REVENUES:
     Domestic land...................  $   105,865  $    95,860  $   113,115  $   26,753  $   27,861
     Domestic offshore...............      --            23,441       49,595      13,058      12,376
     International...................       21,234       63,035      100,889      22,701      25,998
                                       -----------  -----------  -----------  ----------  ----------
          Total revenues.............  $   127,099  $   182,336  $   263,599  $   62,512  $   66,235
                                       ===========  ===========  ===========  ==========  ==========
EARNINGS FROM OPERATIONS:
     Domestic land...................  $     1,307  $     1,184  $     6,857  $    1,163  $    1,097
     Domestic offshore...............      --             3,304        6,785       1,873       1,221
     International...................        1,508        3,540       12,630       2,685       3,040
                                       -----------  -----------  -----------  ----------  ----------
          Total earnings from
          operations.................  $     2,815  $     8,028  $    26,272  $    5,721  $    5,358
                                       ===========  ===========  ===========  ==========  ==========

                                                                               THREE MONTHS ENDED
                                            YEAR ENDED DECEMBER 31,                MARCH 31,
                                        --------------------------------      --------------------
                                          1993        1994        1995          1995        1996
                                        --------    --------    --------      --------    --------
REVENUES:
     Domestic land...................      83.3%       52.6%       42.9%         42.8%       42.0%
     Domestic offshore...............     --           12.9        18.8          20.9        18.7
     International...................      16.7        34.5        38.3          36.3        39.3
                                        --------    --------    --------      --------    --------
          Total revenues.............     100.0%      100.0%      100.0%        100.0%      100.0%
                                        ========    ========    ========      ========    ========
EARNINGS FROM OPERATIONS:
     Domestic land...................      46.4%       14.7%       26.1%         20.3%       20.5%
     Domestic offshore...............     --           41.2        25.8          32.7        22.8
     International...................      53.6        44.1        48.1          47.0        56.7
                                        --------    --------    --------      --------    --------
          Total earnings from
            operations...............     100.0%      100.0%      100.0%        100.0%      100.0%
                                        ========    ========    ========      ========    ========

  THREE MONTHS ENDED MARCH 31, 1996 COMPARED TO THREE MONTHS ENDED MARCH 31,
1995.

     REVENUES. Revenues for the three months ended March 31, 1996 increased $3,723,000, or 6%, as compared to the corresponding period in 1995. Of this increase, $3,297,000 was a result of expansion of the Company's international operations. Revenues from domestic land operations increased $1,108,000, as a result of the acquisition of X-Pert in March 1995, partially offset by reduced activity in the domestic land-based workover rig market. Without X-Pert, revenues from domestic land operations would have declined because of such reduced activity. Revenues attributable to domestic offshore operations decreased $682,000 due primarily to lower utilization of the Company's offshore platform workover rigs.

     OPERATING COSTS. Operating costs for the three months ended March 31, 1996 increased $2,775,000 or 6%, as compared to the corresponding period in 1995. Of this increase, $2,135,000 was a result of expansion of the Company's international operations and $1,024,000 was attributable to domestic land operations, due to the addition of X-Pert. Operating costs related to domestic offshore operations decreased $384,000 due to the lower utilization as discussed above.

                                       21

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the three months ended March 31, 1996 increased $1,196,000, or 33%, as compared to the corresponding period in 1995, primarily as a result of expansion of the Company's international and domestic offshore asset base.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the three months ended March 31, 1996 increased $115,000, or 1%, as compared to the corresponding period in 1995. As a percentage of revenues, however, total selling, general and administrative costs declined to 12% for the first quarter of 1996 from 13% for the first quarter of 1995 as such costs have been spread over a larger revenue base.

     EARNINGS FROM OPERATIONS. Earnings from operations for the three months ended March 31, 1996 decreased by $363,000, or 6%, as compared to the corresponding period in 1995. The decrease in earnings from operations was primarily attributable to moderately lower than expected utilization for the Company's offshore platform workover rigs as well as reduced activity in the domestic land-based workover rig market.

     OTHER INCOME (EXPENSE). Other income (expense) for the first quarter of 1996 included gains from asset sales, foreign exchange transactions and other sources. Interest income increased to $774,000 for the three months ended March 31, 1996 from $125,000 for the corresponding 1995 period due to an increase in cash available for investment as the Company completed the public sale of $80,500,000 principal amount of convertible subordinated debentures in January 1996, which resulted in net proceeds to the Company of approximately $77,585,000. Interest expense for the three months ended March 31, 1996 increased by $1,307,000 over the corresponding 1995 period, as a result of interest on the convertible subordinated debentures and borrowings related to acquisitions and other additions to property and equipment.

     INCOME TAX PROVISION. The Company's consolidated effective income tax rate for the three months ended March 31, 1996 was approximately 27%, as compared to approximately 35% for the corresponding period in 1995. The decrease is primarily attributable to the recognition in the first quarter of 1996 of current tax benefits from the utilization of approximately $638,000 of foreign net operating loss carryforwards. The Company had previously provided a valuation allowance for the tax benefits of such foreign net operating loss carryforwards.

  YEAR ENDED DECEMBER 31, 1995 COMPARED TO YEAR ENDED DECEMBER 31, 1994

     REVENUES. Revenues for the year ended December 31, 1995 increased $81,263,000, or 45%, as compared to the year ended December 31, 1994. Of this increase, $37,854,000 was attributable to the Company's international operations. The Company experienced increased activity levels in Argentina, Venezuela and Russia, due primarily to the utilization of additional assets deployed in those areas. The Company's offshore operations, which were acquired in mid-1994, accounted for $26,154,000 of the increase, as those operations were included for a full year in 1995. Revenues from the Company's domestic land-based operations increased $17,255,000, due primarily to the addition of X-Pert in March 1995.

     OPERATING COSTS. Operating costs for the year ended December 31, 1995 increased $48,599,000, or 35%, as compared to the year ended December 31, 1994. Of this increase, $21,957,000 was attributable to the Company's international operations, due to expansion of those operations, as discussed above, $17,285,000 was attributable to a full year of operations for the Company's offshore operations, and $9,357,000 was attributable to the Company's domestic land-based operations. The Company's domestic land-based operations experienced improved operating margins as a result of extensive cost-cutting efforts, improved safety performance and reduced insurance costs (attributable to both reduced rates and improved claims experience).

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 1995 increased $7,107,000, or 74%, as compared to the year ended December 31, 1994, primarily as a result of expansion of the Company's domestic offshore and international asset base.

                                       22

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1995 increased $7,313,000, or 29%, as compared to the year ended December 31, 1994, primarily as a result of the inclusion of such costs related to acquired businesses. As a percentage of revenues, total selling, general and administrative expenses declined to approximately 12% in 1995 from approximately 14% in 1994.

     EARNINGS FROM OPERATIONS. The Company generated earnings from operations for the year ended December 31, 1995 of $26,272,000. Of this amount, $12,630,000 was generated from international operations, $6,785,000 was generated from domestic offshore operations and $6,857,000 was generated from domestic land-based operations. During 1994, international operations generated earnings from operations of $3,540,000, domestic offshore operations generated earnings from operations of $3,304,000, and domestic land-based operations generated earnings from operations of $1,184,000.

     OTHER INCOME (EXPENSE). Other income (expense) for the year ended December 31, 1995 included a gain of $1,049,000 from the insurance recovery relating to the loss of a domestic land rig, and other miscellaneous gains of $638,000 from asset sales, other insurance recoveries, foreign exchange transactions and other sources. Interest income increased to $740,000 for the year ended December 31, 1995 from $618,000 in 1994 due to an increase in cash available for investment. Interest expense for the year ended December 31, 1995 increased by $6,069,000 from 1994, as a result of borrowings related to the project financing of the Company's two drilling/workover barge rigs, acquisitions and other additions to property and equipment.

     INCOME TAX PROVISION. The Company's consolidated effective income tax rate for the year ended December 31, 1995 increased to approximately 32% from approximately 24% for the year ended December 31, 1994, primarily as a result of the recognition in 1994 of current tax benefits from the utilization of approximately $3,000,000 of foreign net operating loss carryforwards. The Company recognized no such tax benefits from the utilization of foreign net operating loss carryforwards in 1995.

  YEAR ENDED DECEMBER 31, 1994 COMPARED TO YEAR ENDED DECEMBER 31, 1993

     REVENUES. Revenues for the year ended December 31, 1994 increased $55,237,000, or 43%, as compared to the corresponding period in 1993. Of this increase, $41,801,000 was attributable to the Company's international operations. The Company's expansion into Argentina and Venezuela did not begin until July 1993, while such operations generated revenues for all of 1994. The addition of the Company's domestic offshore operations in mid-1994 accounted for $23,441,000 of the increase. These increases were partially offset by a $10,005,000 decline in revenues as a result of a reduction in hours worked due to weaker demand for the Company's domestic land operations.

     OPERATING COSTS. Operating costs for the year ended December 31, 1994 increased $39,348,000, or 39%, as compared to the corresponding period in 1993. Of this increase, $31,636,000 was attributable to the Company's international operations and $16,875,000 was a result of the addition of the Company's offshore operations. These increases were partially offset by a $9,163,000 decline in operating costs as a result of reduced activity for the Company's domestic land operations.

     DEPRECIATION AND AMORTIZATION. Depreciation and amortization for the year ended December 31, 1994 increased $3,143,000, or 49%, as compared to the corresponding period in 1993, primarily as a result of provisions for recently acquired domestic offshore and international assets.

     SELLING, GENERAL AND ADMINISTRATIVE. Selling, general and administrative expenses for the year ended December 31, 1994 increased $7,533,000, or 43%, as compared to the corresponding period in 1993, primarily as a result of the inclusion of such costs for acquired domestic offshore and international operations, offset somewhat by a decrease in such costs for domestic land operations. As a percentage of revenues, total selling, general and administrative expenses remained constant from 1993 to 1994 at approximately 14%.

     EARNINGS FROM OPERATIONS. The Company generated earnings from operations for the year ended December 31, 1994 of $8,028,000. Of this amount, $3,540,000 was generated from international operations (despite a loss from operations in Russia of $1,172,000), $3,304,000 was generated from

                                       23

domestic offshore operations and $1,184,000 was generated from domestic land-based operations. For the corresponding period in 1993, domestic land operations generated earnings from operations of $1,307,000 and international operations generated earnings from operations of $1,508,000, including earnings of $462,000 from Russian operations.

     OTHER INCOME (EXPENSE). Other income (expense) for the year ended December 31, 1994 consisted principally of net foreign currency translation losses of $362,000 resulting from the devaluation of the Venezuelan bolivar, partially offset by other miscellaneous income items. Interest expense of $207,000 for the twelve months ended December 31, 1994 resulted from debt related to the Company's newly acquired domestic offshore operations and other short-term working capital borrowings. During the year ended December 31, 1994, the Company capitalized $458,000 of interest expense in connection with construction projects, primarily the construction of the two workover/drilling barge rigs sent to Venezuela. During the corresponding period of 1993, the Company had no such borrowings or interest expense.

     INCOME TAX PROVISION. The Company's consolidated effective income tax rate for the year ended December 31, 1994 declined to approximately 24% from approximately 37%, before the cumulative effect of a change in accounting for income taxes, for the corresponding period in 1993, primarily as a result of the recognition of current tax benefits from the utilization of approximately $3,000,000 of foreign net operating loss carryforwards.

QUITRAL-CO ACQUISITION

     On April 30, 1996, the Company completed the acquisition of Quitral-Co from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders for aggregate consideration of $140,000,000, consisting of $110,000,000 in cash and a $30,000,000 installment note. Quitral-Co is the largest drilling and workover contractor in Argentina, where it operates 23 drilling and 57 workover rigs. Quitral-Co also has significant operations in Venezuela, where it operates seven drilling and 23 workover rigs. Of the cash portion of the purchase price, $70,000,000 was funded from the Company's working capital and $40,000,000 from the net proceeds of two new financing arrangements with three lenders.

     The following table presents summary historical financial information and other data for Quitral-Co, prepared in accordance with Argentine generally accepted accounting principles. The summary historical financial information should be read in conjunction with the historical financial statements of Quitral-Co included elsewhere in this Prospectus.

                                                                    NINE MONTHS ENDED
                                           YEAR ENDED JUNE 30,          MARCH 31,
                                          ----------------------  ----------------------
                                             1994        1995        1995        1996
                                          ----------  ----------  ----------  ----------
                                             (IN THOUSANDS OF        (IN THOUSANDS OF
                                            CONSTANT ARGENTINE      ARGENTINE PESOS)(1)
                                               PESOS AS OF
                                              JUNE 30, 1995)
Net sales...............................     143,178     175,313     127,072     148,650
Costs and expenses:
     Cost of sales......................     126,516     158,767     115,582     132,125
     Operating expenses.................       7,875      11,624       9,167       8,569
     Other income, net..................         800         620         (69)     (4,437)
     Financial income and holding
       (gains) losses, net..............         271       3,709       4,031        (417)
                                          ----------  ----------  ----------  ----------
Income (loss) from continuing operations
  before income tax.....................       7,716         593      (1,639)     12,810
Income tax..............................      (2,528)     (4,044)     (3,795)     (3,927)
                                          ----------  ----------  ----------  ----------
Income (loss) from continuing
  operations............................       5,188      (3,451)     (5,434)      8,883
                                          ==========  ==========  ==========  ==========

- ------------
(1) According to a resolution adopted by the Inspeccion General de Justicia (governmental regulatory agency for non-public companies), restatement in constant money has been computed only until August 31, 1995. See Note 3 to the March 31, 1996 unaudited financial statements of Quitral-Co.

                                       24

     The following is a discussion of the summary historical financial information and other data for Quitral-Co.

  YEAR ENDED JUNE 30, 1995 COMPARED TO YEAR ENDED JUNE 30, 1994

     Net sales of 175.3 million pesos for the year ended June 30, 1995 increased
32.1 million pesos, or 22.4%, from 143.2 million pesos for the year ended June 30, 1994. This increase was primarily attributable to an increase of 18.9 million pesos, or 14%, in Argentina due principally to improved utilization of Quitral-Co's rig fleet corresponding to generally improved oil and gas exploration and production activities during the period. Net sales from Venezuelan operations increased 13.2 million pesos, or 172%, during the year ended June 30, 1995. This increase is attributable primarily to Quitral-Co's owning the Venezuelan business for the entire 1995 fiscal period as compared to only seven months during the 1994 fiscal period. Additionally, the Venezuelan rig fleet was increased by eleven rigs during the 1995 fiscal year in response to strong demand, particularly from private sector operators.

     The loss from continuing operations of 3.5 million pesos for the year ended June 30, 1995 consisted of income of 3.2 million pesos from Argentine operations and a loss of 6.7 million pesos from Venezuelan operations. The income from operations of 5.2 million pesos for the corresponding prior year consisted of income of 6.4 million pesos from Argentine operations and a loss of 1.2 million pesos from Venezuelan operations. During the year ended June 30, 1995, Quitral-Co incurred substantial expenses in connection with a major restructuring of its recently acquired Venezuelan business. It acquired the remaining 30% of the ownership of the entity and assumed full operating control of the business. Major costs incurred included those to repair and upgrade rigs and facilities, to terminate management and other employees and to settle other obligations and commitments that originated prior to Quitral-Co's assuming control over the business. The income from the Argentine operations decreased
3.2 million pesos in the year ended June 30, 1995 despite increased revenues primarily because (i) financial expense increased 3.4 million pesos due to increased borrowings primarily utilized to finance an increase of the Company's investment in Venezuela and deployment of rigs to that market, and (ii) salaries and benefits costs increased. Also, no benefit could be recognized in Argentina for tax losses originating in Venezuela in the period.

  NINE MONTHS ENDED MARCH 31, 1996 COMPARED TO NINE MONTHS ENDED MARCH 31, 1995

     Net sales of 148.7 million pesos for the nine months ended March 31, 1996 increased 21.6 million pesos, or 17%, from 127.1 million pesos for the nine months ended March 31, 1995. This increase was primarily attributable to an increase in net sales from Venezuelan operations of 16.2 million pesos, or 118%, during the nine months ended March 31, 1996, primarily due to expansion of the Venezuelan rig fleet from 12 rigs at March 31, 1995 to 28 rigs at March 31, 1996, corresponding to strong demand from Venezuelan customers, particularly private sector operators. Also, net sales from Argentine operations increased
5.4 million pesos, or 5%, due to improved utilization of Quitral-Co's rig fleet corresponding to generally increased oil and gas exploration and production activities during the period.

     Income from continuing operations of 8.9 million pesos for the nine months ended March 31, 1996 consisted of 3.9 million pesos from Argentine operations and 5.0 million pesos from Venezuelan operations. The operating loss of 5.4 million pesos for the corresponding prior period consisted of 2.2 million pesos income from Argentine operations and 7.6 million pesos loss from Venezuelan operations. During the latter part of 1994, Quitral-Co incurred substantial expenses in connection with a major restructuring of its recently acquired Venezuelan business as described above. The improved income from continuing operations in Argentina was a direct result of increased rig utilization during the period.

LIQUIDITY AND CAPITAL RESOURCES

     The Company had net working capital of $92,576,000 and $31,302,000 at March 31, 1996 and December 31, 1995, respectively. The Company's current ratio was
2.9 to 1.0 at March 31, 1996 and 1.7 to 1.0 at December 31, 1995. In January 1996, the Company completed the public sale of

                                       25

$80,500,000 principal amount of convertible subordinated debentures, which resulted in net proceeds to the Company of approximately $77,585,000. Approximately $10,000,000 of such net proceeds has been used to repay outstanding indebtedness. The remainder of such net proceeds was used to fund a portion of the purchase price for Quitral-Co and various other capital projects. The Company purchased Quitral-Co for aggregate consideration of $140,000,000, consisting of $110,000,000 in cash and a $30,000,000 installment note. The note bears interest at LIBOR plus 2% payable quarterly and is expected to be repaid in 30 monthly installments. Of the cash portion of the purchase price, $70,000,000 was funded from the Company's working capital and $40,000,000 from the net proceeds from two new long-term financing arrangements with three lending institutions. Borrowings under these arrangements, which are collateralized by substantially all of the Company's domestic land-based rig fleet and ancillary equipment, bear interest initially at the prime rate plus 1/2% and are repayable in monthly installments of principal and interest over a five- to six-year period. The Company may elect to convert the borrowings to a fixed rate of interest at any time during the term. At March 31, 1996, on a pro forma basis after giving effect to the Quitral-Co acquisition and the related financing arrangements, the Company had working capital of $17,790,000 and its current ratio was 1.2 to 1.0. Management believes that the Company's available funds, including cash generated from operations and existing bank credit lines together with the proceeds of this offering, will be sufficient to fund its normal ongoing capital expenditure, working capital and debt service requirements.

     The Company is active in reviewing possible expansion and acquisition opportunities relating to all of its business segments. While the Company has no definitive agreements to acquire additional equipment, suitable opportunities may arise in the future. The timing, size or success of any acquisition effort and the associated potential capital commitments are unpredictable. From time to time, the Company has one or more bids outstanding for contracts that could require significant capital expenditures and mobilization costs. The Company expects to fund acquisitions and project opportunities primarily through a combination of working capital, cash flow from operations and full or limited recourse debt or equity financing.

     As of March 31, 1996, the Company had domestic bank commitments providing for guidance lines of credit of $18,000,000, against which letters of credit of $8,540,000 were outstanding. Substantially all of these letters of credit have been issued in favor of the Company's insurance carriers to guarantee payment of the Company's share of insured claims. As of March 31, 1996, the Company had accrued approximately $6,296,000 of claims liabilities, of which $3,510,000 was included in current liabilities and $2,786,000 was included in other long-term liabilities in the unaudited consolidated balance sheet. The Company has estimated the amount and timing of payment of these liabilities based on actuarial studies provided by the insurance carriers and past experience. Due to the nature of the Company's business and the structure of its insurance program, the occurrence of a significant event against which the Company is not fully insured, or a number of lesser events against which the Company is insured, but subject to substantial deductibles, could significantly impact the operating results of the Company for a given period.

     During 1994, the Company entered into long-term financing arrangements with two Japanese trading companies in connection with the construction and operation of two drilling/workover barge rigs. The loans are collateralized by the barge rigs and related charter contracts. At March 31, 1996, the outstanding balance of these loans was $41,504,000. The loans are being repaid from the proceeds of the related charter contracts in equal monthly installments of principal and interest through July 2004. In addition, a portion of the contract proceeds is being held in trust to assure the timely payment of future debt service obligations. At March 31, 1996, $2,435,000 of such contract proceeds are being held in trust as security for the lenders, and are not presently available for use by the Company.

     In connection with the operation, upgrading and expansion of its offshore platform rig fleet, the Company has established credit facilities with a lending institution in the aggregate amount of $30,000,000. As of March 31, 1996, $7,660,000 of secured term loans, $850,000 of secured revolving

                                       26

loans and $1,696,000 of working capital line of credit borrowings were outstanding pursuant to this facility.

     During the three months ended March 31, 1996, the Company spent approximately $7,111,000 on offshore assets, including: (i) construction of a new state-of-the-art diesel electric platform rig, (ii) major rig refurbishments and (iii) auxiliary equipment such as top-drive drilling systems and larger capacity pumps and generators, and improved living quarters. The Company is currently constructing two additional new platform rigs for an estimated aggregate cost of $11,500,000.

     In September 1995, the Company entered into an agreement with a financial institution for the sale and leaseback of up to $10,000,000 of equipment to be used in the Company's business. As of March 31, 1996, the Company had received proceeds of $5,500,000 pursuant to this facility relating to the construction of a new platform rig. The Company has annual purchase and lease renewal options at projected future fair market values under the agreement. The lease has been classified as an operating lease for financial statement purposes. Rentals on the initial transaction are $1,167,000 annually. The net book value of the equipment has been removed from the balance sheet and the excess of $483,000 realized on the transaction has been deferred and is being amortized as a reduction of the lease expense over the maximum lease term of five years. In April 1996, the amount of the facility was increased to $10,800,000 and $5,300,000 of proceeds was received by the Company in connection with the sale and leaseback of a second newly constructed platform rig.

     International rig refurbishment and deployment costs for the three months ended March 31, 1996 and 1995 were approximately $3,503,000 and $2,898,000, respectively. Capital expenditures related to the completion of the two drilling/workover barge rigs in the first quarter of 1995 were $2,543,000. Other international capital expenditures for the three months ended March 31, 1996 and 1995 were $1,301,000 and $1,082,000, respectively. Capital expenditures, including acquisitions, related to domestic land-based operations for the three months ended March 31, 1996 and 1995 were approximately $2,817,000 and $10,955,000, respectively.

CURRENCY FLUCTUATIONS

     Deterioration in economic conditions in Venezuela resulted in significant devaluation of the country's currency during the first half of 1994, which resulted in currency translation losses for the Company. These losses resulted principally from the translation of the net Venezuelan monetary assets (primarily, accounts receivable in excess of trade payables) at devaluing exchange rates from month to month.

     In the latter part of June 1994, the Venezuelan government imposed exchange control policies and established an official fixed exchange rate of 170 Venezuelan bolivars per U.S. dollar. This official rate was maintained for the remainder of 1994 and during the first three quarters of 1995. Accordingly, no currency translation losses resulted in those periods. In December 1995, the Venezuelan government devalued its currency by revising the official exchange rate to 290 Venezuelan bolivars per U.S. dollar. The December 1995 devaluation did not result in the recognition of any material currency translation gain or loss by the Company in its consolidated financial statements.

     In April 1996, the Venezuelan government removed exchange control restrictions and effectively allowed the bolivar to float relative to the U.S. dollar. As a result, the exchange rate for Venezuelan bolivars has declined to approximately 450-500 bolivars per U.S. dollar. The Company does not expect this recent devaluation to have any material impact on its consolidated results of operations. To a large extent, the Company avoided currency translation losses from these recent devaluations of the bolivar by limiting the bolivar component of its Venezuelan contracts. However, if the market rate of exchange for Venezuelan bolivars continues to decline relative to the U.S. dollar, the Company could be susceptible to future translation losses with respect to its Venezuelan operations. The Company intends to continue to monitor developments in this regard and to take such measures as may be practical to limit its exposure to currency translation losses in future periods. See
"Business -- Contracts."

                                       27

FORWARD-LOOKING INFORMATION

     The statements included herein regarding future financial performance and results and the other statements that are not historical facts are forward-looking statements. The words "expect," "project," "estimate,"
"predict" and similar expressions are also intended to identify forward-looking statements. Such statements involve risks, uncertainties and assumptions, including but not limited to, industry conditions, prices of crude oil and natural gas, foreign exchange and currency fluctuations and other factors discussed in this Prospectus (including specifically "Risk Factors") and in the Company's other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.

ACCOUNTING MATTERS

     In March 1995, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of" ("SFAS No.
121"). SFAS No. 121, which is effective for fiscal years beginning after December 15, 1995, requires that long-lived assets and certain identifiable intangibles to be held and used by the entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The adoption of SFAS No. 121 did not have any material effect on the Company's financial position or results of operations.

     In October 1995, the Financial Accounting Standards Board issued Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation"
("SFAS No. 123"). SFAS No. 123, which is effective for fiscal years beginning after December 15, 1995, encourages but does not require companies to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on new fair value accounting rules. The Company has decided not to adopt this new fair value-based method of accounting for its stock-based incentive plans.

                                       28

                                    BUSINESS

GENERAL

     The Company is a leading international and domestic provider of well servicing, workover, contract drilling, completion and plugging and abandonment services, both on land and offshore. The Company's fleet of 634 owned rigs is one of the world's largest, consisting of 428 land-based rigs in the United States, 130 land-based rigs in Argentina, 42 land-based and two barge rigs in Venezuela, nine land-based rigs in other international markets and 23 offshore platform rigs located in the Gulf of Mexico. The Company performs maintenance and workovers necessary to operate producing oil and gas wells efficiently and provides contract drilling of new wells in certain international and offshore markets. The Company also provides services for the completion of newly drilled oil and gas wells and plugging and abandonment services at the end of a well's useful life.

     Pride Petroleum Services, Inc. is a Louisiana corporation with its principal executive offices located at 1500 City West Blvd., Suite 400, Houston, Texas 77042. Its telephone number at such address is (713) 789-1400.

BUSINESS STRATEGY

     The Company's goal is to achieve revenue and earnings growth through a strategy of (i) acquisitions in both international and domestic markets, including related consolidation savings and economies of scale, (ii) deployment of existing domestic land-based capacity to more profitable international markets, (iii) expansion in the offshore market through acquisitions and new rig construction and (iv) upgrades to enhance the capabilities and profitability of its existing rig fleet. International and offshore operations generally have greater profit potential than domestic land-based operations because of less competition, higher utilization rates and stronger demand resulting from a general trend by major oil operators toward shifting expenditures to exploration and development activities abroad and in the Gulf of Mexico. For these reasons, the Company has actively sought to diversify beyond its domestic land-based operations, which prior to mid-1993 accounted for substantially all of the Company's revenues and earnings.

     Consistent with its strategy, in April 1996 the Company acquired Quitral-Co from Perez Companc S.A., Astra C.A.P.S.A. and other shareholders for an aggregate purchase price of $140 million, consisting of $110 million in cash and a $30 million installment note. Quitral-Co is the largest drilling and workover contractor in Argentina, where it operates 23 drilling and 57 workover rigs. Quitral-Co also has significant operations in Venezuela, where it operates seven drilling and 23 workover rigs. For its fiscal year ended June 30, 1995 and the nine-month period ended March 31, 1996, Quitral-Co's consolidated revenues were approximately $175 million and $150 million, respectively. Approximately 80% of such revenues were derived from Quitral-Co's Argentine operations, with the remainder attributable to Venezuela. The acquisition of Quitral-Co will be included in the Company's consolidated results of operations from April 30, 1996, the effective date of the acquisition. See "Unaudited Pro Forma Financial Statements."

     In addition to the Quitral-Co acquisition, since mid-1993, the Company has acquired four other businesses with 47 land-based rigs serving international markets and a fleet of 22 rigs serving the domestic offshore market. The Company has further expanded international operations by deploying 35 underutilized rigs from its U.S. land-based fleet to Argentina, Venezuela and Russia since entering those markets. Additionally, in 1994 the Company constructed two drilling/workover barge rigs now operating in Venezuela, and has constructed two new platform rigs in the past two years, both of which are now operating in the Gulf of Mexico.

     The Company believes that providing high quality equipment, employees and services and a safe work environment is critical to its strategy. The Company has committed substantial capital to an ongoing rig refurbishment program to provide technological enhancements and to maintain the Company's equipment in high quality condition. Additionally, the Company has invested in quality, safety and management training programs. The Company believes that many smaller competitors have not

                                       29

undertaken comparable maintenance and upgrading of equipment or training of personnel, and do not have the financial resources to enable them to do so. The Company believes that certain of its customers give significant consideration to safety records and quality management systems of contractors in their screening and selecting processes, and that such factors will gain further importance in the future.

INTERNATIONAL OPERATIONS

     Since the beginning of 1993, the Company has expanded its international operations through acquisitions and deployment of underutilized domestic assets into Argentina, Venezuela, Colombia and Russia. During the first half of 1993, the Company deployed three rigs from its U.S. land-based fleet to Western Siberia. In July 1993, the Company purchased established well servicing and drilling operations in Argentina and Venezuela and, in February 1994, acquired a four-rig competitor in Argentina. The Company has also upgraded and deployed 25 rigs from its U.S. land-based fleet to Argentina and seven to Venezuela. In 1994, the Company built two drilling/workover barge rigs, which were placed in operation in Venezuela in 1995 under ten-year contracts. In October 1995, the Company acquired a six-rig drilling operation in Colombia. In April 1996, the Company acquired the rig operations of Quitral-Co in Argentina and Venezuela. Including Quitral-Co, the Company operates 130 rigs in Argentina, 42 land-based and two barge rigs in Venezuela, six rigs in Colombia and three rigs in Russia. The Company continues to review opportunities to expand internationally through redeployment of underutilized domestic assets, acquisitions and new rig construction projects.

  ARGENTINA

     In Argentina, the Company currently operates 130 land-based rigs, 80 of which were added in the Quitral-Co acquisition, which the Company believes represents approximately 40% of rigs in the Argentine market. Of these rigs, 30 are drilling rigs and 100 are workover rigs. The Argentine oil production market has experienced improved conditions in recent years as a result of general economic reform, sales of certain state-owned oilfields to private operators and privatization of the state-owned oil company, the predecessor of YPF. These improved conditions have resulted in additional demand for rig services. Argentine rig operations are mostly conducted in remote regions of the country and require substantial fixed infrastructure and operating support costs. The Company operates a fleet of oilfield haul trucks and maintains camps to provide eating and sleeping accommodations for its employees and for employees of certain of its customers. The Argentine base camps are stocked with significant levels of spare parts and operating supplies to avoid interruption of services. Additionally, because the Company has achieved critical mass and is realizing certain economies of scale by acquiring and operating 130 rigs in Argentina, it is able to allocate and recover such fixed costs efficiently. The Company estimates that its largest competitor in Argentina has approximately 45 rigs. The Company believes that its established infrastructure and scale of operations provide the Company with a competitive advantage in the Argentine market. See "-- Customers."

  VENEZUELA

     The Company's fleet in Venezuela currently consists of 42 land-based rigs, 30 of which were added as a result of the Quitral-Co acquisition, and two workover/drilling barge rigs working on Lake Maracaibo. Of the 42 land-based rigs, 32 are workover rigs and 10 are drilling rigs. In recent years, the Venezuelan national oil company has entered into operating service agreements with a number of international oil companies to rehabilitate and develop approximately 80 "marginal" fields. Development of these fields is providing additional demand for rig services in Venezuela. In July 1995, the Venezuelan Congress enacted legislation that creates a new mechanism for private sector involvement in the oil and gas industry in that country through production sharing contracts. As of March 1996, eight of Venezuela's largest undeveloped properties had been awarded to multinational oil operators for development through such contracts. Venezuelan government estimates indicate that $10 billion or more in new investment will be needed over the next ten years to develop these properties. The Company believes it is well positioned to capitalize on any resulting opportunities.

                                       30

     In January 1995, the Company's two drilling/workover barge rigs began operations on Lake Maracaibo, Venezuela, pursuant to contracts with Lagoven which run through 2004. The two barge rigs were completed for an aggregate total cost of approximately $42 million, which was financed on a project basis by two Japanese trading firms. Terms of the financing agreement limit the lenders' recourse essentially to the barge rigs, related contract proceeds and the assets of the Company's Venezuelan subsidiary. The Company also provided the lenders a limited guaranty with respect to certain political risks. The Company has obtained political risk insurance policies from OPIC to protect against political risks that could result in potential payments under the terms of the Company's guaranty.

  COLOMBIA

     In October 1995, the Company purchased Marlin Colombia Drilling Co. Inc. ("Marlin") from a member of the Royal Dutch/Shell Group of Companies for approximately $6 million. The Colombian government has recently enacted policies to encourage oil and gas exploration and production activities and awarded additional properties for development to major international oil operators under production sharing contracts. The Company believes it will be able to compete effectively for any resulting business opportunities.

  RUSSIA

     In 1993, the Company formed a Russian company and deployed one workover/drilling rig and two small well servicing rigs in Russia. These rigs have been equipped for severe cold weather conditions and are supported by heavy equipment, including oilfield trucks and a large capacity forklift with earth moving capability. The Company believes that there will be significant opportunities in Russia if, and when, the political situation in that country stabilizes and allows a more meaningful flow of international investment capital for rehabilitation and development of its oil fields.

DOMESTIC OFFSHORE OPERATIONS

     In June 1994, the Company commenced operations in the Gulf of Mexico through the acquisition of the largest fleet of offshore self-erecting platform workover rigs in that market. The Company operates 23 platform rigs (approximately 45% of available market capacity), a fleet approximately twice as large as that of its next largest competitor. The Company has made substantial capital improvements in this fleet and believes it has one of the most technologically advanced fleets in the industry, which the Company believes has led to higher day rates and increased utilization of its rigs.

     The Company generally utilizes its offshore rigs to service wells located on platforms in water depths of greater than 125 feet. Platform rigs consist of well servicing equipment and machinery arranged in modular packages which are transported to and assembled and installed on fixed offshore platforms owned by the customer. Fixed offshore platforms are steel tower-like structures that stand on the ocean floor, with the top portion, or platform, above the water level and providing the foundation upon which the platform rig is placed. Certain of the Company's heavy workover platform rigs are capable of operating at well depths of up to 20,000 feet. In addition to providing workover services offshore, the Company is performing an increasing amount of drilling and horizontal re-entry services utilizing portable top drives, enhanced pumps and solids control equipment for drilling fluids.

DOMESTIC LAND-BASED OPERATIONS

     The Company's domestic land-based fleet consists of 428 rigs that operate from 21 service locations concentrated primarily in California, the Permian Basin areas of West Texas and New Mexico, and the Texas and Louisiana Gulf Coast. Pride has enhanced the profitability of its domestic land-based operations by increasing efficiency and implementing cost-saving measures. The Company actively considers acquisition opportunities in its three principal domestic markets when such acquisitions may result in significant consolidation savings and operating efficiencies. In March 1995, the Company acquired an operator of 35 well servicing rigs in New Mexico, and in February 1996, the Company acquired a seven-rig operation in South Texas.

                                       31

     During 1995, the Company's average utilization rate per working day (rig hours worked divided by total available hours) for its domestic land rigs was approximately 50%. The Company worked 337 of its domestic land-based rigs at some time during 1995, with most of the inactive rigs being maintained in workable condition. The Company's inactive rigs generally can be mobilized quickly, giving Pride substantial operating leverage to take advantage of new market opportunities. As a result of international opportunities for Pride's services and equipment, the Company has shipped 35 previously inactive rigs from its U.S. fleet to international markets since mid-1993.

SERVICES PROVIDED

     The Company provides oil field services to oil and gas exploration and production companies, primarily through the use of mobile well servicing rigs, together with crews of generally three to four persons. Additional items of equipment, such as pumps, tanks, blowout preventers, power swivels, coiled tubing units and foam units, are also provided by the Company as may be required and requested by the customer for a particular job. The Company also provides trucking services for moving large equipment and hauling fluids to and from the job sites of its customers.

     Well servicing can be categorized as to the type of job performed: maintenance, workover or completion.

  MAINTENANCE SERVICES

     Maintenance services are required on producing oil and natural gas wells to ensure efficient, continuous operation. These services consist of routine mechanical repairs necessary to maintain production from the well, such as repairing parted sucker rods or replacing a defective downhole pump in an oil well or replacing defective tubing in a gas well. The Company provides the rigs, equipment and crews for these maintenance services, which are performed on both oil and gas wells but which are more often required on oil wells. Many of the Company's rigs also have pumps and tanks that can be used for circulating fluids into and out of the well. Maintenance jobs are often performed on a series of wells in geographic proximity to each other, typically take less than 48 hours per well to complete and generally require little, if any, revenue-generating equipment other than a rig.

     Maintenance services are generally required throughout the life of a well. The need for these services does not depend on the level of drilling activity and is generally independent of short-term fluctuations in oil and gas prices. Accordingly, the demand for maintenance services is generally more stable than for other well servicing activities. The general level of maintenance, however, is affected by changes in the total number of producing oil and gas wells.

  WORKOVER SERVICES

     In addition to needing periodic maintenance, producing oil and natural gas wells occasionally require major repairs or modifications, called "workovers." Workover services include the opening of new producing zones in an existing well, recompletion of a well in which production has declined, drilling out plugs and packers and the conversion of a producing well to an injection well during enhanced recovery operations. These extensive workover operations are normally performed by a well servicing rig with additional specialized accessory equipment, which may include rotary drilling equipment, mud pumps, mud tanks and blowout preventers, depending upon the particular type of workover operation. Most of the Company's rigs are designed and equipped to handle the more complex workover operations. A workover may last anywhere from a few days to several weeks.

     The level of workover services is sensitive to changes in oil and gas prices. When oil and gas prices are low, there is little incentive to perform workovers on wells to increase production, and operators of wells tend to defer workover services. As oil and gas prices increase, the incentive to increase production also improves and the number of workovers tends to increase as operators seek to increase production by enhancing the efficiency of their wells through workovers.

                                       32
  COMPLETION SERVICES

     Completion services prepare a newly drilled well for production. The completion process may involve selectively perforating the well casing at the depth of discrete producing zones, stimulating and testing these zones and installing downhole equipment. Newly drilled wells are frequently completed by a well servicing rig so that an operator can avoid using a higher-cost drilling rig any longer than necessary. The completion process may require a few days to several weeks, depending on the nature and type of the completion, and will also generally require additional revenue-generating equipment.

     The market for well completions is directly related to drilling activity levels, which are very sensitive to changes in oil and gas prices. During periods of weak drilling demand, drilling contractors will frequently price the well completion work competitively with a workover rig so that the drilling rig stays on the job for a longer period of time. Thus, excess drilling capacity will serve to reduce the amount of completion work available to the well servicing industry.

  DRILLING SERVICES

     The Company provides contract drilling services to oil and gas operators in certain international and offshore markets. Some of the Company's workover rigs that are operating internationally can also be used for drilling, although the Company has specialized drilling rigs and ancillary equipment in many of its international locations.

  ADDITIONAL SERVICES

     The Company also provides packer sales and service, oilfield trucking, plugging and abandonment services and well bore cleaning and production enhancement services. In addition, the Company sells oilfield supplies on a retail basis through certain wholly owned subsidiaries.

COMPETITION

     Competition in the international markets in which the Company operates is generally limited to substantially fewer companies than in the domestic land-based market. These companies range from large multinational competitors offering a wide range of well servicing and drilling services to smaller, locally owned businesses. The Company believes that it is competitive in terms of pricing, performance, equipment, safety, availability of equipment to meet customer needs and availability of experienced, skilled personnel in those international areas in which it operates. Currently, the Company has a strong market position in Argentina and Venezuela, and believes it is well positioned in Colombia and Russia.

     The Company believes that in the Gulf of Mexico there are approximately 12,000 producing oil and gas wells and that such wells generally require workovers about once every five years in order to maintain optimal production levels. The market for offshore platform workover rig services is highly competitive, with the Company's two most significant competitors having an aggregate of approximately 19 rigs compared to 23 for the Company.

     The domestic land-based well servicing industry is highly fragmented and is characterized by a few large companies and numerous smaller companies. Competition is primarily on a local market basis, and the Company generally competes with several well servicing contractors within a 50-mile radius of each service location. Pride and its most significant competitor in this market, Pool Energy Services Co. ("Pool"), are the largest companies serving the domestic land-based well servicing market. Both Pride and Pool operate in multiple geographic regions and each has in excess of 400 domestic land-based rigs. Pride competes with Pool in all three of the Company's principal domestic regions. Two other competitors, each having 100 to 200 rigs, compete with the Company in separate domestic regions. There are several regional companies that have fleets of 30 to 60 rigs which operate from several service bases within each region. Numerous other competitors have 10 or fewer rigs and operate in limited market areas.

     Excess capacity in the well servicing industry has resulted in severe price competition throughout much of the past decade. In the well servicing market, possibly the most important competitive factor in

                                       33

establishing and maintaining long-term customer relationships is having an experienced, skilled and well-trained work force. In recent years, customers have placed emphasis not only on pricing, but also increasingly on safety and quality of service. The Company believes that certain of its customers give significant consideration to safety records and quality management systems of contractors in their screening and selecting processes, and that such factors will gain further importance in the future. In that regard, the Company has directed substantial resources toward employee safety and quality management training programs, as well as its employment review process. While the Company's efforts in these areas are not unique, many competitors, particularly small contractors, have not been able to undertake similar training programs for their employees. One of the benefits of distinguishing itself in safety and quality is that the Company has been able to establish strategic alliances with certain major customers.

CUSTOMERS

     In international markets, the Company works for government-owned oil companies, large multinational oil companies and locally owned independent operators. During 1995, approximately 40% of the revenues from the operations conducted in Argentina by the Company and Quitral-Co on a pro forma basis was derived from YPF, the successor to the operations of the former state-owned oil company. Services provided to YPF accounted for approximately 20% of the Company's pro forma consolidated revenues for 1995. The remainder of the Company's Argentine customers are large multinational oil companies and locally owned independent operators. Approximately 24% of the revenues from the operations conducted in Venezuela by the Company and Quitral-Co in 1995 on a pro forma basis were derived from Perez Companc S.A. Services provided to Perez Companc S.A. accounted for approximately 12% of the Company's pro forma consolidated revenues for 1995. In Venezuela, the Company also provides services for three subsidiaries of Petroleos de Venezuela, S.A., the state-owned oil company, as well as multinational oil companies. In Russia, the Company's current contracts are with joint venture entities co-owned by large multinational operators and Russian production associations. The Company's U.S. customers are predominantly major integrated and large independent operators. One customer, Shell Oil Company, accounted for approximately 54% of revenues from domestic offshore operations during 1995. Revenues from Shell Oil Company and its affiliates from both land-based and offshore operations accounted for approximately 8% of pro forma consolidated revenues for 1995. Approximately 60% of revenues from domestic land-based operations were generated from the Company's 20 largest U.S. customers, with no one customer accounting for more than 10% of such revenues in 1995.


CONTRACTS

     Most of the Company's contracts provide for compensation on either an hourly or daily basis. Under such contracts, the Company receives a fixed amount per hour or per day for servicing or drilling the well. Such contracts also generally provide that the customer pay for movement of the equipment to the job site, assembly and dismantling.

     In the United States, many jobs are performed on a "call-out" or "as requested" basis and may involve one or multiple wells. Such work is performed pursuant to the Company's published operating rates and general work terms and conditions or according to the terms of service arrangements established with the operators.

     In international markets, contracts generally provide for longer terms. Such contracts are often awarded to the successful bidder of the customer's project tender. When contracting abroad, the Company may be faced with the risks of currency fluctuation or exchange controls. Typically, the Company seeks to limit these risks by obtaining contracts denominated to the greatest extent possible in U.S. dollars and maximizing the portion of payments to be received in freely convertible foreign currency or U.S. dollars. There can be no assurance that the Company will be able to continue to take such actions. Accordingly, the Company could be exposed to foreign currency risks, which could adversely affect its results of operations and financial condition.

                                       34

     Since January 1992, currency exchange transactions in Argentina have been governed by the country's Convertibility Law. The Convertibility Law was adopted as the primary fiscal policy of that country's economic reform program, and has resulted in a stable currency since its implementation. The Convertibility Law requires the Argentine Central Bank to maintain foreign reserves equivalent to the amount of outstanding domestic currency at a rate of one U.S. dollar to each Argentine peso issued. The law prevents the Argentine Central Bank from printing new money to finance the country's treasury. The Company believes the law provides fiscal and monetary discipline and has served to control inflation by limiting the government's ability to increase the amount of domestic currency in the economy. The Convertibility Law also requires the Argentine Central Bank to sell U.S. dollars to any party who presents Argentine pesos for exchange. Accordingly, the Company has not been subjected to any significant currency exchange risks with respect to its Argentine operations and does not contemplate such risks so long as the Convertibility Law is maintained. Additionally, substantially all of the Company's contracts in Argentina are denominated in U.S. dollars.

     In Venezuela, the government has from time to time imposed exchange control policies and established arbitrary exchange rates for its currency relative to the U.S. dollar. A deterioration in economic conditions in Venezuela resulted in significant devaluation of the Venezuelan bolivar during the first half of 1994, resulting in currency translation losses for the Company during that period. In December 1995, the Venezuelan government further devalued the bolivar. This devaluation did not result in the recognition of any material currency translation gain or loss by the Company. In April 1996, the Venezuelan government removed exchange control restrictions with respect to the bolivar and effectively allowed the bolivar to float relative to the U.S. dollar. As a result, the value of the Venezuelan bolivar has further declined relative to the U.S. dollar. The Company does not expect this recent devaluation to result in any material currency translation gains or losses. At present, the Company has structured its contracts in Venezuela so that the amount of revenues denominated in local currency does not exceed its expense requirement in bolivars. Such contract terms allow the Company to limit its exposure to potential currency losses in certain circumstances. The Company intends to continue to monitor Venezuelan economic conditions and to take such measures as may be practicable to limit its exposure to currency translation losses in future periods resulting from fluctuations in the value of the Venezuelan bolivar relative to the U.S. dollar.

     Currently, foreign exchange in Colombia is carried out on a free-market basis. However, there can be no assurances that the local monetary authorities in that country will not implement exchange controls in the future. To date, contracts for the Company's operations in Russia have provided for payment in U.S. dollars.

     The Company's contracts with Lagoven for the operation of the two drilling/workover barge rigs on Lake Maracaibo, Venezuela provide for a term that runs through 2004. Rates under the contracts are subject to contractual escalation and are denominated in part in U.S. dollars and in part in local currency. The portion of the rate denominated in U.S. dollars may be paid in local currency based on prevailing exchange rates provided that exchange into U.S. dollars can be readily effected. To date, all receipts of the U.S. dollar portion of the Company's contracts with Lagoven have been in U.S. dollars.

SEASONALITY

     In general, the Company's business activities are not significantly affected by seasonal fluctuations. In the United States, all of the Company's rigs are located in geographical areas not subject to severe weather that would halt operations for prolonged periods. The Company's rigs in Russia have been winterized so that they may continue to operate during periods of severe cold weather.

PROPERTY

     The Company's property consists primarily of well servicing rigs, drilling rigs and ancillary equipment, substantially all of which are owned by the Company.
                                       35

     A well servicing rig consists of a mobile carrier, engine, drawworks and derrick. The primary function of a well servicing rig is to act as a hoist so that pipe, rods and downhole equipment can be run into and out of a well. A single derrick rig is able to stand up single joints of tubing in the derrick and hang double joints of rods. A double derrick rig is able to stand up double joints of tubing in the derrick and hang triple joints of rods. A swab unit is a specialized piece of equipment used solely for swabbing or cleaning operations. It includes a short derrick and small drawworks mounted on a truck. The majority of the Company's rigs are large capacity double derrick-type units. All of the Company's well servicing rigs can be readily moved between well sites and between geographic areas of operations.

     A drilling rig consists of engines, drawworks, a mast, pumps to circulate the drilling fluid, blowout preventers, drill string and related equipment. The engines power a rotary table that turns the drill string, causing the drill bit to bore through the subsurface rock layers. Rock cuttings are carried to the surface by the circulating drilling fluid. The intended well depth and the drilling site conditions are the principal factors that determine the size and type of rig most suitable for a particular drilling job.

     The Company's drilling/workover barge rigs have crew quarters, storage facilities and related equipment mounted on floating barges with the drilling equipment cantilevered from the stern of the barge. The barges are towed to the drilling location and are held in place by anchors while drilling or workover activities are conducted.

     The Company owns and operates vacuum, transport and winch trucks; plugging and cementing units; hyperclean and filtration units; and foam units, pumps, generators, power swivels, coiled tubing units and similar ancillary equipment. Including the Quitral-Co acquisition, the Company owns approximately 850 vehicles and leases approximately 525 others. The Company also owns 18 sets of accommodation modules that may be leased to customers to provide temporary living quarters for crews working on offshore platforms, as well as several cranes utilized for lifting heavy equipment onto the platforms.

     The corporate office in Houston, Texas occupies approximately 20,000 square feet of leased space under a lease that expires in April 1998. The Company owns 19 and leases 13 of its office and yard locations in Texas, Louisiana, Oklahoma, New Mexico and California, not all of which are currently being used. In Argentina, the Company owns approximately 30,000 square feet of office space in Buenos Aires and owns nine operating bases and leases three others. In Venezuela, the Company owns one operating base and office facility and leases two additional operating bases with an office facility at one. In Colombia, the Company leases office space in Bogota and an operating base in Neiva. Shore-based operations for the Company's offshore platform rig operations are conducted from its owned facility in Houma, Louisiana. The shore facility is located on the intracoastal waterway and provides direct access to the Gulf of Mexico.

     See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources" for information concerning financing arrangements in place with respect to certain of the Company's rigs and equipment.

                                       36

     The following table sets forth the type, number and location of the land rigs owned by the Company and its subsidiaries as of May 31, 1996:

                              LAND-BASED RIG FLEET

                                                    SINGLE     DOUBLE     SWAB
                                           TOTAL    DERRICK    DERRICK    UNIT    DRILLING
                                           -----    -------    -------    ----    --------
UNITED STATES:
  Southern Area
     Alice, TX..........................     14       --           14     --        --
     McAllen, TX........................     10       --           10     --        --
     Freer, TX..........................     18          5         13     --        --
     Liberty, TX........................     13          1         12     --        --
     Winnsboro, TX......................      7       --            7     --        --
     Corpus Christi, TX.................     10       --         --        10       --
     Panola, TX.........................     13       --            7       6       --
     Palestine, TX......................      3       --            3     --        --
     LaGrange, TX.......................      9       --            9     --        --
     El Campo, TX.......................     15       --           14       1       --
     South Houston, TX..................      9       --            9     --        --
     Lafayette, LA......................     12       --           12     --        --
     Kilgore, TX........................     20          1         19     --        --
  Central Area
     Midland, TX........................     28       --           28     --        --
     Crane, TX..........................     34       --           34     --        --
     Hobbs, NM..........................     43       --           42       1       --
     Snyder, TX.........................     17       --           17     --        --
     Artesia, NM........................     15       --           15     --        --
  Western Area
     Bakersfield, CA....................     60         24         36     --        --
     Ventura, CA........................     15          1         14     --        --
     Taft, CA...........................     46         32         14     --        --
  Elk City, OK (storage area)(1)........     11       --           11     --        --
  Undergoing Refurbishment(2)...........      6       --            4     --           2
                                           -----    -------    -------    ----    --------
          Total United States...........    428         64        344      18          2
                                           -----    -------    -------    ----    --------
INTERNATIONAL:
  Argentina
     Comodora Rivadavia.................     64          1         48     --          15
     Rincon de los Sauces/Neuquen.......     42       --           31     --          11
     Mendoza............................     23       --           19     --           4
     Salta..............................      1       --            1     --        --
                                           -----    -------    -------    ----    --------
          Total Argentina...............    130          1         99     --          30
                                           -----    -------    -------    ----    --------
  Colombia..............................      6       --         --       --           6
  Venezuela.............................     42       --           32     --          10
  Russia................................      3       --            1       2       --
                                           -----    -------    -------    ----    --------
          Total International...........    181          1        132       2         46
                                           -----    -------    -------    ----    --------
TOTAL COMPANY...........................    609         65        476      20         48
                                           =====    =======    =======    ====    ========

(1) No operations are conducted from this facility.

(2) These rigs are being refurbished for international deployment.

                                       37

     The following table sets forth, as of May 31, 1996, certain information concerning the Company's offshore platform and Venezuelan barge rig fleet:

                  OFFSHORE PLATFORM AND VENEZUELAN BARGE RIGS

                                                                                                RATED
                                                              DRAWWORKS                         DEPTH
  RIG NUMBER                 RIG TYPE                         MAKE/MODEL         HORSEPOWER    (FEET)       STATUS
- ----------------------------------------------------   ------------------------  ----------   ---------   ----------
OFFSHORE PLATFORM RIGS
     6         Concentric Tubing                       Gardner Denver 3000             150       12,000   Available
    10         Concentric Tubing                       Gardner Denver 3000             150       12,000    Stacked
    11         Light Workover                          Gardner Denver 3000             350       10,000    Stacked
    14         Light Workover                          Gardner Denver 3000             350       10,000   Available
    15         Light Workover                          Gardner Denver 3000             350       10,000   Available
    30         Standard Workover                       Gardner Denver 500S(1)          650       15,000     Active
    80         Standard Workover                       Gardner Denver 500S             650       15,000    Stacked
   100         Standard Workover                       Gardner Denver 500S             650       15,000     Active
   110         Standard Workover                       Gardner Denver 500S             650       15,000   Available
   130         Standard Workover                       Gardner Denver 500S             650       15,000     Active
   170         Standard Workover                       Gardner Denver 500S             650       15,000     Active
   200         Improved Workover                       Gardner Denver 500S             650       15,000     Active
   210         Improved Workover                       Gardner Denver 500S             650       15,000   Available
   220         Improved Workover                       Gardner Denver 500S             650       15,000     Active
   650E        Improved Electric Workover              Gardner Denver 500S(1)          650       15,000     Active
   651E        Improved Electric Workover              Gardner Denver 500S(1)          650       15,000     Active
   653E        Improved Electric Workover              Gardner Denver 500S             650       15,000     Active
   750E        Heavy Electric Workover                 Dreco 750E(1)                   750       16,500     Active
   751E        Heavy Electric Workover                 OIME SL-5(1)                    800       16,500     Active
   951         Heavy Workover                          Gardner Denver 1000S          1,000       18,000     Active
   952         Heavy Workover                          Gardner Denver 1000S          1,000       18,000     Active
  1001E        Heavy Electric Workover                 OIME SL-7(1)                  1,500       18,000     Active
  1002E        Heavy Electric Workover                 OIME SL-7(1)                  1,500       18,000     Active
VENEZUELAN BARGE RIGS
  PRIDE I      Drilling/Workover                       National 110UBDE(1)           1,500       20,000     Active
  PRIDE II     Drilling/Workover                       National 110UBDE              1,500       20,000     Active

(1) Equipped with top drive drilling system.

LEGAL PROCEEDINGS

     The Company is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on the Company's financial condition or results of operations.

EMPLOYEES

     Including Quitral-Co, the Company employs approximately 1,000 salaried employees and approximately 6,000 hourly paid employees. Approximately 2,500 of the employees are located in the United States and approximately 4,500 are located abroad. Hourly rig crew members comprise the vast

                                       38

majority of employees. Typically, a rig crew consists of an operator, a derrick man and two crewmen on the rig floor. Offshore platform and barge rig crews also typically include a crane operator, two roustabouts and an electrician. In most cases, a rig supervisor oversees the rig crew, secures work orders from customers and maintains contact with the customer throughout the job.

     None of the Company's U.S. employees are represented by a collective bargaining unit. Many of the Company's international employees are subject to industry-wide labor contracts within their respective countries. Management believes that the Company's employee relations are good.

SEGMENT INFORMATION

     Information with respect to revenues, earnings from operations and identifiable assets attributable to the Company's operating segments and geographic areas of operations for the last three fiscal years is presented in
Note 12 of the Notes to Consolidated Financial Statements and Note 7 of Notes to Unaudited Consolidated Financial Statements.

                                       39


                                   MANAGEMENT

     The following table and descriptions set forth information regarding the directors and executive officers of the Company. Directors are elected at the Company's annual meeting of shareholders and serve for five-year terms or until their successors are elected and qualified or until their earlier resignation or removal in accordance with the Company's bylaws. Officers are elected annually by the Board of Directors and serve until their successors are chosen or until their resignation or removal.

                NAME                    AGE*                         POSITION
- -------------------------------------   ----   ----------------------------------------------------

Ray H. Tolson(1).....................    61    Chairman of the Board, President and Chief Executive
                                                 Officer
Paul A. Bragg........................    40    Vice President and Chief Financial Officer
James W. Allen.......................    52    Senior Vice President -- Operations
Robert W. Randall....................    54    Vice President -- General Counsel and Secretary
James J. Byerlotzer..................    49    Vice President -- Domestic Operations
James B. Clement(1)(2)(3)............    50    Director
Jorge E. Estrada M...................    48    Director
Ralph D. McBride.....................    49    Director
Thomas H. Roberts, Jr.(2)............    71    Director
James T. Sneed(1)(3).................    64    Director

  * As of May 31, 1996

(1) Member of Executive Committee

(2) Member of Audit Committee

(3) Member of Compensation Committee

     Ray H. Tolson was elected Chairman of the Board in December 1993. He has served as a director since August 1988 and as President and Chief Executive Officer of the Company and its predecessor since 1975.

     Paul A. Bragg joined the Company in July 1993 as its Vice President and Chief Financial Officer. In 1990, Mr. Bragg became President of BRM Capital Corporation, a private equity investment entity, of which he was co-founder. From 1988 through 1989, Mr. Bragg was an independent business consultant and managed private investments. He previously served as Vice President and Chief Financial Officer of Energy Service Company, Inc., an oilfield services company, from 1983 through 1987.

     James W. Allen joined the Company in January 1993 as its Vice
President -- International Operations (Latin America). In February 1996, he was named Senior Vice President -- Operations. He became Senior Vice President of Pride International Ltd. in May 1994. From 1988 through 1992, Mr. Allen was an independent business consultant and managed private investments. From 1984 to 1988, he was Vice President -- Latin America for Energy Service Company, Inc. Mr. Allen has 28 years of oilfield experience with several different companies.

     Robert W. Randall has been Vice President and General Counsel of the Company since May 1991. He was elected Secretary of the Company in 1993. Prior to 1991 he was Senior Vice President, General Counsel and Secretary for Tejas Gas Corporation, a natural gas transmission company.

     James J. Byerlotzer has been Vice President -- Domestic Operations of the Company since February 1996. Prior thereto, he served as Vice
President -- Central Area. Mr Byerlotzer has been with the Company since 1981.

     James B. Clement has been a director of the Company since November 1993. Since 1977, he has been an executive officer of Offshore Logistics, Inc. and has served as its President, Chief Executive Officer and a director since 1988.

                                       40

     Jorge E. Estrada M. has been a director of the Company since October 1993. For more than five years, Mr. Estrada has been President and Chief Executive Officer of JEMPSA Media and Entertainment, a company specializing in the Spanish and Latin American entertainment industry. Previously Mr. Estrada served as President -- Worldwide Drilling Division of Geosource and Vice President of Geosource Exploration Division -- Latin America.

     Ralph D. McBride became a director of the Company in September 1995. Mr. McBride has been a partner with the law firm of Bracewell & Patterson, Houston, Texas, since 1980.

     Thomas H. Roberts, Jr. has been a director of the Company since 1988. He has also been Vice Chairman of the Executive Committee of DEKALB Energy Company for more than the past five years and is a director of IMC Fertilizer Group, Inc.

     James T. Sneed has been a director of the Company since October 1992. In 1991 he retired after 37 years of employment with Mobil Oil Corporation where he was Production Manager USA.

  EMPLOYEE STOCK PURCHASE PLAN

     At the Company's annual meeting of shareholders held May 16, 1996, the shareholders of the Company approved the adoption of the Pride Petroleum Services, Inc. Employee Stock Purchase Plan (the "Plan"). Substantially all of the Company's employees who have completed at least six months of service are eligible to purchase through payroll deduction shares of Common Stock at 85% of the lesser of (i) the fair market value of the Common Stock at the beginning of the purchase period and (ii) the fair market value at the end of the purchase period. The maximum amount an employee is entitled to purchase annually is that number of shares having a fair market value equal to the lesser of (i) 10% of such employee's annual base pay or (ii) $25,000.

                                       41

         SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS


     The following sets forth the beneficial ownership of Common Stock by (i) each director of the Company, (ii) each executive officer of the Company, (iii) all directors and officers as a group and (iv) the persons known to the Company to be the beneficial owners (as defined in Rule 13d-3 under the Securities Exchange Act of 1934) of more than five percent of the outstanding shares of Common Stock as of May 31, 1996, unless otherwise indicated.
                                                  COMMON STOCK
                                              BENEFICIALLY OWNED(1)
                                           ---------------------------
                                              NUMBER          PERCENT
                  NAME                     OF SHARES(2)       OF CLASS
- ----------------------------------------   ------------       --------

Ray H. Tolson...........................       841,867           3.3%
Paul A. Bragg...........................       366,000           1.4%
James W. Allen..........................       320,000           1.3%
Robert W. Randall.......................       115,000          *
James J. Byerlotzer.....................        73,833          *
James B. Clement........................        14,500          *
Jorge E. Estrada M......................       170,857(3)       *
Ralph D. McBride........................         1,000          *
Thomas H. Roberts, Jr...................       357,813           1.4%
James T. Sneed..........................        17,500          *
All directors and executive officers as      2,278,370           8.5%
  a group (10 persons)..................
George V. Bjurman & Associates .........     2,200,599(4)        8.8%
  10100 Santa Monica Blvd., Suite 1200
  Los Angeles, California 90067
John Hancock Advisors, Inc. ............     1,436,800(4)        5.7%
  101 Huntington Avenue
  Boston, Massachusetts 02199

  * Less than 1%.

 (1) Unless otherwise indicated, the beneficial owner has sole voting and investment power with respect to all shares listed.

 (2) Includes shares issuable upon exercise of options vesting within 60 days of May 31, 1996.

 (3) Represents shares issuable upon conversion of the Company's 6 1/4% Convertible Subordinated Debentures due 2006.

 (4) Such information is based upon filings made with the Securities and Exchange Commission.
                                       42

                          DESCRIPTION OF CAPITAL STOCK

     The Company has 45,000,000 authorized shares of capital stock, consisting of 40,000,000 shares of Common Stock, no par value, and 5,000,000 shares of Preferred Stock, no par value. To date, no series of Preferred Stock has been designated or issued.

     The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Restated Articles of Incorporation of the Company, as amended (the "Articles"), a copy of which has been incorporated by reference as an exhibit to the Registration Statement.


COMMON STOCK
     Holders of Common Stock are entitled to one vote per share on each matter to be voted upon by the shareholders of the Company. Dividends may be paid to the holders of Common Stock when, as and if declared by the Board of Directors out of funds legally available for such purpose. Holders of Common Stock have no conversion, redemption, cumulative voting or preemptive rights. In the event of any liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company and payment or provision for payment of all amounts to which holders of any other series or class of the Company's stock hereafter issued that ranks senior as to liquidation rights to the Common Stock are entitled, the holders of Common Stock will be entitled to share ratably in any remaining assets of the Company. All outstanding shares of Common Stock are, and the shares of Common Stock to be sold by the Company hereby will be, duly and validly issued, fully paid and nonassessable.

     The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company, 40 Wall Street, New York, New York 10005.

PREFERRED STOCK

     Shares of each series of Preferred Stock will have such rights and preferences as are fixed by the Board of Directors in the resolution or resolutions authorizing the issuance of that particular series. In designating any series of Preferred Stock, the Board of Directors has the authority, without further action of the holders of Common Stock, to fix the number of shares constituting that series and to fix the preferences, limitations and relative rights of the series, including the dividend rights, dividend rate, terms and prices of redemption, liquidation preferences, sinking fund rights, conversion rights and voting rights. It is expected that the holders of any series of Preferred Stock, when and if issued, will have priority with respect to dividends and any distributions upon liquidation of the Company, and may have other preferences over the holders of the Common Stock, including the preferential right to elect directors in the event dividends on the Preferred Stock are not paid for a specified period. Although the Company has no present intent to issue shares of Preferred Stock, the issuance of Preferred Stock could be used to discourage an unsolicited acquisition proposal or otherwise have an anti-takeover effect.

CERTAIN PROVISIONS OF THE ARTICLES, BYLAWS AND LOUISIANA LAW

     The Articles, the Company's Bylaws (the "Bylaws") and Louisiana law contain certain other provisions that may impede an unsolicited takeover attempt or otherwise have an anti-takeover effect.

  DIRECTOR TERMS AND RELATED PROVISIONS

     The Articles provide that the members of the Board of Directors of the Company will be elected for terms of five years and until their successors are elected and qualified. The Articles further provide that the number of directors will be as designated in the Bylaws, provided that no amendment to the Bylaws to decrease the number of directors shall shorten the term of any incumbent director. The Bylaws provide for six directors and in addition provide that the Bylaws may be amended by shareholders only upon the affirmative vote of at least 80% of the total voting power. In addition, the Articles provide that any vacancy on the Board of Directors may be filled by a vote of at least two-thirds of the directors then in office, and a director elected to fill a vacancy shall serve until the next shareholders' meeting held for the election of directors generally, provided that the shareholders have the right at a special meeting, if called for such purpose prior to such action by the Board of Directors, to fill a vacancy. The Articles also provide that directors may be removed only for cause and only by the affirmative vote of not less than 80% of the voting power, provided that the removal may only be effected at a meeting of shareholders called for that purpose.

  SHAREHOLDER MEETINGS

     The Articles and the Bylaws provide that special meetings of shareholders may be called by any shareholder or group of shareholders holding in the aggregate at least 80% of the total voting power, or by the Chairman of the Board, the President or the Board of Directors of the Company.

  SHAREHOLDER NOMINATIONS OF DIRECTORS

     The Articles provide that only persons who are nominated by, or at the direction of, the Board of Directors of the Company or by a shareholder who has given timely notice to the Secretary of the Company prior to the meeting at which directors are to be elected will be eligible for election as directors. To be timely, notice must be received by the Company at its principal executive offices not less than 45 days nor more than 90 days prior to the meeting (or, if less than 55 days' notice or prior public disclosure of the meeting date is given or made to shareholders, not later than the tenth day following the day on which such notice was mailed or such prior public disclosure was made). Notice to the Company from a shareholder who proposes to nominate a person at a meeting for election as a director must contain certain specified information about that person.

  SUPERMAJORITY VOTE FOR CERTAIN BUSINESS COMBINATIONS

     The Articles provide that no Business Combination (as hereinafter defined) shall be effected unless it is approved at the shareholders' meeting called for that purpose by the affirmative vote of 80% of the total voting power of the holders of voting securities or other obligations with voting power (excluding such securities and obligations owned by an Acquiring Entity (as hereinafter defined) and its affiliates). In addition to the voting requirements, no Business Combination may be effected without first satisfying substantive conditions with regard to: (i) the consideration to be received by shareholders;
(ii) certain restrictions prohibiting the Acquiring Entity from purchasing voting securities or obligations with voting power subsequent to becoming an Acquiring Entity but prior to any Business Combination; (iii) the dividends paid on the outstanding stock of the Company; (iv) certain restrictions prohibiting the Acquiring Entity from receiving the benefit of any financial assistance of the Company or making any major change in the Company's business or equity capital structure without unanimous approval of the directors and (v) the distribution of a proxy statement containing any recommendations by the directors and the opinion of a reputable investment banking firm as to the fairness of the terms of the Business Combination.

     These requirements will not apply to a Business Combination that (i) is approved by a majority of directors unaffiliated with the Acquiring Entity who were directors prior to an Acquiring Entity's becoming such (or certain successors) (the "Continuing Directors"), if there are at least three Continuing Directors or (ii) involves solely either (A) a transfer of assets of the Company to a subsidiary wholly owned by the Company or (B) a merger or consolidation with or into a successor corporation, as long as the percentages of shareholder ownership remain the same and the successor corporation's articles of incorporation contain the same provisions as the Articles.

     A "Business Combination" is defined in the Articles as: (i) any merger or consolidation of the Company with or into any entity unrelated to the Company which is the beneficial owner of securities representing 30% or more of the voting power of Company securities or other obligations of the Company granting voting rights (an "Acquiring Entity") or any affiliate thereof; (ii) any sale or other disposition of all or substantially all of the assets of the Company to an Acquiring Entity or any affiliate thereof; (iii) any sale or other disposition to the Company or any subsidiary thereof of any assets in exchange for which an Acquiring Entity or any affiliate thereof becomes the beneficial owner of either (A) voting securities of the Company or any subsidiary thereof or (B) other obligations of the Company granting voting rights; (iv) any transaction designed to decrease the number of holders of the Company's voting securities remaining after an Acquiring Entity has become an Acquiring Entity or (v) the adoption of any plan or proposal for the liquidation or dissolution of the Company in which anything other than cash will be received by an Acquiring Entity or any affiliates thereof.

  LOUISIANA LAW

     Louisiana law requires that certain transactions, such as mergers, consolidations or share exchanges, with a shareholder beneficially owning 10% or more of the voting power of the corporation (an "Interested Shareholder") or its affiliates be recommended by the board of directors and approved by the affirmative vote of (i) 80% of the votes entitled to be cast by outstanding shares of the corporation's voting stock and (ii) two-thirds of the votes entitled to be cast by holders of voting stock other than the Interested Shareholder and its affiliates. These voting requirements do not apply to such transactions if the transaction (i) does not alter the contract rights of the stock or change or convert, in whole or in part, the outstanding shares of the corporation or (ii) satisfies certain requirements with regard to the consideration to be received by shareholders and certain procedural requirements.

  OTHER PROVISIONS

     The Articles and Louisiana law provide that the Board of Directors of the Company, when evaluating a tender offer or an offer to make a tender or exchange offer or to effect a Business Combination, may, in exercising its judgment in determining what is in the best interests of the Company and its shareholders, consider the following factors and any other factors that it deems relevant: (i) not only the consideration being offered in the proposed transaction, in relation to the then current market price for the outstanding capital stock of the Company, but also (A) the market price for the capital stock of the Company over a period of years, (B) the estimated price that might be achieved in a negotiated sale of the Company as a whole or in part or through orderly liquidation, (C) the premiums over market price for the securities of other corporations in similar transactions, (D) current political, economic and other factors bearing on securities prices and (E) the Company's financial condition and future prospects; (ii) the social and economic effects of such transaction on the Company, its subsidiaries or their employees, customers, creditors and the communities in which the Company and its subsidiaries do business; (iii) the business and financial condition and earnings prospects of the acquiring party or parties, including, but not limited to, debt service and other existing or likely financial obligations of the acquiring party or parties, and the possible effect of such conditions upon the Company and its subsidiaries and the communities in which the Company and its subsidiaries do business and (iv) the competence, experience and integrity of the acquiring party or parties and its or their management.

  AMENDMENT OF CERTAIN PROVISIONS OF THE ARTICLES AND BYLAWS

     The Articles provide, with certain exceptions, that the holders of 80% of the total voting power are required to amend certain provisions of the Articles. The Bylaws provide that the Bylaws may be amended or repealed only by (i) a majority of the entire Board of Directors at any time when there is no Acquiring Entity, (ii) both a majority of the entire Board of Directors and a majority of the Continuing Directors at any time when there is an Acquiring Entity or (iii) the affirmative vote of the holders of at least 80% of the total voting power.

                                  UNDERWRITING

     Subject to the terms and conditions set forth in the Underwriting Agreement, the Company has agreed to sell to each of the Underwriters named below (the "Underwriters"), for whom Salomon Brothers Inc, Donaldson, Lufkin & Jenrette Securities Corporation, Robert W. Baird & Co. Incorporated and Morgan Keegan & Company, Inc. are acting as representatives (the "Representatives"), and each of the Underwriters has severally agreed to purchase from the Company, the number of shares set forth opposite their respective names below:


             UNDERWRITER                NUMBER OF SHARES
- -------------------------------------   -----------------

Salomon Brothers Inc.................
Donaldson, Lufkin & Jenrette
Securities Corporation...............
Robert W. Baird & Co. Incorporated...
Morgan Keegan & Company, Inc.........

                                        -----------------
     Total...........................       5,000,000
                                        =================

     In the Underwriting Agreement, the several Underwriters have agreed, subject to the terms and conditions set forth therein, to purchase all 5,000,000 shares of Common Stock offered hereby (other than those subject to the over-allotment option described below), if any shares of Common Stock are purchased. In the event of a default by any Underwriter, the Underwriting Agreement provides that, in certain circumstances, the purchase commitments of the non-defaulting Underwriters may be increased or the Underwriting Agreement may be terminated. The Company has been advised by the Representatives that the several Underwriters propose initially to offer shares of Common Stock to the public at the public offering price set forth on the cover page of this Prospectus, and to certain dealers at such offering price less a concession not
in excess of $        per share. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $        per share to other dealers.
After the initial offering, the public offering price and such concessions may be changed.

     The Company has granted to the Underwriters an option, exercisable during the 30-day period after the date of this Prospectus, to purchase up to 750,000 additional shares of Common Stock at the public offering price less the underwriting discount set forth on the cover page of this Prospectus. The Underwriters may exercise such option only to cover over-allotments in connection with the sale of the shares of Common Stock that the Underwriters have agreed to purchase. To the extent that the Underwriters exercise such option, each Underwriter will have a firm commitment, subject to certain conditions, to purchase a number of option shares of Common Stock proportionate to such Underwriter's initial commitment.

     The Company has agreed not to offer, sell or contract to sell, or otherwise dispose of, or announce the offering of, any shares of Common Stock, or any securities convertible into, or exchangeable for, shares of Common Stock except the shares of Common Stock offered hereby, for a period of 120 days from the date of this Prospectus without the prior written consent of Salomon Brothers Inc, subject to certain exceptions. Furthermore, all directors and executive officers of the Company have agreed that they will not offer, sell or contract to sell, or otherwise dispose of, or announce the offering of any shares of Common Stock for a period of 120 days from the date of this Prospectus without the prior written consent of Salomon Brothers Inc, subject to certain exceptions.


     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act, or contribute to payments the Underwriters may be required to make in respect thereof.

     In connection with this offering, certain Underwriters and selling group members who are qualifying registered market makers on the Nasdaq National Market may engage in passive market making transactions in the Common Stock on the Nasdaq National Market in accordance with Rule 10b-6A under the Securities Exchange Act of 1934 during the two-business day period before commencement of offers or sales of the Common Stock offered hereby. Passive market making transactions must comply with certain volume and price limitations and be identified as such. In general, a passive market maker may display its bid at a price not in excess of the highest independent bid for the security, and if all independent bids are lowered below the passive market maker's bid, then such bid must be lowered when certain purchase limits are exceeded.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby will be passed upon for the Company by Baker & Botts, L.L.P., Houston, Texas and for the Underwriters by Cravath, Swaine & Moore, New York, New York. McGlinchey Stafford Lang, a professional limited liability company, New Orleans, Louisiana, will pass on all matters of Louisiana law in this connection.

                         INDEPENDENT PUBLIC ACCOUNTANTS

     The consolidated balance sheet of the Company as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 1995, and the related schedules, included and incorporated by reference in this Prospectus, have been included and incorporated by reference herein in reliance on the report of Coopers & Lybrand L.L.P., independent accountants, given on the authority of that firm as experts in auditing and accounting. With respect to the unaudited interim financial information for the periods ended March 31, 1996 and 1995, included or incorporated by reference in this Prospectus, Coopers & Lybrand L.L.P. has reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate report related to the interim financial information included and incorporated by reference herein states that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their report on such information should be restricted in light of the limited nature of the review procedures applied. Coopers & Lybrand L.L.P. is not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the registration statement prepared or certified by the accountants within the meaning of Sections 7 and 11 of the Securities Act.

     The consolidated financial statements of Quitral-Co S.A.I.C. at June 30, 1995 and 1994, and for each of the three years in the period ended June 30, 1995, included and incorporated by reference in this Prospectus have been audited by Pistrelli, Diaz Y Asociados, member firm of Andersen Worldwide SC, independent public accountants, as indicated in their report with respect thereto, and included and incorporated by reference in this Prospectus in reliance upon the authority of said firm as experts in giving said reports.


     The consolidated balance sheet of X-Pert Enterprises, Inc. as of February 28, 1995 and March 31, 1994, and the related consolidated statements of earnings, shareholders' equity and cash flows for the 11 months and the year then ended, have been incorporated by reference herein in reliance on the report of Johnson, Miller & Co., independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

                             AVAILABLE INFORMATION

     Pride is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"), which can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Room 1024, Washington, D.C. 20549; and at the regional offices of the Commission at 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and at 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 at prescribed rates. The Commission maintains an Internet web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission (http://www.sec.gov). The Common Stock is traded on the Nasdaq National Market.

     This Prospectus, which constitutes part of a registration statement (the "Registration Statement") filed by Pride with the Commission under the Securities Act of 1933, as amended, omits certain of the information contained in the Registration Statement. Reference is hereby made to the Registration Statement and the exhibits thereto, which may be obtained at the public reference facilities maintained by the Commission as provided in the preceding paragraph, for further information with respect to Pride and the securities offered hereby. Statements contained herein concerning the provisions of such documents are necessarily summaries of such documents, and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the Commission.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents, which have been filed by Pride with the Commission pursuant to the Exchange Act (File No. 0-16961), are incorporated in this Prospectus by reference and shall be deemed to be a part hereof:

          (a)  Annual Report on Form 10-K for the year ended December 31, 1995;

          (b)  Quarterly Report on Form 10-Q for the quarter ended March 31,
     1996;

          (c)  Current Report on Form 8-K filed March 20, 1996; and

          (d) Current Report on Form 8-K filed May 15, 1996, as amended by a Form 8-K/A filed June 4, 1996.

     All documents filed by Pride pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering made hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of the filing of such documents. Any statement contained in this Prospectus, in a supplement to this Prospectus or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed supplement to this Prospectus or in any document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     Pride hereby undertakes to provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus has been delivered, on the written or oral request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated in this Prospectus by reference, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference in such documents). Written or telephone requests for such copies should be directed to Pride at its principal executive offices located at 1500 City West Blvd., Suite 400, Houston, Texas 77042, Attention: Paul A. Bragg (telephone number: (713) 789-1400).

                         INDEX TO FINANCIAL STATEMENTS


                                        PAGE
                                        ----

Pride Petroleum Services, Inc.
     Annual Financial Statements
          Report of Independent
          Accountants................    F-2
          Consolidated Balance Sheet
          as of December 31, 1995 and
          1994.......................    F-3
          Consolidated Statement of
          Operations for the Years
          Ended December 31, 1995,
            1994 and 1993............    F-4
          Consolidated Statement of
          Changes in Shareholders'
          Equity for the Years Ended
          December 31, 1995, 1994 and
          1993.......................    F-5
          Consolidated Statement of
          Cash Flows for the Years
          Ended December 31, 1995,
            1994 and 1993............    F-6
          Notes to Consolidated
          Financial Statements.......    F-7
     Interim Financial Statements
     (unaudited)
          Report of Independent
          Accountants on Review of
          Interim Financial
          Information................   F-21
          Consolidated Balance Sheet
          as of March 31, 1996 and
          December 31, 1995..........   F-22
          Consolidated Statement of
          Operations for the Three
          Months Ended March 31, 1996
          and 1995...................   F-23
          Consolidated Statement of
          Cash Flows for the Three
          Months Ended March 31, 1996
          and 1995...................   F-24
          Notes to Unaudited
          Consolidated Financial
          Statements.................   F-25
Quitral-Co S.A.I.C. and Subsidiary
     Annual Financial Statements
          Report of Independent
          Public Accountants.........   F-29
          Consolidated Balance Sheets
          as of June 30, 1995 and
          1994.......................   F-30
          Consolidated Statements of
          Income for the Years Ended
          June 30, 1995, 1994 and
          1993.......................   F-31
          Consolidated Statements of
          Changes in Shareholders'
          Equity for the Years Ended
          June 30, 1995, 1994 and
          1993.......................   F-32
          Consolidated Statements of
          Cash Flows for the Years
          Ended June 30, 1995, 1994
          and 1993...................   F-33
          Notes to the Consolidated
          Financial Statements.......   F-34
     Interim Financial Statements
      (unaudited)
          Consolidated Balance Sheets
          as of March 31, 1996 and
          1995.......................   F-55
          Consolidated Statements of
          Income for the Nine Months
          Ended March 31, 1996 and
          1995.......................   F-56
          Consolidated Statements of
          Changes in Shareholders'
          Equity for the Nine Months
          Ended March 31, 1996 and
          1995.......................   F-57
          Consolidated Statements of
          Cash Flows for the Nine
          Months Ended March 31,
          1996 and 1995..............   F-58
          Notes to Unaudited Interim
          Consolidated Financial
          Statements.................   F-59

                                      F-1

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Pride Petroleum Services, Inc.:

     We have audited the consolidated balance sheet of Pride Petroleum Services, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Pride Petroleum Services, Inc. and Subsidiaries as of December 31, 1995 and 1994, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.

     As discussed in Note 6 to the financial statements, the Company changed its method of accounting for income taxes in 1993.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
February 26, 1996
                                      F-2

                         PRIDE PETROLEUM SERVICES, INC.
                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                                              DECEMBER 31,
                                       --------------------------
                                           1995          1994
                                       ------------  ------------
                             ASSETS
CURRENT ASSETS
     Cash and cash equivalents.......  $      9,295  $      5,970
     Short-term investments..........         2,612         3,001
     Trade receivables, net of
      allowance for doubtful accounts
      of
       $426 and $394, respectively...        43,767        38,334
     Parts and supplies..............         9,473         4,468
     Deferred income taxes...........         1,518         2,388
     Other current assets............         6,488         6,128
                                       ------------  ------------
          Total current assets.......        73,153        60,289
                                       ------------  ------------
PROPERTY AND EQUIPMENT, AT COST......       296,939       246,365
ACCUMULATED DEPRECIATION.............      (118,451)     (106,466)
                                       ------------  ------------
          Net property and
            equipment................       178,488       139,899
                                       ------------  ------------
GOODWILL AND OTHER INTANGIBLES,
  net................................         3,699         3,580
OTHER ASSETS.........................         2,265         1,425
                                       ------------  ------------
                                       $    257,605  $    205,193
                                       ============  ============

              LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable................  $     15,010  $     14,715
     Accrued expenses................        16,550        15,332
     Current portion of long-term
      debt...........................        10,291         3,602
                                       ------------  ------------
          Total current
            liabilities..............        41,851        33,649
                                       ------------  ------------
OTHER LONG-TERM LIABILITIES..........         4,127         5,327
LONG-TERM DEBT, net of current
  portion............................        61,136        42,096
DEFERRED INCOME TAXES................        19,252        12,736
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Common stock, no par value;
      40,000,000 shares authorized;
      24,863,072 and 24,081,872
      shares issued and 24,808,852
      and 24,027,652 shares
      outstanding, respectively......             1             1
     Paid-in capital.................        95,751        91,256
     Treasury stock, at cost.........          (191)         (191)
     Retained earnings...............        35,678        20,319
                                       ------------  ------------
          Total shareholders'
            equity...................       131,239       111,385
                                       ------------  ------------
                                       $    257,605  $    205,193
                                       ============  ============

   The accompanying notes are an integral part of the consolidated financial statements.

                                      F-3

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                                YEAR ENDED DECEMBER 31,
                                                                         -------------------------------------
                                                                            1995         1994         1993
                                                                         -----------  -----------  -----------
REVENUES...............................................................  $   263,599  $   182,336  $   127,099
                                                                         -----------  -----------  -----------
COSTS AND EXPENSES
     Operating costs...................................................      188,252      139,653      100,305
     Depreciation and amortization.....................................       16,657        9,550        6,407
     Selling, general and administrative...............................       32,418       25,105       17,572
                                                                         -----------  -----------  -----------
          Total costs and expenses.....................................      237,327      174,308      124,284
                                                                         -----------  -----------  -----------
               Earnings from operations................................       26,272        8,028        2,815
OTHER INCOME (EXPENSE)
     Other income (expense)............................................        1,687         (305)        (135)
     Interest income...................................................          740          618          649
     Interest expense..................................................       (6,276)        (207)         (10)
                                                                         -----------  -----------  -----------
               Total other income (expense), net.......................       (3,849)         106          504
                                                                         -----------  -----------  -----------
EARNINGS BEFORE INCOME TAXES AND
  CUMULATIVE EFFECT OF CHANGE IN
  ACCOUNTING FOR INCOME TAXES..........................................       22,423        8,134        3,319
INCOME TAX PROVISION...................................................        7,064        1,920        1,214
                                                                         -----------  -----------  -----------
NET EARNINGS BEFORE CUMULATIVE EFFECT OF
  CHANGE IN ACCOUNTING FOR INCOME TAXES................................       15,359        6,214        2,105
CUMULATIVE EFFECT OF CHANGE
  IN ACCOUNTING FOR INCOME TAXES.......................................      --           --             3,835
                                                                         -----------  -----------  -----------
NET EARNINGS...........................................................  $    15,359  $     6,214  $     5,940
                                                                         ===========  ===========  ===========
NET EARNINGS PER SHARE
     Before cumulative effect of change
       in accounting for income taxes..................................  $       .60  $       .30  $       .13
     Cumulative effect of change in
       accounting for income taxes.....................................      --           --               .23
                                                                         -----------  -----------  -----------
EARNINGS PER SHARE.....................................................  $       .60  $       .30  $       .36
                                                                         ===========  ===========  ===========
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS OUTSTANDING.................................       25,465       20,795       16,487
                                                                         ===========  ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                                      F-4

                         PRIDE PETROLEUM SERVICES, INC.
           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY
                                 (IN THOUSANDS)

                                         COMMON STOCK                  TREASURY                   TOTAL
                                       -----------------    PAID-IN     STOCK     RETAINED    SHAREHOLDERS'
                                        SHARES    AMOUNT    CAPITAL    AT COST    EARNINGS        EQUITY
                                       ---------  ------   ----------  --------   ---------   --------------

BALANCE -- DECEMBER 31, 1992.........     16,034  $   1    $   53,915   $ (307)   $  8,165      $   61,774
     Net earnings....................     --       --          --        --          5,940           5,940
     Issuance of common stock in
       connection with acquisition...        270   --           1,099      116       --              1,215
     Exercise of stock options.......         17   --             129    --          --                129
     Tax benefit of non-qualified
       stock options.................     --       --              68    --          --                 68
                                       ---------  ------   ----------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1993.........     16,321      1        55,211     (191)     14,105          69,126
     Net earnings....................     --       --          --        --          6,214           6,214
     Issuance of common stock in
       public offering...............      6,918   --          32,108    --          --             32,108
     Issuance of common stock in
       connection with acquisition...        785   --           3,925    --          --              3,925
     Exercise of stock options.......          4   --               8    --          --                  8
     Tax benefit of non-qualified
       stock options.................     --       --               4    --          --                  4
                                       ---------  ------   ----------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1994.........     24,028      1        91,256     (191)     20,319         111,385
     Net earnings....................     --       --          --        --         15,359          15,359
     Issuance of common stock in
       connection with
       acquisitions..................        525   --           3,279    --          --              3,279
     Exercise of stock options.......        256   --             739    --          --                739
     Tax benefit of non-qualified
       stock options.................     --       --             477    --          --                477
                                       ---------  ------   ----------  --------   ---------   --------------
BALANCE -- DECEMBER 31, 1995.........     24,809  $   1    $   95,751   $ (191)   $ 35,678      $  131,239
                                       =========  ======   ==========  ========   ========    ==============

   The accompanying notes are an integral part of the consolidated financial statements.

                                      F-5

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)


                                              YEAR ENDED DECEMBER 31,
                                       -------------------------------------
                                          1995         1994         1993
                                       -----------  -----------  -----------

OPERATING ACTIVITIES
  Net earnings.......................  $    15,359  $     6,214  $     5,940
  Adjustments to reconcile net
     earnings to net cash provided by
     operating activities --
       Depreciation and
          amortization...............       16,657        9,550        6,407
       Gain on sale of assets........       (1,544)        (475)        (241)
       Effect of exchange rates......         (142)         362          167
       Deferred tax provision
          (benefit)..................        4,602        1,120         (103)
       Effect of change in accounting
          for income taxes...........      --           --            (3,835)
       Changes in assets and
          liabilities, net of effects
          of acquisitions --
            Trade receivables........       (4,493)     (10,106)        (830)
            Parts and supplies.......       (2,866)      (1,128)        (313)
            Other current assets.....       (1,914)         (31)        (395)
            Accounts payable.........         (358)       1,534        2,778
            Accrued expenses and
               other.................        1,391        1,331         (343)
                                       -----------  -----------  -----------
                 Net cash provided by
                    operating
                    activities.......       26,692        8,371        9,232
                                       -----------  -----------  -----------
INVESTING ACTIVITIES
  Purchase of net assets of acquired
     entities, including
     acquisition costs, less cash
     acquired........................       (8,144)     (22,217)      (9,752)
  Purchases of property and
     equipment.......................      (40,636)     (59,171)     (12,123)
  Proceeds from sale of short-term
     investments.....................        1,250        1,004        2,852
  Proceeds from sale of property and
     equipment.......................        6,862          908          285
  Purchase of short-term
     investments.....................         (360)     --            (2,000)
  Other..............................         (485)          (6)          45
                                       -----------  -----------  -----------
                 Net cash used in
                    investing
                    activities.......      (41,513)     (79,482)     (20,693)
                                       -----------  -----------  -----------
FINANCING ACTIVITIES
  Proceeds from issuance of common
     stock...........................        1,216       32,116          129
  Proceeds from debt borrowings......       27,535       39,358          400
  Reduction of debt..................      (10,410)        (740)      (1,797)
  Other..............................         (195)      (1,162)     --
                                       -----------  -----------  -----------
                 Net cash provided
                    (used) by
                    financing
                    activities.......       18,146       69,572       (1,268)
                                       -----------  -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................        3,325       (1,539)     (12,729)
CASH AND CASH EQUIVALENTS, beginning
  of period..........................        5,970        7,509       20,238
                                       -----------  -----------  -----------
CASH AND CASH EQUIVALENTS, end of
  period.............................  $     9,295  $     5,970  $     7,509
                                       ===========  ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                                      F-6

                         PRIDE PETROLEUM SERVICES, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  ORGANIZATION AND BASIS OF PRESENTATION

     Pride Petroleum Services, Inc. (the "Company") is a Louisiana corporation which was organized in 1988 as the successor to a company originally incorporated in 1968. The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

  CASH EQUIVALENTS

     For purposes of the consolidated balance sheet and consolidated statement of cash flows, the Company considers highly liquid debt instruments having maturities of three months or less at the date of purchase to be cash equivalents.

  SHORT-TERM INVESTMENTS

     Short-term investments include marketable securities, which in the case of debt instruments have maturities in excess of three months but less than one year at the date of purchase, and are carried at the lower of cost or market value. There were no material differences between cost and fair market value at December 31, 1995.

  PARTS AND SUPPLIES

     Parts and supplies consist of spare rig parts and supplies held for use in operations and are valued at the lower of weighted average cost or market value.

  PROPERTY AND EQUIPMENT

     Property and equipment are carried at original cost or adjusted net realizable value, as applicable. Major renewals and improvements are capitalized and depreciated over the respective asset's useful life. Maintenance and repair costs are charged to expense as incurred. During the years ended December 31, 1995, 1994 and 1993, maintenance and repair costs included in operating costs were $20,776,000, $16,290,000 and $12,541,000, respectively. When assets are sold or retired, the remaining costs and related accumulated depreciation are removed from the accounts and any resulting gain or loss is included in income.

     For financial reporting purposes, depreciation of property and equipment is provided using primarily the straight line method based upon expected useful lives of each class of assets. Estimated useful lives of the assets for financial reporting purposes are as follows:


                                         YEARS
                                        -------

Rigs and rig equipment...............    5 - 17
Transportation equipment.............    3 -  7
Buildings and improvements...........   10 - 20
Furniture and fixtures...............         5

     The Company capitalizes interest applicable to the construction of significant additions to property and equipment. In 1995 and 1994, total interest incurred was $6,526,000 and $665,000, respectively, of which $250,000 and $458,000, respectively, was capitalized. No interest was capitalized in 1993.

  GOODWILL AND OTHER INTANGIBLES

     Goodwill, totalling $2,650,000 and $2,846,000 at December 31, 1995 and 1994, respectively, represents the cost in excess of fair value of the net assets of companies acquired and is being amortized over 15 years. Other intangible assets, totalling $1,049,000 and $734,000 at December 31,

                                      F-7

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)
1995 and 1994, respectively, represent costs allocated to service contracts, employment contracts, covenants not to compete and client lists acquired in business acquisitions. Other intangible assets are being amortized over their estimated useful lives, which range from three to ten years. Total amortization of goodwill and other intangible assets for the years ended December 31, 1995, 1994 and 1993 amounted to $543,000, $475,000 and $453,000, respectively.

  REVENUE RECOGNITION

     The Company recognizes revenue from domestic land well servicing operations as services are performed based upon actual rig hours worked. Revenues from international and offshore well servicing and daywork drilling operations are recognized as services are performed based upon contracted day rates and the number of operating days during the period. Revenues from related operations are recognized in the period in which such services are performed.

  INCOME TAXES

     Effective January 1, 1993, the Company adopted the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes"
("SFAS 109"). SFAS 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or tax returns. Deferred tax liabilities and assets are determined based on the difference between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the asset is recovered or the liability is settled.

  FOREIGN CURRENCY TRANSLATION

     The Company accounts for translation of foreign currency in accordance with Statement of Financial Accounting Standards No. 52, "Foreign Currency Translation". The Company's Venezuelan operations are in a "highly inflationary" economy resulting in the use of the U.S. dollar as the functional currency. Therefore, certain assets of this operation are translated at historical exchange rates and all translation gains or losses are reflected in the period's results of operations. In Argentina and Colombia, the local currency is considered the functional currency. Translation of Argentine and Colombian assets and liabilities is made at the prevailing exchange rate as of the balance sheet date. Revenues and expenses are translated at the average rate of exchange during the period. The resulting translation adjustments are recorded as a component of shareholders' equity. In Russia, contracts to date have called for payment and expenses to be in U.S. dollars; therefore, no exchange gain or loss has been applicable.

  EARNINGS (LOSS) PER SHARE

     Earnings (loss) per share has been computed based on the weighted average number of common shares outstanding during the applicable period. Common share equivalents have been included in periods in which their effect is dilutive. Common share equivalents include the number of shares issuable upon exercise of warrants and stock options, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method. Fully diluted earnings per share have not been presented as the results are not materially different.

  CONCENTRATION OF CREDIT RISK

     Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of temporary cash investments and trade receivables. The Company places its temporary cash investments in U.S. Government securities and in other high quality financial instruments. By policy, the Company limits the amount of credit exposure to any one financial institution or issuer. The Company's customer base consists primarily of major integrated and government-owned international oil companies as well as smaller independent oil and gas producers. Management believes the credit

                                      F-8

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) quality of its customers is generally high. The Company has in place insurance to cover certain exposure in its foreign operations and provides allowances for potential credit losses when necessary.

  MANAGEMENT ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. While it is believed that such estimates are reasonable, actual results could differ from those estimates.

  CONDITIONS AFFECTING ONGOING OPERATIONS

     Increases and decreases in domestic well servicing activity historically have had a significant correlation with changes in oil and natural gas prices. International well servicing activity is also affected by fluctuations in oil and natural gas prices, but historically to a lesser extent than domestic activity. International well servicing contracts are typically for terms of one year or more, while domestic contracts are typically entered into for one or multiple wells. Accordingly, international well servicing activities generally are not as sensitive to short-term changes in oil and gas prices as domestic operations.

2.  PROPERTY AND EQUIPMENT

     Property and equipment at December 31, 1995 and 1994 consists of the following:


                                             DECEMBER 31,
                                       ------------------------
                                          1995         1994
                                       -----------  -----------

                                            (IN THOUSANDS)
Land.................................  $     2,458  $     2,340
Equipment............................      274,378      191,248
Buildings............................        6,492        5,495
Other................................          471          251
Construction-in-progress.............       13,140       47,031
                                       -----------  -----------
                                           296,939      246,365
Accumulated depreciation.............     (118,451)    (106,466)
                                       -----------  -----------
                                       $   178,488  $   139,899
                                       ===========  ===========

     Construction-in-progress as of December 31, 1995 included approximately $5,700,000 of costs related to the acquisition, refurbishment, equipping and deploying to international markets of seven land-based workover and four land-based drilling rigs and approximately $2,500,000 of costs related to the construction of an offshore platform workover rig. At December 31, 1994, construction-in-progress included approximately $36,533,000 of costs related to the construction of the two drilling/workover barge rigs which were placed in service in January 1995, approximately $4,355,000 of costs related to improvements to three offshore platform rigs, and $3,701,000 related to the refurbishment, upgrading and deployment of four additional rigs to Argentina.

3.  ACQUISITIONS

     In March 1995, the Company acquired all of the outstanding capital stock of X-Pert Enterprises, Inc. ("X-Pert") for aggregate consideration of approximately $10,000,000, consisting of $3,000,000 cash, a note payable to the selling shareholders in the amount of $5,964,000, and 200,000 shares of the Company's common stock.

                                      F-9

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The assets acquired and liabilities assumed in the X-Pert acquisition were as follows:


                                        ASSETS (LIABILITIES)
                                        ---------------------

                                           (IN THOUSANDS)
Cash and cash equivalents............         $   1,719
Trade receivables....................             2,254
Other current assets.................                80
Property and equipment...............            10,000
Other assets.........................               725
Accounts payable.....................              (648)
Accrued expenses.....................              (761)
Long-term debt.......................              (569)
Deferred income taxes................            (2,800)
                                            -----------
                                              $  10,000
                                            ===========

     Unaudited pro forma results of operations assuming the acquisition of X-Pert had occurred on January 1, 1994, are as follows:


                                                   YEAR ENDED DECEMBER 31,
                                                   ------------------------
                                                      1995         1994
                                                   -----------  -----------
                                                    (IN THOUSANDS, EXCEPT
                                                       PER SHARE DATA)
Revenues.........................................  $   265,592  $   197,154
Net Earnings.....................................  $    15,488  $     7,112
Earnings per share...............................  $       .61  $       .34

     The pro forma results of operations presented above do not purport to be indicative of the results of operations of the Company that might have occurred nor are they indicative of future results.

     Also in March 1995, the Company acquired substantially all of the assets of a fluids hauling business for total consideration of $400,000, consisting of $350,000 cash and a note payable to the sellers in the amount of $50,000.

     In October 1995, the Company purchased all of the outstanding capital stock of Marlin Colombia Drilling Co., Inc. ("Marlin") for cash consideration of approximately $6,000,000.

     In June 1994, the Company acquired substantially all of the assets of Offshore Rigs, L.L.C. ("Offshore Rigs") for consideration of $31,213,000, consisting of $20,608,000 in cash, the issuance of 785,000 shares of the Company's common stock with a market value of $3,925,000, and the assumption of existing bank indebtedness of $6,680,000.

     In February 1994, the Company acquired all of the outstanding capital stock of Hydrodrill, S.A. ("Hydrodrill"). The principal assets of Hydrodrill were four land-based workover rigs located in southern Argentina.

     Each of the acquisitions discussed above was recorded using the purchase method of accounting. The operating results of each acquisition have been included in consolidated results of operations from the date of acquisition.

                                      F-10

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

4.  DEBT

  LONG-TERM DEBT

     Long-term debt at December 31, 1995 and 1994 consists of the following:


                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ----------  ----------

                                           (IN THOUSANDS)
Limited-recourse collateralized term
loans................................  $   42,320  $   33,311
Secured term loans...................       8,200       8,860
Secured revolver.....................       8,850      --
Notes payable........................       6,225         202
Acquisition note payable.............       5,070      --
Revolving line of credit.............         762       3,325
                                       ----------  ----------
                                           71,427      45,698
Less current portion.................      10,291       3,602
                                       ----------  ----------
                                       $   61,136  $   42,096
                                       ==========  ==========

     During 1994, the Company entered into long-term financing arrangements with two Japanese trading companies in connection with the construction and operation of two drilling/workover barge rigs. The term loans are collateralized by the barge rigs and related charter contracts. The aggregate amount of the collateralized term loans was initially $42,000,000. During 1994 and 1995, an aggregate of $2,503,000 of accrued interest was added to the principal amount of the loans. Pursuant to the terms of the loan agreements, interest, which accrues at a rate of 9.61% per annum, was added to the principal amount of the loans prior to the first scheduled payment in July 1995. The loans are being repaid from the proceeds of the related charter contracts in equal monthly installments of principal and interest through July 2004. In addition, a portion of the contract proceeds is being held in trust to assure timely payment of future debt service obligations. At December 31, 1995, $2,435,000 of such contract proceeds are being held in trust for the benefit of the lenders, and are not presently available for use by the Company. The terms of the financing agreements limit the lenders' recourse essentially to the barge rigs, contract proceeds and the assets of the Company's Venezuelan subsidiary. The Company also provided the lenders a limited guaranty with respect to certain political risks. The Company has obtained political risks insurance policies from the Overseas Private Investment Corporation to protect against political risks that could potentially result in payments under the terms of the Company's guaranty.

     In connection with the acquisition of the assets of Offshore Rigs in June 1994, the Company's new wholly-owned subsidiary, Pride Offshore, Inc. ("Pride Offshore"), entered into a $14,400,000 credit facility with a financial institution. The credit facility included $5,400,000 of secured term loans, a $4,000,000 secured revolver that was scheduled to convert to a term loan in January 1995 and a $5,000,000 revolving line of credit. The secured term loan initially bore interest at a rate of 8% per annum, while the secured revolver and the revolving line of credit each bore interest at a variable rate of prime plus 1/2% per annum. At December 31, 1994, the Company had $4,860,000 of borrowings outstanding under the secured term loans, $4,000,000 outstanding under the secured revolver and $3,325,000 outstanding under the revolving line of credit.

     In February 1995, the credit facility was amended to, among other things, increase the aggregate borrowing availability under the facility to $30,000,000, reschedule maturities of the loans and to revise the interest rates on a portion of the borrowings. Pursuant to the amended credit facility, the amount of the secured term loan was increased to $10,000,000, with two tranches. Tranche A had an initial principal amount of $4,680,000, is repayable in 28 equal monthly principal payments of $90,000 plus

                                      F-11

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) interest and one final principal payment of $2,160,000 in June 1997, and bears interest, payable monthly, at a rate of 8% per annum. Tranche B had an initial principal amount of $5,320,000, is repayable in 60 equal monthly principal payments of $88,667 plus interest and bears interest, payable monthly, at a rate of 9.25% per annum.

     The proceeds of Tranche B of the amended secured term loan were used to repay the outstanding balance of the original secured revolver and a portion of the outstanding balance of the revolving line of credit. The secured term loan is collateralized by certain of the Company's offshore property and equipment.

     Pursuant to the amended loan agreements, the amount of borrowing availability under the secured revolver is $15,000,000. The secured revolver is to convert in July 1996 to a term loan which is repayable in 60 equal monthly principal payments plus interest. The secured revolver is collateralized by certain of the Company's property and equipment and bears interest, payable monthly, at a variable rate of prime plus 1/2% per annum (totalling 9% at December 31, 1995).

     The $5,000,000 revolving line of credit was amended to extend the maturity of such loan to April 30, 1996. The revolving line of credit bears interest, payable monthly, at a variable rate of prime plus 1/2% per annum (totalling 9% at December 31, 1995) and is collateralized by substantially all of the accounts receivable of Pride Offshore.

     The Company has unconditionally guaranteed the obligations of Pride Offshore under each of the amended secured term loans, the secured revolver and the revolving line of credit.

     Notes payable include four notes payable to lending institutions totaling an aggregate $6,175,000 which are collateralized by selected property and equipment and a note payable in the amount of $50,000 issued to the sellers of certain assets acquired by the Company during the first quarter of 1995.

     In March 1995, the Company entered into a note payable to two individuals in the amount of $5,964,000 as partial consideration for a business acquisition. The note bears interest at the rate of 8.5% per annum and is repayable in quarterly installments through March 2000. The acquistion note is collateralized by certain of the property and equipment of the acquired business.

     Future maturities of long-term debt are as follows:


                                            AMOUNT
                                        --------------

                                        (IN THOUSANDS)
1996.................................      $ 10,291
1997.................................        12,158
1998.................................         9,675
1999.................................         9,583
2000.................................         7,195
Thereafter...........................        22,525

     The Company has obtained bank commitments which provide for guidance lines of credit of $18,000,000. As of December 31, 1995, letters of credit totaling $11,397,000 were outstanding thereunder. Cash and cash equivalents and a portion of accounts receivable have been pledged as collateral pursuant to these credit facilities.

     Based on rates currently available to the Company for debt with similar terms and remaining maturities, the Company believes that the recorded value of long-term debt approximates fair market value at December 31, 1995.

                                      F-12

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CONVERTIBLE SUBORDINATED DEBENTURES

     In January 1996, the Company completed the public sale of $80,500,000 principal amount of 6 1/4% convertible subordinated debentures. The debentures, which are due February 15, 2006, are convertible into common stock of the Company at a price of $12.25 per share. The debentures are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 1999, at an initial redemption price of 103.125% of the principal amount and declining to 100% of the principal amount by February 15, 2002. Interest is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1996.

5.  LEASES

     In September 1995, the Company entered into an agreement with a financial institution for the sale and leaseback of up to $10,000,000 of equipment to be used in the Company's business. As of December 31, 1995, the Company had received proceeds of $5,500,000 pursuant to this facility attributable to a new platform workover rig which was placed in service in September 1995. The Company has purchase and lease renewal options at projected future fair market values under the agreement. The lease has been classified as an operating lease for financial statement purposes. Rentals relating to the initial transaction are $1,167,000 annually. The net book value of the equipment has been removed from the balance sheet and the excess of funding over such net book value of $483,000 has been deferred and is being amortized as a reduction of lease expense over the maximum lease term of five years.

6.  INCOME TAXES

     Effective January 1, 1993, the Company adopted SFAS 109. During the first quarter of 1993, the Company recorded a gain in the amount of $3,835,000, or $.23 per share, which represents the reduction of the deferred tax liability as of January 1, 1993. The gain has been recorded in the consolidated statement of operations as "cumulative effect of change in accounting for income taxes".

     The components of the provision for income taxes were as follows:


                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------

                                               (IN THOUSANDS)
United States Federal:
     Current.........................  $   1,650  $     410  $     832
     Deferred........................      3,616      1,526        (14)
                                       ---------  ---------  ---------
                                           5,266      1,936        818
                                       ---------  ---------  ---------
State:
     Current.........................         89         24         85
     Deferred........................        201         90        (89)
                                       ---------  ---------  ---------
                                             290        114         (4)
                                       ---------  ---------  ---------
Foreign:
     Current.........................        723        366        400
     Deferred........................        785       (496)    --
                                       ---------  ---------  ---------
                                           1,508       (130)       400
                                       ---------  ---------  ---------
          Total income tax
            provision................  $   7,064  $   1,920  $   1,214
                                       =========  =========  =========

                                      F-13

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The difference between the effective federal income tax rate reflected in the income tax provision and the amounts which would be determined by applying the statutory federal tax rate to earnings before income taxes is summarized as follows:


                                           YEAR ENDED DECEMBER 31,
                                       -------------------------------
                                         1995       1994       1993
                                       ---------  ---------  ---------

U.S. statutory rate..................       34.0%      34.0%      34.0%
Foreign..............................       (7.1)     (14.0)      (1.1)
State and local taxes................        1.3        1.4       (0.1)
Other................................        3.3        2.2        3.8
                                       ---------  ---------  ---------
Effective tax rate...................       31.5%      23.6%      36.6%
                                       =========  =========  =========

     The Company's consolidated effective federal income tax rate for the year ended December 31, 1995 increased to approximately 32% from approximately 24% for the corresponding period in 1994, primarily as a result of the recognition in 1994 of current tax benefits from the utilization of approximately $3,000,000 of foreign net operating loss carryforwards. The Company had recognized a valuation allowance for the tax benefits of such foreign net operating loss carryforwards at the date the related foreign enterprise was acquired, due to uncertainties then existing regarding the Company's ability to utilize such tax benefits.

     The domestic and foreign components of earnings before income taxes and cumulative effect of change in accounting for income taxes were as follows:


                                                YEAR ENDED DECEMBER 31,
                                            --------------------------------
                                               1995       1994       1993
                                            ----------  ---------  ---------

                                                     (IN THOUSANDS)
Domestic..................................  $   13,302  $   5,178  $   1,933
Foreign...................................       9,121      2,956      1,386
                                            ----------  ---------  ---------
                                            $   22,423  $   8,134  $   3,319
                                            ==========  =========  =========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax liabilities and deferred tax assets as of December 31, 1995 and 1994 were as follows:


                                                             DECEMBER 31,
                                                        ----------------------
                                                           1995        1994
                                                        ----------  ----------

                                                            (IN THOUSANDS)
Deferred tax liabilities:
     Depreciation.....................................  $   19,850  $   13,949
     Other............................................       1,133         983
                                                        ----------  ----------
          Total deferred tax liabilities..............      20,983      14,932
                                                        ----------  ----------
Deferred tax assets:
     Foreign net operating loss carryforwards.........      (1,462)     --
     Insurance claims.................................      (2,236)     (3,814)
     Bad debts........................................        (153)       (142)
     Other............................................      (1,220)       (628)
                                                        ----------  ----------
          Total deferred tax assets...................      (5,071)     (4,584)
     Valuation allowance for deferred tax assets......       1,822      --
                                                        ----------  ----------
          Net deferred tax assets.....................      (3,249)     (4,584)
                                                        ----------  ----------
     Net deferred tax liability.......................  $   17,734  $   10,348
                                                        ==========  ==========

                                      F-14

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Applicable U.S. income taxes have not been provided on approximately $10,300,000 of undistributed earnings of the Company's foreign subsidiaries. The Company considers such earnings to be permanently invested outside the U.S. These earnings could be subject to U.S. income tax if distributed to the Company as dividends or otherwise. The Company anticipates that foreign tax credits would substantially reduce the amount of U.S. income tax that would be payable if these earnings were to be repatriated.

7.  EMPLOYEE BENEFITS

     The Company has a salary deferral plan covering its employees whereby employees may elect to contribute up to 15% of their annual compensation. The Company may at its discretion make matching contributions with respect to an employee's salary contribution of up to $1,000 or 6% of compensation, whichever is less. The Company made matching contributions to the plan for the years ended December 31, 1995, 1994 and 1993 totaling $229,000, $150,000 and $105,000, respectively.

     In 1993, the Company established a deferred compensation plan providing officers and key employees with the opportunity to participate in an unfunded deferred compensation program titled the "401(k) Restoration Plan". The 401(k) Restoration Plan is a non-qualified plan which allows certain employees to defer up to 100% of base compensation and bonuses earned.


8.  SHAREHOLDERS' EQUITY


  COMMON STOCK

     In April 1995, the Company issued 87,000 shares of common stock pursuant to the contractual earnout provisions of an acquisition agreement to an individual who became a director of the Company in connection with such acquisition. The value of such shares, estimated to be $435,000, has been allocated to the acquired assets and is being amortized over the remaining useful lives of such assets. In June 1995, the Company entered into an agreement with the director pursuant to which it issued 203,000 additional shares of common stock in exchange for the director's remaining contingent right to receive up to 73,000 common shares and the exercise of warrants to acquire an additional 500,000 shares of common stock on a net value basis. The value of the additional shares issued, estimated to be $1,624,000, was also allocated to the acquired assets.

     Also in April 1995, the Company issued 35,200 shares of common stock, having an estimated aggregate value of $220,000, to a related party as consideration for the purchase of support assets.

     In June 1994, the Company completed the sale of 6,918,000 shares of common stock. The public offering resulted in net cash proceeds to the Company of approximately $32,000,000. The Company utilized $20,608,000 of the proceeds from the public offering toward the purchase of the assets of Offshore Rigs.

  LONG-TERM INCENTIVE PLAN

     The Company has a Long-Term Incentive Plan which provides for the granting or awarding of stock options, restricted stock, stock appreciation rights and stock indemnification rights to officers and other key employees. The number of shares authorized and reserved for issuance under the Long-Term Incentive Plan is limited to 13% of total issued and outstanding shares, currently 2,775,550, subject to adjustment in the event of certain changes in the Company's corporate structure or capital stock. Stock options may be exercised in whole or in part beginning six months from the date of grant and expire ten years from the date of grant. The stock options also expire 60 days after termination of employment or one year after retirement, total disability or death of an employee.

                                      F-15

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Transactions in stock options pursuant to the Long-Term Incentive Plan for the last three years are summarized as follows:


                                          NUMBER
                                        OF SHARES
                                       ------------

Outstanding at December 31, 1992.....       833,350
     Granted ($4.50 to $5.50 per
      share).........................       325,500
     Exercised ($2.25 per share).....        (2,000)
     Forfeited ($2.25 per share).....        (2,000)
                                       ------------
Outstanding at December 31, 1993.....     1,154,850
     Granted ($5.25 per share).......       775,000
     Exercised ($2.25 per share).....        (3,500)
     Forfeited.......................       --
                                       ------------
Outstanding at December 31, 1994.....     1,926,350
     Granted ($6.875 per share)......       483,000
     Exercised ($2.25 - $6.875 per
     share)..........................      (256,000)
     Forfeited.......................       --
                                       ------------
Outstanding at December 31, 1995.....     2,153,350
                                       ============
     Exercisable at December 31,
     1995............................     2,153,350
                                       ============

  DIRECTORS' STOCK OPTION PLAN

     In 1993, the shareholders of the Company approved and ratified the 1993 Directors' Stock Option Plan. The purpose of the plan is to afford the Company's directors who are not full-time employees of the Company or any subsidiary of the Company an opportunity to acquire a greater proprietary interest in the Company. A maximum of 200,000 shares of the Company's common stock are to be available for purchase upon the exercise of options granted pursuant to the 1993 Directors' Stock Option Plan. The exercise price of options is the fair market value per share on the date the option is granted. Directors' stock options vest over two years at the rate of 50% per year and expire ten years from the date of grant.

     Transactions in the 1993 Directors' Stock Option Plan since inception are summarized as follows:


                                         NUMBER
                                       OF SHARES
                                       ----------

Outstanding at December 31, 1992.....      --
     Granted ($4.25 to $6.75 per
      share).........................      50,000
     Exercised.......................      --
     Forfeited ($4.25 per share).....     (10,000)
                                       ----------
Outstanding at December 31, 1993.....      40,000
     Granted ($5.00 per share).......      12,000
     Exercised.......................      --
     Forfeited ($4.25 to $5.00 per
     share)..........................     (13,000)
                                       ----------
Outstanding at December 31, 1994.....      39,000
     Granted ($8.375 - $9.125 per
     share)..........................      19,000
     Exercised.......................      --
     Forfeited.......................      --
                                       ----------
Outstanding at December 31, 1995.....      58,000
                                       ----------
                                       ----------
Exercisable at December 31, 1995.....      34,500
                                       ==========

                                      F-16

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  COMMITMENTS AND CONTINGENCIES

     The Company is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on the Company's financial position or results of operations.

     The Company is self-insured with respect to physical damage or loss to its domestic vehicles, land rigs, and equipment (except for thirteen of its largest domestic rigs). Thirteen of the Company's largest domestic land rigs and all of the Company's international land rigs are insured, with deductibles of generally $25,000 per occurrence. The Company's offshore platform rigs and barge rigs are insured with deductibles of $50,000 and $150,000, respectively. Presently, the Company has insurance deductibles of $250,000 per occurrence for domestic workers' compensation claims, $100,000 per occurrence for domestic automobile liability claims, and $100,000 for general liability claims. The Company further limits its exposure by maintaining an accident and health insurance policy with respect to its domestic employees with a deductible of $10,000 per occurrence. Coverages with respect to foreign operations for workers' compensation and automobile claims are subject to deductibles of $40,000 to $100,000 per occurrence.

     In July 1995, one of the Company's domestic land rigs was destroyed in an explosion and fire. The damaged rig was covered by insurance and the Company received net insurance proceeds, after repurchasing the salvage, of $1,094,000. The Company recognized a gain from the insurance recovery of $1,049,000 which is included in other income in the accompanying consolidated statement of operations.

     As of December 31, 1995 and 1994, the Company had accrued approximately $7,249,000 and $11,111,000, respectively for estimated claims liabilities, of which $3,940,000 and $6,047,000, respectively, was included in current liabilities and $3,309,000 and $5,064,000, respectively, was reflected as other long-term liabilities in the accompanying balance sheet.

     As of December 31, 1995, the Company had letters of credit outstanding totaling $11,397,000. These letters of credit guarantee principally the funding of the Company's share of insured claims. Cash and cash equivalents and a portion of accounts receivable have been pledged as security for these letters of credit. The credit facility provides flexibility to reduce the pledge of cash and cash equivalents by pledging additional accounts receivable.

     Rental expense for equipment, vehicles and various facilities of the Company for the years ended December 31, 1995, 1994 and 1993 was $9,503,000, $7,987,000 and $4,505,000, respectively. As of December 31, 1995, future minimum lease payments for operating leases having initial or remaining noncancelable lease terms longer than one year are as follows: $218,000 in 1996; $218,000 in 1997; $74,000 in 1998; and none thereafter. The Company leases vehicles used in its domestic operations under a revolving master lease. Although any single lease is cancelable by the Company with 60 days notice, the Company expects to incur this lease expense in increasing amounts for the foreseeable future. Vehicle lease expense included in the above rental expense for the years ended December 31, 1995, 1994 and 1993 was $2,218,000, $2,134,000 and $1,809,000,
respectively.

                                      F-17

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

10.  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

     Summarized quarterly financial data for 1995 and 1994 are as follows:

                                         FIRST       SECOND      THIRD       FOURTH
                                        QUARTER     QUARTER     QUARTER     QUARTER
                                       ----------  ----------  ----------  ----------
1995                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues.............................  $   62,512  $   68,856  $   67,144  $   65,087
Earnings from operations.............       5,721       7,081       6,637       6,833
Net earnings.........................       3,012       3,582       4,633       4,132
Earnings per share...................         .12         .14         .18         .16
Weighted average common shares and
  equivalents outstanding............      24,675      25,496      25,708      25,893
1994
Revenues.............................  $   36,805  $   40,257  $   50,974  $   54,300
Earnings from operations.............       1,264       1,991       1,770       3,003
Net earnings.........................         929         979       1,928       2,378
Earnings per share...................         .06         .06         .08         .10
Weighted average common shares and
  equivalents outstanding............      16,727      17,537      24,418      24,381

11.  SUPPLEMENTAL FINANCIAL INFORMATION

  OTHER CURRENT ASSETS

     Other current assets at December 31, 1995 and 1994 consists of the following:


                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ----------  ----------

                                           (IN THOUSANDS)
Pre-funded construction costs........  $   --      $    1,692
Other receivables....................       1,937       1,382
Prepaid expenses.....................       4,551       3,054
                                       ----------  ----------
                                       $    6,488  $    6,128
                                       ==========  ==========
  ACCRUED EXPENSES

     Accrued expenses at December 31, 1995 and 1994 consists of the following:


                                            DECEMBER 31,
                                       ----------------------
                                          1995        1994
                                       ----------  ----------

                                           (IN THOUSANDS)
Insurance (excluding the long-term
  portion of $3,309 and $5,064,
  respectively)......................  $    3,940  $    6,047
Payroll..............................       6,318       4,149
Taxes, other than income.............       4,186       4,193
Other................................       2,106         943
                                       ----------  ----------
                                       $   16,550  $   15,332
                                       ==========  ==========

                                      F-18

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

  CASH FLOW INFORMATION

     Cash paid for interest and income taxes during the years ended December 31, 1995, 1994 and 1993 was as follows:


                                          YEAR ENDED DECEMBER 31,
                                       ------------------------------
                                         1995       1994        1993
                                       ---------  ---------     -----

                                               (IN THOUSANDS)
Cash paid during the year for:
     Interest........................  $   4,316  $     623     $  10
     Income taxes -- U.S.............        500      1,893         2
     Income taxes -- foreign.........         16         28       871

12.  FINANCIAL DATA OF DOMESTIC AND INTERNATIONAL OPERATIONS

     The following table sets forth certain consolidated information with respect to the Company and its subsidiaries by operating segment:

                                        DOMESTIC     DOMESTIC
                                          LAND       OFFSHORE     INTERNATIONAL      TOTAL
                                       -----------  -----------   -------------   -----------
                                                           (IN THOUSANDS)
1995
Revenues.............................  $   113,115  $    49,595     $ 100,889     $   263,599
Earnings from operations.............        6,857        6,785        12,630          26,272
Identifiable assets..................       77,243       50,978       129,384         257,605
Capital expenditures, including
acquisitions.........................       14,502       15,066        28,940          58,508
Depreciation and amortization........        5,578        3,091         7,988          16,657
1994
Revenues.............................  $    95,860  $    23,441     $  63,035     $   182,336
Earnings from operations.............        1,184        3,304         3,540           8,028
Identifiable assets..................       64,740       46,693        93,760         205,193
Capital expenditures, including
acquisitions.........................        3,062       34,617        48,987          86,666
Depreciation and amortization........        5,085        1,056         3,409           9,550
1993
Revenues.............................  $   105,865  $   --          $  21,234     $   127,099
Earnings from operations.............        1,307      --              1,508           2,815
Identifiable assets..................       78,607      --             31,374         109,981
Capital expenditures, including
acquisitions.........................        2,435      --             21,408          23,843
Depreciation and amortization........        5,241      --              1,166           6,407

                                      F-19

                         PRIDE PETROLEUM SERVICES, INC.
           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The following table sets forth certain information with respect to the Company and its subsidiaries by geographic area:

                                                                  RUSSIA
                                          NORTH       SOUTH        AND
                                         AMERICA     AMERICA      OTHER        TOTAL
                                       -----------  ----------  ----------  -----------
                                                        (IN THOUSANDS)
1995
Revenues.............................  $   162,710  $   98,382  $    2,507  $   263,599
Earnings from operations.............       13,642      12,448         182       26,272
Identifiable assets..................      128,221     125,939       3,445      257,605
Capital expenditures.................       29,568      28,940      --           58,508
Depreciation and amortization........        8,669       7,611         377       16,657
1994
Revenues.............................  $   119,301  $   62,430  $      605  $   182,336
Earnings (loss) from operations......        4,488       4,712      (1,172)       8,028
Identifiable assets..................      111,433      90,195       3,565      205,193
Capital expenditures.................       37,679      48,922          65       86,666
Depreciation and amortization........        6,141       3,216         193        9,550
1993
Revenues.............................  $   105,865  $   18,625  $    2,609  $   127,099
Earnings from operations.............        1,307       1,046         462        2,815
Identifiable assets..................       78,607      28,461       2,913      109,981
Capital expenditures.................        2,435      20,953         455       23,843
Depreciation and amortization........        5,241         927         239        6,407

     One customer accounted for approximately 17% and 18% of consolidated revenues during 1995 and 1994, respectively, representing 69% and 67%, respectively, of revenues from operations in Argentina during those years. Another customer accounted for approximately 54% and 40%, respectively, of revenues from domestic offshore operations during such periods. Revenues from such customer and its affiliates from both land-based and offshore operations accounted for approximately 13% and 18% of consolidated revenues during 1995 and 1994, respectively. During 1993, no customer accounted for more than 10% of consolidated revenues.
                                      F-20

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Shareholders and Board of Directors of Pride Petroleum Services, Inc.:

     We have reviewed the accompanying consolidated balance sheet of Pride Petroleum Services, Inc. as of March 31, 1996, and the related consolidated statements of operations and cash flows for the three-month periods ended March 31, 1996 and 1995. These financial statements are the responsibility of the Company's management.

     We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our review, we are not aware of any material modifications that should be made to the accompanying financial statements for them to be in conformity with generally accepted accounting principles.

     We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet as of December 31, 1995, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the year then ended (not presented herein); and in our report dated February 26, 1996, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 1995 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

                                          COOPERS & LYBRAND L.L.P.

Houston, Texas
May 15, 1996

                                      F-21

                         PRIDE PETROLEUM SERVICES, INC.
                           CONSOLIDATED BALANCE SHEET
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)


                                        MARCH 31,     DECEMBER 31,
                                           1996           1995
                                        ----------    -------------

                                        (UNAUDITED)
               ASSETS
CURRENT ASSETS
     Cash and cash equivalents.......   $  74,659       $   9,295
     Short-term investments..........          52           2,612
     Trade receivables, net of
      allowance for doubtful accounts
      of
       $511 and $426, respectively...      43,946          43,767
     Parts and supplies..............      10,545           9,473
     Deferred income taxes...........       1,569           1,518
     Other current assets............      10,196           6,488
                                        ----------    -------------
          Total current assets.......     140,967          73,153
                                        ----------    -------------
PROPERTY AND EQUIPMENT, at cost......     311,173         296,939
ACCUMULATED DEPRECIATION.............    (122,908 )      (118,451)
                                        ----------    -------------
          Net property and
        equipment....................     188,265         178,488
                                        ----------    -------------
GOODWILL AND OTHER INTANGIBLES,
  net................................       3,509           3,699
OTHER ASSETS.........................       7,827           2,265
                                        ----------    -------------
                                        $ 340,568       $ 257,605
                                        ==========    =============
LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
     Accounts payable................   $  21,759       $  15,010
     Accrued expenses................      14,774          16,550
     Current portion of long-term
      debt...........................      11,858          10,291
                                        ----------    -------------
          Total current
        liabilities..................      48,391          41,851
                                        ----------    -------------
OTHER LONG-TERM LIABILITIES..........       4,199           4,127
LONG-TERM DEBT, net of current
portion..............................      52,712          61,136
CONVERTIBLE SUBORDINATED
DEBENTURES...........................      80,500         --
DEFERRED INCOME TAXES................      19,621          19,252
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS' EQUITY
     Common stock, no par value;
      40,000,000 shares authorized;
       25,073,876 and 24,863,072
      shares issued and 25,019,656
      and
       24,808,852 shares outstanding,
      respectively...................           1               1
     Paid-in capital.................      96,877          95,751
     Treasury stock, at cost.........        (191 )          (191)
     Retained earnings                     38,458          35,678
                                        ----------    -------------
          Total shareholders'
        equity.......................     135,145         131,239
                                        ----------    -------------
                                        $ 340,568       $ 257,605
                                        ==========    =============

   The accompanying notes are an integral part of the consolidated financial statements.

                                      F-22

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                         THREE MONTHS ENDED
                                             MARCH 31,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------

REVENUES.............................  $   66,235  $   62,512
                                       ----------  ----------
COSTS AND EXPENSES
     Operating costs.................      47,946      45,171
     Depreciation and amortization...       4,774       3,578
     Selling, general and
      administrative.................       8,157       8,042
                                       ----------  ----------
          Total costs and expenses...      60,877      56,791
                                       ----------  ----------
               Earnings from
                 operations..........       5,358       5,721
OTHER INCOME (EXPENSE)
     Other income....................         227          10
     Interest income.................         774         125
     Interest expense................      (2,554)     (1,247)
                                       ----------  ----------
          Total other expense, net...      (1,553)     (1,112)
                                       ----------  ----------
EARNINGS BEFORE INCOME TAXES.........       3,805       4,609
INCOME TAX PROVISION.................       1,025       1,597
                                       ----------  ----------
NET EARNINGS.........................  $    2,780  $    3,012
                                       ==========  ==========
NET EARNINGS PER SHARE:
     Primary.........................  $      .11  $      .12
     Fully diluted...................  $      .11  $      .12
WEIGHTED AVERAGE COMMON SHARES AND
  COMMON SHARE EQUIVALENTS
  OUTSTANDING:
     Primary.........................      26,094      24,675
     Fully diluted...................      31,051      24,979

   The accompanying notes are an integral part of the consolidated financial statements.

                                      F-23

                         PRIDE PETROLEUM SERVICES, INC.
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)


                                          THREE MONTHS ENDED
                                              MARCH 31,
                                       ------------------------
                                          1996         1995
                                       -----------  -----------

OPERATING ACTIVITIES
  Net earnings.......................  $     2,780  $     3,012
  Adjustments to reconcile net
     earnings to net cash provided
     (used) by operating
     activities --
       Depreciation and
        amortization.................        4,774        3,578
       Deferred interest.............      --               894
       Gain on sale of assets........         (109)         (55)
       Effect of exchange rates......           43            6
       Deferred tax provision........          319          303
       Changes in assets and
        liabilities, net of effects
        of acquisitions --
            Trade receivables........         (179)      (5,023)
            Parts and supplies.......       (1,072)        (679)
            Other current assets.....       (3,415)      (3,852)
            Accounts payable.........        6,707       (1,815)
            Accrued expenses and
               other.................       (4,545)         154
                                       -----------  -----------
                 Net cash provided
                     (used) by
                     operating
                     activities......        5,303       (3,477)
                                       -----------  -----------
INVESTING ACTIVITIES
  Purchase of net assets of acquired
     entities, including acquisition
     costs,
     less cash acquired..............      --            (1,662)
  Purchases of property and
     equipment.......................      (14,732)     (11,841)
  Proceeds from sales of short-term
     investments.....................        2,560        1,000
  Proceeds from sales of property and
     equipment.......................          371          124
  Other..............................          (34)          69
                                       -----------  -----------
                 Net cash used in
                     investing
                     activities......      (11,835)     (12,310)
                                       -----------  -----------
FINANCING ACTIVITIES
  Proceeds from issuance of common
     stock...........................        1,126      --
  Proceeds from issuance of
     convertible subordinated
     debentures......................       77,585      --
  Proceeds from debt borrowings......        3,965       15,023
  Reduction of debt..................      (10,821)      (1,829)
  Other..............................           41          113
                                       -----------  -----------
                 Net cash provided by
                     financing
                     activities......       71,896       13,307
                                       -----------  -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS...................       65,364       (2,480)
CASH AND CASH EQUIVALENTS, beginning
  of period..........................        9,295        5,970
                                       -----------  -----------
CASH AND CASH EQUIVALENTS, end of
  period.............................  $    74,659  $     3,490
                                       ===========  ===========

   The accompanying notes are an integral part of the consolidated financial statements.

                                      F-24

                         PRIDE PETROLEUM SERVICES, INC.
              NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS

1.  GENERAL

     The unaudited consolidated financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted, pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with Pride Petroleum Services, Inc.'s (the "Company's") audited consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1995. Certain reclassifications have been made to prior year amounts to conform with the current year presentation.

     The unaudited consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of the Company's financial position, results of operations and cash flows for the interim periods presented. The results of operations for the interim periods presented herein are not necessarily indicative of the results to be expected for full years.

2.  COMMITMENTS AND CONTINGENCIES

     The Company is routinely involved in litigation incidental to its business, which often involves claims for significant monetary amounts, some of which would not be covered by insurance. In the opinion of management, none of the existing litigation will have any material adverse effect on the Company's financial position or results of operations.

     The Company is self-insured with respect to physical damage or loss to its domestic vehicles, land rigs (except for thirteen of its largest domestic land rigs), and other equipment. Thirteen of the Company's largest domestic land rigs and all of the Company's international land rigs are insured, with deductibles of generally $25,000 per occurrence. Nineteen of the Company's 23 offshore platform rigs and all of its barge rigs are insured with deductibles of $50,000 and $150,000, respectively. Presently, the Company has insurance deductibles of $250,000 per occurrence for domestic workers' compensation claims, $100,000 per occurrence for domestic automobile liability claims, and $100,000 for general liability claims. The Company further limits its exposure by maintaining an accident and health insurance policy with respect to its domestic employees with a deductible of $10,000 per occurrence. Coverages with respect to foreign operations for workers' compensation and automobile claims are subject to deductibles of generally $40,000 to $100,000 per occurrence.

     As of March 31, 1996 and December 31, 1995, the Company had accrued approximately $6,296,000 and $7,249,000, respectively, for estimated claims liabilities, of which $3,510,000 and $3,940,000, respectively, was included in current liabilities and $2,786,000 and $3,309,000, respectively, was included in other long-term liabilities in the accompanying unaudited consolidated balance sheet. As of March 31, 1996, the Company had letters of credit outstanding totaling $8,540,000. These letters of credit guarantee principally the funding of the Company's share of insured claims.

                                      F-25

                         PRIDE PETROLEUM SERVICES, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

3.  DEBT

  LONG-TERM DEBT

     Long-term debt at March 31, 1996 and December 31, 1995 consists of the following:


                                        MARCH 31,     DECEMBER 31,
                                          1996            1995
                                        ---------     ------------

                                              (IN THOUSANDS)
Limited-recourse collateralized term
  loans..............................   $ 41,504        $ 42,320
Secured term loans...................      7,660           8,200
Secured revolver.....................        850           8,850
Notes payable........................      8,088           6,225
Acquisition note payable.............      4,772           5,070
Revolving line of credit.............      1,696             762
                                        ---------     ------------
                                          64,570          71,427
Less: current portion................     11,858          10,291
                                        ---------     ------------
                                        $ 52,712        $ 61,136
                                        =========     ============

     During 1994, the Company entered into long-term financing arrangements with two Japanese trading companies in connection with the construction and operation of two drilling/workover barge rigs. The term loans are collateralized by the barge rigs and related charter contracts. The loans are being repaid from the proceeds of the related charter contracts in equal monthly installments of principal and interest through July 2004. In addition, a portion of contract proceeds is being held in trust to assure that timely payment of future debt service obligations is made. At March 31, 1996, $2,435,000 of such contract proceeds, which amount is included in cash and cash equivalents on the accompanying unaudited consolidated balance sheet, are being held in trust as security for the lenders, and are not presently available for use by the Company.

     A portion of the proceeds from the public sale of convertible subordinated debentures was used to retire $10,000,000 of debt during the first quarter of 1996, including $8,000,000 under the secured revolver and $2,000,000 of other debt.

  CONVERTIBLE SUBORDINATED DEBENTURES

     In January 1996, the Company completed the public sale of $80,500,000 principal amount of 6 1/4% convertible subordinated debentures. The debentures, which are due February 15, 2006, are convertible into common stock of the Company at a price of $12.25 per share. The debentures are redeemable at the option of the Company, in whole or in part, at any time on or after March 1, 1999, at an initial redemption price of 103.125% of the principal amount and declining to 100% of the principal amount by February 15, 2002. Interest is payable semi-annually on February 15 and August 15 of each year, commencing August 15, 1996.

4.  ACQUISITIONS

     In February 1996, the Company acquired substantially all the assets of a competitor in Freer, Texas for aggregate consideration of approximately $1,879,000, consisting of $1,850,000 cash and 4,200 restricted shares of common stock. The assets acquired included seven workover rigs, hauling and anchor trucks and other support assets.

5.  INCOME TAXES

     During the first quarter of 1996, the Company recognized the current tax benefits from the utilization of approximately $638,000 of foreign net operating loss carryforwards. The Company had
                                      F-26

                         PRIDE PETROLEUM SERVICES, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) previously provided a valuation allowance for the tax benefits of such foreign net operating loss carryforwards.

6.  NET EARNINGS PER SHARE

     Primary net earnings per share has been computed based on the weighted average number of common shares outstanding during the applicable period. Common share equivalents have been included in periods in which their effect is dilutive. Common share equivalents include the number of shares issuable upon the exercise of stock options and warrants, less the number of shares that could have been repurchased with the exercise proceeds, using the treasury stock method. Fully diluted net earnings per share has been computed based on the weighted average number of shares of common stock and common stock equivalents outstanding during the period, as if the convertible subordinated debentures were converted into common stock on the date of sale, after giving retroactive effect to the elimination of interest expense, net of income tax effect, applicable to the convertible subordinated debentures.

     The following table presents information necessary to calculate fully diluted net earnings per share:


                                         THREE MONTHS ENDED
                                             MARCH 31,
                                       ----------------------
                                          1996        1995
                                       ----------  ----------

                                       (IN THOUSANDS, EXCEPT
                                         PER SHARE AMOUNTS)
Net earnings.........................  $    2,780  $    3,012
Interest on convertible subordinated
  debentures.........................         962      --
Income tax effect....................        (346)     --
                                       ----------  ----------
          Net earnings applicable to
            common stock.............  $    3,396  $    3,012
                                       ==========  ==========
Weighted average number of common
  shares outstanding.................      24,846      24,210
Additional shares assuming conversion
  of:
     Convertible subordinated
       debentures....................       4,700      --
     Stock options and warrants......       1,505         769
                                       ----------  ----------
          Weighted average common
            shares and common share
            equivalents
            outstanding..............      31,051      24,979
                                       ==========  ==========
          Fully diluted net earnings
            per share................  $      .11  $      .12
                                       ==========  ==========

                                      F-27

                         PRIDE PETROLEUM SERVICES, INC.
      NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

7.  SEGMENT INFORMATION

     The following table sets forth certain consolidated information with respect to the Company and its subsidiaries by operating segment:

                                        DOMESTIC      DOMESTIC
                                          LAND        OFFSHORE     INTERNATIONAL       TOTAL
                                       -----------    ---------    --------------   -----------
                                                            (IN THOUSANDS)
THREE MONTHS ENDED MARCH 31, 1996
Revenues.............................  $    27,861    $ 12,376       $   25,998     $    66,235
Earnings from operations.............        1,097       1,221            3,040           5,358
Identifiable assets..................      152,269(1)   58,867          129,432         340,568
Capital expenditures, including
  acquisitions.......................        2,817       7,111            4,804          14,732
Depreciation and amortization........        1,393         874            2,507           4,774
THREE MONTHS ENDED MARCH 31, 1995
Revenues.............................  $    26,753    $ 13,058       $   22,701     $    62,512
Earnings from operations.............        1,163       1,873            2,685           5,721
Identifiable assets..................       79,698      50,938          102,455         233,091
Capital expenditures, including
  acquisitions.......................       10,955       4,830            6,523          22,308
Depreciation and amortization........        1,275         645            1,658           3,578

  (1) Includes $67,585,000 remaining net proceeds from the public sale of convertible subordinated debentures after repayment of $10,000,000 of debt.

8.  SUBSEQUENT EVENTS

     In April 1996, the Company acquired all of the outstanding capital stock of Quitral-Co S.A.I.C. ("Quitral-Co") from Perez Companc S.A., Astra C.A.P.S.A.
and other shareholders for aggregate consideration of $140,000,000, consisting of $110,000,000 cash and a note payable to the sellers for $30,000,000. Quitral-Co operates 23 drilling and 56 workover rigs in Argentina and 7 drilling and 23 workover rigs in Venezuela. For its fiscal year ended June 30, 1995, Quitral-Co generated revenues of approximately $180 million. For the nine month period ended March 31, 1996, Quitral-Co's revenues were approximately $150 million. The acquisition of Quitral-Co will be accounted for as a purchase. Accordingly, the results of operations of Quitral-Co will be included in the Company's consolidated results of operations from April 30, 1996, the date of the acquisition.

     Also in April 1996, the Company completed two separate financing arrangements with lending institutions pursuant to which it borrowed an aggregate amount of $40,000,000, net of repayment of $5,000,000 of borrowings to one of the lenders. The loans bear interest initially at a floating rate of prime plus 1/2% and are repayable in monthly installments of principal and interest over a period of five to six years. The Company may elect to convert the interest payable to a fixed rate basis at any time during the term of the loans. The loans are collateralized by substantially all of the Company's domestic land-based rig fleet and ancillary equipment. Proceeds from the loans were used to fund a portion of the cash consideration for the acquisition of Quitral-Co, discussed above.
                                      F-28

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
QUITRAL-CO S.A.I.C.

     We have audited the accompanying consolidated balance sheets of QUITRAL-CO S.A.I.C. (an Argentine Corporation) and its subsidiary as of June 30, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended June 30, 1995, 1994 and 1993, all expressed in thousands of constant Argentine pesos as of June 30, 1995 (Note 2). These financial statements are the responsibility of Quitral-Co's management. Our responsibility is to express an opinion on those financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards in Argentina, which are in substantial agreement with those in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of QUITRAL-CO S.A.I.C. and its subsidiary as of June 30, 1995 and 1994 and the consolidated results of its operations and its cash flows for the years ended June 30, 1995, 1994 and 1993, in conformity with generally accepted accounting principles applicable to consolidated financial statements in Argentina, applied on a consistent basis after giving retroactive effect to the change, with which we concur, in valuation of property, plant and equipment in an affiliate company carried at equity method as discussed in Note 4.a).

     Accounting practices used by Quitral-Co in preparing the accompanying consolidated financial statements conform with generally accepted accounting principles used in Argentina for consolidated financial statements, but do not conform with generally accepted accounting principles in the United States of America. A description of the significant differences and the approximate effect of those differences on the reconciliation of shareholders' equity and net income as of and for the years ended June 30, 1995 and 1994, respectively, are set forth in Note 12 to the consolidated financial statements.

                                     PISTRELLI, DIAZ Y ASOCIADOS
                                     C.P.C.E.C.F. VOL. 1-F[degree mark]8
                                     ENRIQUE C. GROTZ
                                     Partner
                                     Certified Public Accountant UBA
                                     C.P.C.E.C.F. Vol. 136-F[degree mark]149

Buenos Aires, Argentina
May 20, 1996

                                      F-29

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
            CONSOLIDATED BALANCE SHEETS AS OF JUNE 30, 1995 AND 1994
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)


                                             1995        1994
                                          ----------  ----------

CURRENT ASSETS
  Cash..................................       2,346       1,326
  Investments (Note 5.a)................       1,566         272
  Trade receivables (Note 5.b)..........      35,452      27,060
  Other receivables (Note 5.c)..........       6,137       3,525
  Parts and supplies (Note 5.d).........      14,623      12,847
  Discontinued operations (Note 7)......       2,522       2,362
                                          ----------  ----------
     Total current assets...............      62,646      47,392
                                          ----------  ----------
NONCURRENT ASSETS
  Other receivables (Note 5.c)..........         678         325
  Parts and supplies (Note 5.d).........       5,392       7,122
  Investments (Note 5.a)................         230       6,532
  Property and equipment (Note 11.a)....      68,371      56,474
  Discontinued operations (Note 7)......      43,873      47,152
                                          ----------  ----------
     Total noncurrent assets............     118,544     117,605
                                          ----------  ----------
     Total assets.......................     181,190     164,997
                                          ==========  ==========
CURRENT LIABILITIES
  Accounts payable (Note 5.e)...........      13,893      10,673
  Loans (Note 5.f)......................      19,269      18,482
  Payroll and social security taxes.....       4,846       4,112
  Taxes payable.........................       4,649       3,059
  Other liabilities (Note 5.g)..........       1,640       1,859
  Discontinued operations (Note 7)......       1,320       1,280
                                          ----------  ----------
     Total current liabilities..........      45,617      39,465
                                          ----------  ----------
NONCURRENT LIABILITIES
  Loans (Note 5.f)......................       7,363       2,541
  Other liabilities (Note 5.g)..........       3,778       3,792
  Reserves (Note 11.b)..................       2,318       1,837
                                          ----------  ----------
     Total noncurrent liabilities.......      13,459       8,170
                                          ----------  ----------
     Total liabilities..................      59,076      47,635
MINORITY INTEREST IN SUBSIDIARY.........         475       2,186
SHAREHOLDERS' EQUITY (per corresponding
  statement)............................     121,639     115,176
                                          ----------  ----------
     Total liabilities and shareholders'
      equity............................     181,190     164,997
                                          ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                                      F-30

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
                FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)


                                          1995         1994         1993
                                       -----------  -----------  ----------

NET SALES............................      175,313      143,178     106,763
COST OF SALES (Note 11.c)............     (158,767)    (126,516)    (89,387)
                                       -----------  -----------  ----------
     Gross income....................       16,546       16,662      17,376
OPERATING EXPENSES (Note 11.e).......      (11,624)      (7,875)     (6,146)
OTHER (EXPENSES) INCOME, net (Note
5.h).................................         (620)        (800)     (1,985)
FINANCIAL INCOME (EXPENSE) AND
  HOLDING GAINS (LOSSES), net (Note
  5.i)...............................       (3,709)        (271)       (112)
                                       -----------  -----------  ----------
     Income from continuing
       operations before income tax
       and minority interest.........          593        7,716       9,133
INCOME TAX...........................       (4,044)      (2,528)     (1,164)
                                       -----------  -----------  ----------
     (Loss) Income from continuing
       operations....................       (3,451)       5,188       7,969
INCOME (LOSS) FROM DISCONTINUED
  OPERATIONS (Note 7), plus tax
  carryforward of 349, 639 and 193,
  respectively.......................       12,385         (108)     (1,197)
MINORITY INTEREST IN SUBSIDIARY......        1,770          224      --
                                       -----------  -----------  ----------
     Net income......................       10,704        5,304       6,772
                                       ===========  ===========  ==========

   The accompanying notes are an integral part of these financial statements.

                                      F-31

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                FOR THE YEARS ENDED JUNE 30, 1995, 1994 AND 1993
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)

                                                       STOCK
                                        -----------------------------------       APPRAISAL
                                                   ADJUSTMENT    ADDITIONAL      REVALUATION                  UNAPPROPRIATED
                                        CAPITAL    TO CAPITAL     PAID IN      RESERVE-EQUITY      LEGAL         RETAINED
                                         STOCK       STOCK        CAPITAL        INVESTMENTS      RESERVE        EARNINGS
                                        -------    ----------    ----------    ---------------    --------    --------------
Balances as of June 30, 1992.........   12,138        8,586         28,638           9,537          1,142          48,781
Reversal of Petroqumica Cuyo's
  appraisal revaluation reserve (Note
  4a)................................     --          --            --              (9,537)         --            --
                                        -------    ----------    ----------        -------        --------        -------
Modified balances as of beginning of
  year...............................   12,138        8,586         28,638         --               1,142          48,781
Appropriation to Legal reserve.......     --          --            --             --                 334            (334)
Capital increase.....................      914           88         --             --               --            --
Additional paid in capital...........     --          --             6,496         --               --            --
Other................................     --          --            --             --               --                (99)
Net income...........................     --          --            --             --               --              6,772
                                        -------    ----------    ----------        -------        --------        -------
Balances as of June 30, 1993.........   13,052        8,674         35,134         --               1,476          55,120
Appropriation to Legal reserve.......     --          --            --             --                 341            (341)
Cash dividends (Ps. 0.25 per
  share).............................     --          --            --             --               --             (3,262)
Other................................     --          --            --             --               --               (322)
Net income...........................     --          --            --             --               --              5,304
                                        -------    ----------    ----------        -------        --------        -------
Balances as of June 30, 1994.........   13,052        8,674         35,134         --               1,817          56,499
Appropriation to Legal reserve.......     --          --            --             --                 260            (260)
Cash dividends (Ps. 0.32 per
  share).............................     --          --            --             --               --             (4,241)
Net income...........................     --          --            --             --               --             10,704
                                        -------    ----------    ----------        -------        --------        -------
Balances June 30, 1995...............   13,052        8,674         35,134         --               2,077          62,702
                                        =======    ==========    ==========        =======        ========        -------

                                           TOTAL
                                       SHAREHOLDERS'
                                           EQUITY
                                       --------------

Balances as of June 30, 1992.........      108,822
Reversal of Petroqumica Cuyo's
  appraisal revaluation reserve (Note
  4a)................................       (9,537)
                                       --------------
Modified balances as of beginning of
  year...............................       99,285
Appropriation to Legal reserve.......      --
Capital increase.....................        1,002
Additional paid in capital...........        6,496
Other................................          (99)
Net income...........................        6,772
                                       --------------
Balances as of June 30, 1993.........      113,456
Appropriation to Legal reserve.......      --
Cash dividends (Ps. 0.25 per
  share).............................       (3,262)
Other................................         (322)
Net income...........................        5,304
                                       --------------
Balances as of June 30, 1994.........      115,176
Appropriation to Legal reserve.......      --
Cash dividends (Ps. 0.32 per
  share).............................       (4,241)
Net income...........................       10,704
                                       --------------
Balances June 30, 1995...............      121,639
                                       ==============

   The accompanying notes are an integral part of these financial statements.

                                      F-32

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE YEARS ENDED JUNE 30, 1995, 1994, AND 1993
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)


                                          1995        1994        1993
                                       ----------  ----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income......................      10,704       5,304       6,772
Adjustments to reconcile net income
  to cash provided by operating
  activities:
     Minority interest in profits....      (1,770)       (224)     --
     Depreciation of property and
       equipment.....................      10,504       8,175       8,694
     Gain (loss) on sale of property
       and equipment.................        (226)       (310)       (584)
     Increase (decrease) in
       allowances/reserves...........         481        (101)        316
     Increase in allowance for obsolescence
       of parts and supplies.........       1,730      --           1,417
     Discontinued operations.........       2,369       5,335       3,783
     Income on the sale of
       discontinued operations of
       joint venture interests.......      (5,743)     --          --
     Income from discontinued
       operations of equity
       investments...................      (9,679)       (419)      2,207
Changes in assets and liabilities:
     Trade receivables...............      (4,655)     (8,186)      1,668
     Other receivables...............      (2,965)       (261)        676
     Parts and supplies..............      (8,063)     (8,833)     (6,723)
     Accounts payable................       5,614       2,666      (2,804)
     Payroll and social security
       taxes.........................         734       1,291        (505)
     Taxes payable...................       1,077       1,361        (512)
     Other liabilities...............       1,070       4,038      (1,626)
     Discontinued operations.........       3,321      (5,798)     (1,059)
     Other...........................         261         759        (690)
                                       ----------  ----------  ----------
          Cash flows provided by
            operating activities.....       4,764       4,797      11,030
                                       ----------  ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loans to related companies......       1,670      --          --
     Short term investments..........         135         124         149
     Acquisition of property and
       equipment.....................     (18,791)    (13,746)     (1,350)
     Sales of property and
       equipment.....................         510         624       1,170
     Sale of temporary investments...         492      --          --
     Proceeds from sale of
       discontinued operations.......      16,170      --          --
     Discontinued operations.........      (2,744)     (5,147)     --
                                       ----------  ----------  ----------
          Cash flows used in
            investing activities.....      (2,558)    (18,145)        (31)
                                       ----------  ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Short-term loans, net...........        (461)     18,947      (9,168)
     Long-term loans.................       4,822       2,541      --
     Dividends.......................      (4,242)     (7,196)     (1,753)
                                       ----------  ----------  ----------
          Cash flows provided by
            (used in) financing
            activities...............         119      14,292     (10,921)
                                       ----------  ----------  ----------
     Net increase in cash and cash
       equivalents...................       2,325         944          78
     Cash and cash equivalents at the
       beginning of year.............       1,587         643         565
                                       ----------  ----------  ----------
     Cash and cash equivalents at the
       end of year...................       3,912       1,587         643
                                       ==========  ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                                      F-33

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                       AS OF JUNE 30, 1995, 1994 AND 1993
(STATED IN THOUSANDS OF CONSTANT ARGENTINE PESOS AS OF JUNE 30, 1995 -- NOTE 2)

1.  MAIN COMPANY BUSINESS AND REORGANIZATION

     Quitral-Co S.A.I.C. ("Quitral-Co") was formed in Argentina in 1960. Quitral-Co and its subsidiary Perforaciones Quitral-Co de Venezuela S.A. ("Quitral-Co de Venezuela" or the "Subsidiary") provide oil and gas well drilling, completion, repair, and workover services, which are predominantly rendered in Argentina and Venezuela. Each of these countries forms an activity center and provides services in their respective countries with their own machinery, materials warehouses, and administrative facilities. Quitral-Co is headquartered in Buenos Aires.

     Pursuing its strategic aim of concentrating business in the area of oil field services, during the year ended June 30, 1995, Quitral-Co sold its working interests in oil producing joint ventures in Argentina. Additionally, in September 1995, Quitral-Co de Venezuela divested its 10% interest in the Oritupano-Leona oil producing area (see Note 7). The assets, liabilities and results related to the interests in those joint ventures, are presented as discontinued operations for all the years presented.

     Events subsequent to the year ended June 30, 1995:

        -- During September 1995, Quitral-Co acquired the remaining 30% of the capital stock of Quitral-Co de Venezuela, thus becoming the sole owner of the aforementioned Company's shares (see Note 7).

        -- At the General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all of its equity interests in Petroqumica Cuyo S.A.I.C., Packingplast S.A., and Jojoba S.A. as a dividend distribution in kind at their book value. The assets, liabilities and results related to these investments are presented as discontinued operations for all the years presented (see Note 7). In addition, at this General Shareholders' Meeting, the shareholders approved distribution of 32,600 in cash dividends.

        -- On April 29, 1996, Pride Petroleum Services, Inc. ("Pride"), a US based company, extended a non-current loan of 32,600 to Quitral-Co to increase its working capital. On April 30, 1996, Pride acquired 100% of Quitral-Co's shares, thus gaining control of Quitral-Co.

        -- In April 1996, far-reaching changes were made to Venezuela's economic policy. The exchange market was freed causing the Bolivar to be devalued by about 80%.


        -- In addition, on May 2, 1996, by decision of the shareholders at the General Shareholders' Meeting held on that date, a new Board of Directors was elected. The new management is undertaking an analysis of Quitral-Co's organizational structure to define and implement short-term strategies and actions intended to position the business for future success. This analysis may include several dismissals for estimated termination costs of approximately 4,000.


     Quitral-Co is organized under the laws of Argentina and its operations are conducted in Argentina and Venezuela through its subsidiary; it is therefore subject to certain investment considerations not typically associated with investments in equity securities of United States companies. These factors mainly include: dependence on oil and gas industry conditions, the Argentine and Venezuelan economy and corporate governance in Argentina and the regulatory environment Quitral-Co operates within. Quitral-Co is subject also to various environmental and labor laws and regulations that are different from those which would apply to a company in the United States of America. For further information, see "Risk Factors" in the accompanying Prospectus which information is incorporated herein.

                                      F-34

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

2.  BASIS OF PRESENTATION

     The consolidated financial statements of Quitral-Co have been prepared in accordance with generally accepted accounting principles in Argentina ("Argentine GAAP"), and regulations of the Inspeccion General de
Justicia -- "IGJ" (governmental regulatory agency for nonpublic companies), which differ in certain respects from generally accepted accounting principles in the United States of America (U.S. GAAP). A description of the significant differences between Argentine and U.S. GAAP, and the approximate effect of differences on Quitral-Co's consolidated net income and shareholders' equity are set forth in Note 12 to the consolidated financial statements.

  PURPOSE OF THE FINANCIAL STATEMENTS

     These consolidated financial statements have been prepared with the purposes of being included in the Form S-3 to be filed by Pride with the Securities and Exchange Commission of the United States of America (the "SEC"). The consolidated financial statements also include certain reclassifications and additional disclosures necessary to conform more closely with the form and content required by the SEC.

  RESTATEMENT OF FINANCIAL STATEMENTS IN CONSTANT ARGENTINE PESOS

     In accordance with the method of restatement established in Technical Resolution No. 6 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) and current legislation, the financial statements of Quitral-Co were stated in constant Argentine pesos as of the end of each year. In addition, all amounts have been restated in constant Argentine pesos as of June 30, 1995. This restatement does not change the valuation of the assets and liabilities in the financial statements, except for the adjustment required to state the reported amounts in constant pesos as of June 30, 1995. In accordance with these requirements, translation factors derived from the general level wholesale price index issued by the National Institute of Statistics and Census have been used to arrive at the constant Argentine pesos financial statements.

     The conversion factors used to restate the financial statements in constant Argentine pesos were 1.0, 1.081, and 1.0836 as of June 30, 1995, 1994, and 1993,
respectively.

     Resolution No. 8/95 of IGJ dated September 12, 1995, requires companies to discontinue, beginning September 1, 1995, the restatement of financial statements for the effect of inflation. On March 29, 1996, the FACPCE approved Resolution No. 140/96 which determined an annual variation of up to 8% in the index provided by Resolution No. 6 allowing as an alternative criterion, the historical currency as reporting currency for preparing financial statements.

  ARGENTINE LEGAL REQUIREMENTS

     In accordance with Argentine GAAP and current Argentine legislation, the presentation of the parent company's individual financial statements is required. Consolidated financial statements need only be included as supplementary information. For the purpose of this filing, individual financial statements have been omitted since they are not required for SEC reporting purposes.

     Additionally, certain disclosures related to formal legal requirements for reporting in Argentina have been omitted for purposes of these financial statements since they are not required for SEC reporting purposes.

  TRANSLATION OF FOREIGN OPERATIONS

     The financial statements of Quitral-Co de Venezuela have been translated into constant Argentine pesos, using that currency as the functional currency. Thus, monetary assets and liabilities were translated at the exchange rate prevailing as of year-end, while nonmonetary items were translated at historical exchange rates and subsequently restated in constant Argentine pesos. Income statement
                                      F-35

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) accounts were converted at the average exchange rate for each month and restated as indicated above, except for depreciation and other consumption of nonmonetary assets, which were valued in terms of the converted amounts of those assets. Translation gains or losses related to the effect of devaluation or revaluation of monetary assets and liabilities were charged or credited to income under Financial income (expense) and holding gains (losses).

  CONSOLIDATED FINANCIAL STATEMENTS

     In accordance with the rules and regulations established by Technical Resolution No. 4 of the FACPCE, Quitral-Co (the controlling company) has made a line by line consolidation of its balance sheets as of June 30, 1995 and 1994, and the related statements of income and cash flows for the years then ended with the financial statements of Quitral-Co de Venezuela from the date it was purchased in December 1993.

     The table below presents the ownership and voting interest in Quitral-Co de
Venezuela:
                           % OWNERSHIP AND
                           VOTING INTEREST
                          ------------------
                           AS OF      AS OF
        COMPANY           6/30/95    6/30/94    YEAR END     REGISTERED OFFICE
                          -------    -------  ------------ -------------------

Quitral-Co de Venezuela...   70%        70%   December 31  Caracas FD, Venezuela

     In order to comply with Argentine GAAP and properly apply the consolidation method, the Subsidiary prepared special financial statements as of June 30, 1995 and 1994. The financial statements of the Subsidiary have been prepared to conform the accounting policies to those applied by Quitral-Co in preparing its financial statements. All significant intercompany transactions and balances have been eliminated in consolidation. The participation of minority shareholders in the Subsidiary has been presented in the consolidated statements under minority interest.

  USE OF ESTIMATES

     The preparation of financial statements in conformity with Argentine GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods. Subsequent resolution of some matters could differ from those estimates.

3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  CASH AND CASH EQUIVALENTS

     For purposes of reporting cash flows, Quitral-Co considers all highly liquid investments with original maturity of three months or less as cash equivalents.

     The table below presents the amount of interest and taxes paid for the years ended June 30, 1995, 1994 and 1993:

                                         1995       1994       1993
                                       ---------  ---------  ---------

Interest paid........................        969        577        483
Income taxes paid....................      4,840      1,565        910

                                      F-36

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     In the consolidated statements of cash flows for the years ended June 30, 1995, 1994 and 1993, cash and cash equivalents are comprised of:


                                         1995       1994       1993
                                       ---------  ---------  ---------

Cash.................................      2,346      1,326         87
Foreign currency certificates of
  deposit............................         13        116         77
Government securities................          6     --         --
Financial investment with
  subsidiaries and affiliates........      1,547        145        479
                                       ---------  ---------  ---------
                                           3,912      1,587        643
                                       =========  =========  =========

  VALUATION CRITERIA

     The main valuation criteria used by Quitral-Co for the preparation of the consolidated financial statements are as follows:

a)  CASH, RECEIVABLES AND PAYABLES:

     -- In local currency: at nominal value including, if applicable, interest accrued through each year-end according to the specific clauses of the transaction.

     -- In foreign currency: converted at the exchange rates in effect at each year-end for the settlement of these transactions including, if applicable, interest accrued through each year-end according to the specific clauses of the transaction. Any exchange differences have been charged or credited to income of each year. The respective detail is set forth in Note 11.d).

b)  SHORT-TERM INVESTMENTS:

     -- Foreign-currency deposit certificates: at the rate of exchange prevailing on each year-end plus any interest accrued as of then.

     --  Government securities: at market value current as of each year-end.

     -- Financial investments with related companies: at nominal value including, if applicable, interest accrued through each year-end according to the specific clauses of the transaction.

c)  PARTS AND SUPPLIES:

     -- Materials and spares: with high turnover at replacement cost; slow-moving and minor items at latest purchase price restated in constant pesos at each year-end.

     -- Materials in transit: at the specific cost of each import shipment plus expenses accrued as of each year-end; amounts were translated from foreign currency at exchange rates prevailing on those dates for settlement of the relevant transaction.

     Inventories include, when applicable, an allowance for reduction of their value to their estimated recoverable value.

d)  NONCURRENT INVESTMENTS:

     -- Financial investments with related companies: at nominal value including, if applicable, interest accrued through each year-end according to the specific clauses of the transaction.

e)  PROPERTY AND EQUIPMENT:

     Property and equipment are carried at acquisition cost restated in constant Argentine pesos as of each year-end less related accumulated depreciation. Major renewals and improvements are capitalized and depreciated over the respective asset's useful life. Maintenance and repair costs are charged to expense as incurred. When assets are sold or retired, the remaining costs and related accumulated

                                      F-37

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) depreciation are removed from the accounts and any resulting gain or loss is included in income. Depreciation of property and equipment is calculated by the straight line method based upon expected useful lives of each class of assets (see Note 11.a).

     The book value of property and equipment, considered as a whole, does not exceed its recoverable value.

f)  DISCONTINUED OPERATIONS:

     Parts and supplies and property and equipment related to discontinued operations of joint venture interests (see Note 7) were valued at acquisition cost restated in constant Argentine pesos as of each year-end, less related accumulated depreciation which does not exceed its realizable value, and discontinued operations of noncurrent investments were valued at equity method as of each year-end. Liabilities have been recorded to meet the obligations arising from discontinued operations.

g)  INCOME TAX:

     Quitral-Co and its subsidiary calculate income tax on a separate-company basis at the current rate of 30% in Argentina and 34% in Venezuela, respectively, without taking in consideration the effect of any temporary differences between book and taxable income.

     As of June 30, 1995, Quitral-Co de Venezuela has an accumulated net operating loss carryforward of about 7,568, which calculated at the current tax rate represents a contingent asset of about 2,573, which may be used to offset future income taxes in that subsidiary.

h)  ALLOWANCES AND RESERVES:

     --  Deducted from assets:

          o Allowance for obsolescence: assessed on the basis of an individual analysis of items considered technically obsolete.

     --  Included in liabilities:

          o Reserves for contingencies: established to provide for contingencies that might involve Quitral-Co in losses whose final outcome depends on one or more future events. Contingent liabilities are evaluated by management and Quitral-Co's legal counsel based on available facts.

     The contingencies include outstanding lawsuits or claims for possible damage to third parties arising from Quitral-Co's business, as well as third-party claims stemming from issues of interpreting current legislation.

     The activity in the allowance and reserve accounts is presented in Note 11.b).

i)  SHAREHOLDERS' EQUITY ACCOUNTS:

     The shareholders' equity accounts are restated in year-end constant Argentine pesos, with the exception of the "Capital stock" account, which has been maintained at its original value. The adjustment resulting from restatement thereof in year-end constant Argentine pesos is included in the "Adjustment to capital stock" account.

j)  INCOME STATEMENT ACCOUNTS:

     All accounts have been restated in constant Argentine pesos as of each year-end by applying the respective conversion factors for the month of accrual to the historical amounts, with the exception of charges for nonmonetary assets consumed, which were determined based on the inflation-adjusted amount of the assets involved.

                                      F-38

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     -- The caption "Financial income (expense) and holding gains (losses)" includes:

          o Nominal financial income and expense generated on assets and liabilities, restated in constant Argentine pesos.

               o The effects of general inflation on monetary assets and liabilities, not included in the preceding paragraph.

                    o Holding gains or losses resulting from the revaluation of inventories carried at current value.

  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

     Quitral-Co has not used financial instruments to manage its exposure to fluctuations in foreign currencies or interest rates, and accordingly, has not entered into transactions that would create off-balance sheet risk associated with such instruments.

     Quitral-Co's cash equivalents and current investments are deposit certificates and securities placed with financial and commercial institutions. This investment policy limits Quitral-Co's exposure to concentration of credit risk. Quitral-Co's customer base consists primarily of major integrated and international oil companies as well as smaller independent oil and gas producers. Management believes the credit quality of its customers is generally high. Revenues from YPF S.A. and Perez Companc S.A. represent 28.3% and 24.6% for the year ended June 30, 1995; 18.6% and 28.9% for the year ended June 30, 1994 and 21.0% and 39.9% for the year ended June 30, 1993, respectively.

4.  CHANGES IN FINANCIAL STATEMENT PRESENTATION

     a)  Reversal of Petroqumica Cuyo's appraisal revaluation reserve

         Quitral-Co adjusted its equity investment in Petroquimica Cuyo (presented as a discontinued operation) eliminating the property, plant and equipment appraisal revaluation carried out by this affiliate and the appraisal revaluation reserve included in net worth. This change in accounting principle was applied retroactively to these financial statements for the years ended June 30, 1995, 1994 and 1993 and had no effect in the consolidated statements of income.

     b)  Presentation of the statements of cash flows

         Beginning with the financial statements for the interim period ended September 30, 1994, Quitral-Co prepares its statements of cash flows in accordance with the indirect method, starting with the year's net income and adding to or subtracting from it, as applicable, those items comprised in its determination that did not affect the operating cash flows, and disclosing separately any changes in assets and liabilities, as well as the cash provided by or used in investing and financing activities.

     c)  Assets and liabilities of discontinued operations

         For the purpose of these financial statements, assets and liabilities from the operations conducted in Al Norte de la Dorsal, Aguada Villanueva, Piedras Coloradas, Cacheuta, Canadon Amarillo and Altiplanicie del Payun oil fields, as well as those from the indirect interest held by Quitral-Co in the Oritupano-Leona oil area, and the equity investments in Petroquimica Cuyo S.A., Packingplast S.A. and Jojoba S.A. as of June 30, 1995 and 1994 and the results of operations and cash flows for the years ended June 30, 1995, 1994 and 1993, are shown in the account "Discontinued operations" (see Note 7).

     For the purpose of these financial statements and in accordance with Argentine GAAP, the balances as of June 30, 1994 and 1993, which are presented for comparative purposes, have been prepared after giving effect to the changes described above.

                                      F-39

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Additionally, certain reclassifications were made to the amounts presented as of June 30, 1994 and 1993 to conform their presentation to the classifications made as of June 30, 1995.

5.  BREAKDOWN OF SIGNIFICANT ACCOUNTS

     The significant balance sheet and income statement accounts are detailed as follows:


                                         1995       1994
                                       ---------  ---------

a)  INVESTMENTS:
  SHORT-TERM:
  Foreign currency certificates of
  deposit............................         13        116
  Government securities..............          6         11
  Financial investment with related
  companies (Note 10)................      1,547        145
                                       ---------  ---------
                                           1,566        272
                                       =========  =========
  NONCURRENT:
  Financial investment with related
  companies (Note 10)................        230      6,107
  Other..............................     --            425
                                       ---------  ---------
                                             230      6,532
                                       =========  =========
b)  TRADE RECEIVABLES:
  Trade accounts receivables.........     26,407     18,388
  Related companies (Note 10)........      9,032      8,672
  Notes receivable...................         13     --
                                       ---------  ---------
                                          35,452     27,060
                                       =========  =========

c)  OTHER RECEIVABLES:
  CURRENT:
  Tax credits........................      1,017        801
  Prepaid expenses...................        424         60
  Advances to vendors................      2,823        570
  Advances to personnel..............        927        960
  Insurance claims...................         32        323
  Other..............................        914        811
                                       ---------  ---------
                                           6,137      3,525
                                       =========  =========
  NONCURRENT:
  Guarantee deposits.................        314          8
  Other..............................        364        317
                                       ---------  ---------
                                             678        325
                                       =========  =========
d)  PARTS AND SUPPLIES:
  CURRENT:
  Materials and spares...............     13,289     12,058
  Materials in transit...............      1,883      1,338
  Allowance for obsolescence of
     materials and spares (Note
     11.b)...........................       (549)      (549)
                                       ---------  ---------
                                          14,623     12,847
                                       =========  =========
  NONCURRENT:
  Materials and spares...............      7,122      7,122
  Allowance for obsolescence of
     materials and spares (Note
     11.b)...........................     (1,730)    --
                                       ---------  ---------
                                           5,392      7,122
                                       =========  =========

                                      F-40

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

                                         1995       1994
                                       ---------  ---------
e)  ACCOUNTS PAYABLE:

  Vendors............................     13,336     10,117
  Related companies (Note 10)........        557        556
                                       ---------  ---------
                                          13,893     10,673
                                       =========  =========

f)  LOANS:
  CURRENT:
  Foreign currency loans:
  Related companies (Note 10)........      7,000     --
  Bank loans:
  --  Lloyds Bank....................     --          1,620
  --  Supervielle Societe Generale...     --          2,160
  --  Frances........................     --          1,485
  --  J. P. Morgan...................     --          2,160
  --  Credit Lyonnais Argentina
     S.A.............................     --          1,074
  --  Provincial S.A.I.C.A.
     (Venezuela).....................      3,206      6,328
  --  Mercantil C.A.S.A.C.A.
     (Venezuela).....................      2,054     --
  --  Citibank (Venezuela)...........      2,936     --
  --  Bank of Boston (Venezuela)
     (Note 6)........................      1,928      3,352
  --  Other..........................      1,641        303
                                       ---------  ---------
                                          18,765     18,482
  Local currency loans:
  Overdrafts.........................        504     --
                                       ---------  ---------
                                          19,269     18,482
                                       =========  =========
  NONCURRENT:
  Foreign currency loans:
  Banks (Note 6).....................      7,363(1)     2,541
                                       =========  =========

(1) Includes a 4,543 loan of Quitral-Co de Venezuela at a cost of LIBOR plus 1.80% per annum and payable in 10 semi-annual installments and a 2,820 loan of Quitral-Co (Note 6).


                                         1995       1994
                                       ---------  ---------

g)  OTHER LIABILITIES:
  CURRENT:
  International Finance
     Corporation.....................      1,133     --
  Directors' fees payable............         47         50
  Other..............................        460      1,809
                                       ---------  ---------
                                           1,640      1,859
                                       =========  =========
  NONCURRENT:
  International Finance
     Corporation.....................      1,688      3,039
  Other..............................      2,090(2)     753(2)
                                       ---------  ---------
                                           3,778      3,792
                                       =========  =========

(2) Non-interest bearing liabilities arising under the Collective Labor Agreement with the Oil Industry Workers Union and employment legislation in force in Venezuela.

                                      F-41

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)


                                         1995       1994       1993
                                       ---------  ---------  ---------

h)  OTHER (EXPENSES) INCOME, NET:
  Gain on sale of property and
  equipment -- net...................        226        310        584
  Tax and social security
  amnesties..........................       (416)    --         --
  Other non-operating losses.........       (600)      (491)      (187)
  Other -- net.......................        170       (619)    (2,382)
                                       ---------  ---------  ---------
                                            (620)      (800)    (1,985)
                                       =========  =========  =========
i) FINANCIAL INCOME (EXPENSE) AND
HOLDING GAINS
   (LOSSES) -- NET:

  Exchange rate differences..........       (306)        14        150
  Interest...........................     (4,046)        61       (383)
  Income (loss) on exposure to
     inflation, and gains
     (losses) on holding and
     translation of financial
     statements......................      1,065        (42)       294
  Other financial expenses, net......       (422)      (304)      (173)
                                       ---------  ---------  ---------
                                          (3,709)      (271)      (112)
                                       =========  =========  =========
6.  LOANS

     Quitral-Co has provided a guarantee on a credit line negotiated by Quitral-Co de Venezuela with The First National Bank of Boston, to be used for the purchase and importation of equipment manufactured in the United States. The facility extended to Quitral-Co de Venezuela is for US$6.5 million, at a cost of LIBOR plus 1.80% per annum. The entire loan had been drawn as of June 30, 1995.

     Under the major restrictive covenants of this loan renegotiated during the current year, Quitral-Co (guarantor) is required to maintain certain ratios, as follows: liquidity ratio (total current assets to total current liabilities) equal to or above 0.85 through June 30, 1995, 1.00 from July 1, 1995 through June 30, 1996 and 1.15 from July 1, 1996 through June 30, 1999; and a debt to equity ratio equal to or not less than 1.10, both ratios to be calculated on the basis of consolidated financial statements. Quitral-Co further agreed not to collateralize or otherwise encumber its assets existing as of the date of the loan agreement.

     The First National Bank of Boston may declare the entire outstanding principal plus interest and relevant charges immediately due and payable upon any event of nonperformance of the above covenants.

     On June 30, 1995, Quitral-Co provided a guarantee for a total US$7.5 million to banks in the Republic of Venezuela, to secure performance under certain credit lines extended to Quitral-Co de Venezuela. About US$6.1 million of those credit lines had been drawn as of June 30, 1995.

     In addition to the guarantee and other security interests described above, as of June 30, 1995 Quitral-Co de Venezuela had an open letter of credit for the benefit of Corpoven S.A., for about US$7.4 million. The letter of credit was opened to secure performance of the Minimum Work Program committed in respect of its interest in Oritupano-Leona oilfield.

     During the year ended June 30, 1995, Quitral-Co executed a US$5 million loan agreement with the First National Bank of Boston to finance the purchase and import of goods manufactured in the United States. The loan accrues interest at LIBOR plus 1.40% per annum and should be repaid in not more than 10 half-yearly installments. The U.S. Eximbank provided political risks insurance on this loan.

                                      F-42

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Under the terms of the loan agreement, Quitral-Co agreed to be bound by similar restrictive covenants and defaults to those described above, in default whereof all outstanding moneys under the loan can be declared immediately due and payable.

     The first disbursements under the loan, for an approximate US$3.6 million, had been received as of June 30, 1995, of which 2,820 was classified as noncurrent.

     The maturities of the noncurrent loans as of June 30, 1995 are as follows:


           FROM 1         FROM 2         FROM 3         OVER
         TO 2 YEARS     TO 3 YEARS     TO 4 YEARS     5 YEARS      TOTAL
         -----------    -----------    -----------    --------   ---------

Loans...     2,209          1,718          1,718        1,718        7,363
         ===========    ===========    ===========    ========   =========

7.  DISCONTINUED OPERATIONS

     Pursuing the strategic aim of concentrating business in the area of oilfield services, in November and December, 1994, Quitral-Co sold its working interests in oil producing joint ventures.

     In November, 1994, Quitral-Co and Perez Companc S.A., owners of a 43.75% and a 56.25% interest, respectively, in the Al Norte de la Dorsal and Aguada Villanueva oil fields, executed an agreement to assign to Chauvco Resources (Argentina) S.A. all of their rights and obligations with respect to oil and gas production and the possibility to explore other oil and/or gas deposits in those areas, including in the assignment the capital goods and inventories owned by the joint ventures in question. The sales price related to Quitral-Co's interest was approximately US$12.6 million.

     Furthermore, in December 1994, Quitral-Co assigned to Perez Companc S.A. its 5% interests in the Piedras Coloradas and Cacheuta blocks and its 20% interests in Canadon Amarillo and Altiplanicie del Payun. The sales price was US$2.8 million, and included the assignment of all of Quitral-Co's rights and obligations with respect to oil and gas production and the possibility to explore other oil and/or gas deposits in the areas, further including in the assignment the equipments and inventories owned by Quitral-Co in the above areas.

     These sales generated a gain, net of income tax of 5,743, and was credited to income during the year ended June 30, 1995 under "Discontinued operations".

     On the other hand, the subsidiary, Quitral-Co de Venezuela has carried out the following transactions during September 1995, effective January 1, 1995:

          a) Quitral-Co de Venezuela sold to Perez Companc S.A. all its recorded assets and liabilities related to production covering 10% of the area Oritupano-Leona and settled the US$4.6 million payable to Perez Companc S.A.

          b) Quitral-Co acquired from Perez Companc S.A. the remaining 30% of the capital stock of Quitral-Co de Venezuela, thus becoming the sole owner of the aforesaid company's shares.

     In the light of the situation described in a) and b) above, all service income generated from January 1, 1995 was recognized as accruing to Quitral-Co, while all income generated by the Oritupano-Leona oilfield was excluded.

     The transaction described in b) generated an income from discontinued operations in the quarter ended as of September 30, 1995, of 2,699.


     At the Quitral-Co's General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all of its equity interests in Petroqumica Cuyo S.A.I.C., Packingplast S.A. and Jojoba S.A.; these equity investments and their results as of June 30, 1995, 1994 and 1993, have been presented retroactively as "Discontinued operations".

                                      F-43

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Below are the assets and liabilities of the operations discontinued by the above joint ventures and Quitral-Co's indirect interest in the Oritupano-Leona area and the equity investments dividended in April, 1996, that were presented in the financial statements as discontinued operations:

                                                 1995                       1994
                                        -----------------------    -----------------------
                                         JOINT        EQUITY        JOINT        EQUITY
                                        VENTURES    INVESTMENTS    VENTURES    INVESTMENTS
                                        --------    -----------    --------    -----------
CURRENT ASSETS:
  Cash and cash equivalents..........       597             3          194             6
  Trade receivables..................       577        --              627        --
  Other receivables..................       407           323          576           353
  Parts and supplies.................       606             9          595            11
                                        --------    -----------    --------    -----------
     Total current assets from
       discontinued
       operations....................     2,187           335        1,992           370
                                        ========    ===========    ========    ===========
NONCURRENT ASSETS:
  Other receivables..................        91        --            1,925        --
  Property and equipment.............     3,548         4,067       15,726         3,025
  Investments........................     --           36,167        --           26,476
                                        --------    -----------    --------    -----------
     Total noncurrent assets from
       discontinued operations.......     3,639        40,234       17,651        29,501
                                        ========    ===========    ========    ===========
CURRENT LIABILITIES:
  Accounts payable...................       949            12          673             1
  Loans..............................     --               18        --           --
  Payroll and social security
  taxes..............................        40            15           55           106
  Taxes payable......................        24        --               74        --
  Other liabilities..................       262        --              371        --
                                        --------    -----------    --------    -----------
     Total current liabilities from
       discontinued operations.......     1,275            45        1,173           107
                                        ========    ===========    ========    ===========

     The detail of income (losses) on operations and sale of these interests, for the years ended June 30, 1995, 1994 and 1993 is as follows:

                                         1995       1994       1993
                                       ---------  ---------  ---------

(Losses) income on discontinued
  operations of joint ventures and
  Oritupano-Leona oilfield...........     (3,037)      (527)     1,010
Income on the sale of joint
  venture............................      5,743     --         --
                                       ---------  ---------  ---------
Income (losses) from discontinued
  operations of joint ventures.......      2,706       (527)     1,010
Income (losses) from discontinued
  operations of equity investments...      9,679        419     (2,207)
                                       ---------  ---------  ---------
                                          12,385       (108)    (1,197)
                                       =========  =========  =========
8.  CAPITAL STOCK

     As of June 30, 1995, Quitral-Co's issued, subscribed for, paid in, and registered capital stock was 13,052. Movements in capital stock during the year are presented in the consolidated statements of changes in shareholders' equity.

                                      F-44

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

9.  RESTRICTION ON UNAPPROPRIATED EARNINGS

     The legal reserve of Quitral-Co represents earnings restricted from the payments of dividends in accordance with Argentine law. The law dictates that with respect to income in any one year, an amount equal to 5% of the net income of Quitral-Co after offsetting prior years' losses, must be set aside until the cumulative legal reserve equals 20% of capital stock.

10.  TRANSACTIONS AND BALANCES WITH RELATED COMPANIES

     The outstanding balances as of June 30, 1995 and 1994 from transactions with related companies are as follows:


            RELATED COMPANY                 1995       1994
- ----------------------------------------  ---------  ---------

INVESTMENTS:
  SHORT TERM:
  Perez Companc S.A.....................      1,412     --
  Other.................................        135        145
                                          ---------  ---------
                                              1,547        145
                                          =========  =========
  NONCURRENT:
  Perez Companc S.A.....................     --          5,733
  Other.................................        230        374
                                          ---------  ---------
                                                230      6,107
                                          =========  =========
TRADE RECEIVABLES:
  Perez Companc S.A.....................      7,027      7,352
  Petrolera Perez Companc S.A...........      1,225      1,043
  Servicios Especiales San Antonio
     S.A................................        769        235
  Other.................................         11         42
                                          ---------  ---------
                                              9,032      8,672
                                          =========  =========
ACCOUNTS PAYABLE:
  CURRENT:
  Perez Companc S.A.....................        159        305
  Servicios Especiales San Antonio
     S.A................................        160        133
  Sade Ingeniera y Construcciones
     S.A................................        238        118
                                          ---------  ---------
                                                557        556
                                          =========  =========
LOANS:
  CURRENT:
  Perez Companc S.A.....................      7,000     --
                                          =========  =========

                                      F-45

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The significant transactions made during the year ended June 30, 1995, include:
                                                     NET INTEREST
           RELATED COMPANY              NET SALES       INCOME        PURCHASES
- -------------------------------------   ---------    -------------    ---------

Perez Companc S.A....................     43,201           218             578
Petrolera Perez Companc S.A..........      4,508        --               --
Servicios Especiales San Antonio
  S.A................................      7,881        --               1,482
Sade Ingeniera y Construcciones
  S.A................................      --           --               1,388
Other................................        104            44           --
                                        ---------       ------        ---------
                                          55,694           262           3,448
                                        =========       ======        ========

     The significant transactions made during the year ended June 30, 1994, include:


                                                     NET INTEREST
           RELATED COMPANY              NET SALES    (LOSS) INCOME    PURCHASES
- -------------------------------------   ---------    -------------    ---------

Perez Companc S.A....................     41,367           313             325
Maipu Inversora S.A..................      --             (173)          --
Petrolera Perez Companc S.A..........      4,505        --               --
Servicios Especiales San Antonio
  S.A................................      1,819        --               1,649
Sade Ingeniera y Construcciones
  S.A................................      --           --               1,319
Other................................         14            28               2
                                        ---------       ------        ---------
                                          47,705           168           3,295
                                        =========       ======        =========

     The significant transactions made during the year ended June 30, 1993, include:
                                                     NET INTEREST
           RELATED COMPANY              NET SALES    (LOSS) INCOME    PURCHASES
- -------------------------------------   ---------    -------------    ---------

Perez Companc S.A....................     42,636           (73)            610
Petrolera Perez Companc S.A..........      7,061        --               --
Servicios Especiales San Antonio
  S.A................................        257        --               2,524
Sade Ingeniera y Construcciones
  S.A................................      --           --               2,421
Other................................      --               27             795
                                        ---------       ------        ---------
                                          49,954           (46)          6,350
                                        =========       ======        =========

                                      F-46

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

11.  OTHER FINANCIAL STATEMENT INFORMATION

     The following tables present additional financial statement disclosures required under Argentine GAAP; this information is not a required part of the basic financial statements under U.S. GAAP:

          a)  Property and equipment

          b)  Allowances and reserves

          c)  Cost of sales

          d)  Foreign currency assets and liabilities

          e)  Expenses incurred

A)  PROPERTY AND EQUIPMENT

                                                                                    1995
                                         -------------------------------------------------------------------------------------------
                                                                                                 ACCUMULATED DEPRECIATION
                                                                                      ----------------------------------------------
                                                                                                             FOR THE YEAR
                                                            COST                                  ----------------------------------
                                         ------------------------------------------
                                            AT                  DECREASE                 AT              INCREASE
                                         BEGINNING                AND       AT END    BEGINNING   -----------------------
             MAIN ACCOUNTS                OF YEAR    INCREASE   TRANSFERS  OF YEAR     OF YEAR       RATE %       AMOUNT    DECREASE
- ---------------------------------------- ---------   --------   --------   --------   ---------   -------------   -------   --------
Real property...........................    5,317        121       (238 )    5,200         585         10 and 3      181      --
Furniture and facilities................    2,311      3,898     (2,582 )    3,627       1,370        20 and 10      343         (3)
Rigs, tools, and equipment..............   88,446     17,309       (503 )  105,252      43,534    10, 33 and 50    8,524        (84)
Transportation equipment................    8,277      1,415       (779 )    8,913       5,651        10 and 33    1,129       (449)
Base camps and offices..................    3,784        189      --         3,973       1,555         10            327      --
Construction projects in
  process...............................    1,016      4,217     (2,784 )    2,449       --            --           --        --
Advances to vendors.....................       18      1,620        (18 )    1,620       --            --           --        --
                                         ---------   --------   --------   --------   ---------                   -------   --------
    Total 1995..........................  109,169     28,769     (6,904 )  131,034      52,695                    10,504       (536)
                                         =========   ========   ========   ========   =========                   =======   ========

    Total 1994..........................   95,027     16,147     (2,005 )  109,169      45,224                     8,175       (704)
                                         =========   ========   ========   ========   =========                   =======   ========

                                                                 1994
                                                               --------
                                          AT END    NET BOOK   NET BOOK
             MAIN ACCOUNTS                OF YEAR    VALUE      VALUE
- ----------------------------------------  -------   --------   --------
Real property...........................     766      4,434      4,732
Furniture and facilities................   1,710      1,917        941
Rigs, tools, and equipment..............  51,974     53,278     44,912
Transportation equipment................   6,331      2,582      2,626
Base camps and offices..................   1,882      2,091      2,229
Construction projects in
  process...............................    --        2,449      1,016
Advances to vendors.....................    --        1,620         18
                                          -------   --------   --------
    Total 1995..........................  62,663     68,371
                                          =======   ========
    Total 1994..........................  52,695                56,474
                                          =======              ========

                                      F-47

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

B)  ALLOWANCES AND RESERVES

                                           DEDUCTED FROM ASSETS     INCLUDED IN LIABILITIES
                                           ---------------------    -----------------------
                                               OBSOLESCENCE              CONTINGENCIES
                                           ---------------------    -----------------------
                                           CURRENT    NONCURRENT          NONCURRENT
                                           -------    ----------    -----------------------

Balance at beginning of year............      549        --                   1,837
Net increase............................     --          1,730                  481
                                           -------    ----------            -------
Balance as of June 30, 1995.............      549        1,730                2,318
                                           =======   ===========            =======
Balance as of June 30, 1994.............      549        --                   1,837
                                           =======   ===========            =======

C)  COST OF SALES

                                             1995        1994        1993
                                          ----------  ----------  ----------

Parts and supplies -- balances at
  beginning of year.....................      19,969      15,654      13,731
Purchases for the year..................      42,621      32,659      17,724
Cost as per Note 11.e)..................     131,906     105,362      76,907
Consumption included under property and
  equipment.............................     (15,744)     (6,676)     (3,392)
Holding gains (losses)(1)...............          30        (514)         71
Parts and supplies -- balances at end of
  year..................................     (20,015)    (19,969)    (15,654)
                                          ----------  ----------  ----------
                                             158,767     126,516      89,387
                                          ==========  ==========  ==========

(1) Presented in the income statement under "Financial income (expense) and holding gains (losses)".

                                      F-48

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

D)  FOREIGN CURRENCY ASSETS AND LIABILITIES

                                              1994                           1995
                                        ----------------   -----------------------------------------
                                                                                           BOOK IN
                                                                                          THOUSANDS
                                                                                           OF PESOS
                                               FOREIGN CURRENCY AND           EXCHANGE    ----------
              ACCOUNTS                         AMOUNT (IN THOUSANDS)          RATE(1)
- -------------------------------------   -----------------------------------   --------

           CURRENT ASSETS
Cash.................................   US$          193   US$          522     1.00(1)         522
                                        BVS       21,213   BVS       62,390      170(1)         367
Investments..........................   US$          188   US$          149     1.00(1)         149
                                        BVS        9,829   BVS          680      170(1)           4
Trade receivables....................   US$       24,114   US$       31,063     1.00(1)      31,063
                                        BVS      212,071   BVS      687,650      170(1)       4,045
Other receivables....................   US$          446   US$        2,745     1.00(1)       2,745
                                        BVS      175,322   BVS      242,760      170(1)       1,428
                                                                                          ----------
                                                                                             40,323
                                                                                          ----------
          NONCURRENT ASSETS
Investments..........................   US$          346   US$          230     1.00(1)         230
Other receivables....................   US$          223   US$          271     1.00(1)         271
                                        BVS       87,737   BVS        6,630      170(1)          39
Advances to vendors..................   US$       --       US$        1,405     1.00(1)       1,405
                                                                                          ----------
                                                                                              1,945
                                                                                          ----------
                                                                                             42,268
                                                                                          ==========
         CURRENT LIABILITIES
Accounts payable.....................   US$        1,990   US$        2,359     1.00(1)       2,359
                                        BVS      340,977   BVS      452,030      170(1)       2,659
Loans................................   US$       18,113   US$       12,898     1.00(1)      12,898
                                        BVS      327,302   BVS      965,260      170(1)       5,678
Payroll and social security taxes....   US$       --       US$        1,327     1.00(1)       1,327
                                        BVS      175,818   BVS      206,040      170(1)       1,212
Taxes payable........................   BVS       92,004   BVS      166,090      170(1)         977
                                                                                          ----------
                                                                                             27,110
       NONCURRENT LIABILITIES
Loans................................   US$       --       US$        7,363     1.00(1)       7,363
Other liabilities....................   US$        2,814   US$        1,688     1.00(1)       1,688
                                                                                          ----------
                                                                                              9,051
                                                                                          ----------
                                                                                             36,161
                                                                                          ==========

US$ United States dollars.

BVS Bolvares

(1) Buying and selling exchange rates as of June 30, 1995.

                                      F-49

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

E)  EXPENSES INCURRED

                                                        1995
                                        ------------------------------------     1994       1993
                                        OPERATING      COST OF                ----------  ---------
             DESCRIPTION                 EXPENSES     SERVICES      TOTAL       TOTAL       TOTAL
- -------------------------------------   ----------    ---------   ----------  ----------  ---------
Payroll..............................       2,361        34,090       36,451      31,481     25,067
Social security taxes................       3,031        29,738       32,769      24,729     20,038
Director's compensation..............         371        --              371         449        638
Fees and compensation for services...         641           219          860         596        588
Supplies and other services..........       2,893        46,283       49,176      38,319     22,774
Maintenance and repairs..............          13         8,723        8,736       4,989      3,514
Taxes, rates and assessments.........         992           170        1,162         960        648
Depreciation of property and
equipment............................         243        10,261       10,504       8,175      8,694
Insurance............................         127           881        1,008         933        736
Other operating costs................         952           907        1,859       1,881        356
Accrual for contingencies............      --               634          634         725     --
                                        ----------    ---------   ----------  ----------  ---------
Total for the year ended June 30,
1995.................................      11,624       131,906      143,530
                                        ==========    =========   ==========
Total for the year ended June 30,
1994.................................       7,875       105,362                  113,237
                                        ==========    =========               ==========
Total for the year ended June 30,
1993.................................       6,146        76,907                              83,053
                                        ==========    =========                           =========

12. SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING PRINCIPLES FOLLOWED BY QUITRAL-CO AND U.S. GAAP

     The accompanying financial statements have been prepared in accordance with Argentine GAAP which differs in certain respects from U.S. GAAP. The approximate significant differences on the shareholders' equity and net income as of and for the years ended June 30, 1995 and 1994, are reflected in the summary provided below and principally relate to the items discussed in the following paragraphs. Similar differences would exist for the period ended June 30, 1993, but they were not quantified as allowed pursuant to SEC rules for foreign businesses acquired.

     As discussed in Note 2, in accordance with Argentine GAAP and current Argentine legislation, the presentation of parent Company's individual financial statements is required. Consolidated financial statements need only be included as supplementary information. For the purposes of this filing, parent financial statements have been omitted since they are not required for SEC reporting purposes.

A)  RESTATEMENT OF FINANCIAL STATEMENTS FOR GENERAL PRICE-LEVEL CHANGES

     As explained in Note 2, Argentine GAAP requires the restatement of all financial statements to constant Argentine pesos as of the date of the most recent financial statements presented. This restatement only updates the financial statements amounts to constant Argentine pesos as of the date of the most recent financial statements presented and does not change prior period financial statements in any other way. All nonmonetary assets and income statement amounts have been restated to reflect changes in the Argentine general wholesale price index, from the date the assets were acquired or the transaction took place, to the year-end. The gain (loss) on exposure to inflation included in income (loss) reflects the effect of Argentine inflation on the monetary liabilities of Quitral-Co during the year, net of the loss resulting from the effect of inflation on monetary assets held.

     Under U.S. GAAP, account balances and transactions are stated in the units of currency of the period when the transactions originated. This accounting model is commonly known as the historical cost basis of accounting. Shareholders' equity and the net income as of and for the year ended June 30, 1995 and 1994, have been converted into U.S. dollars in accordance with U.S. GAAP. Argentina had
                                      F-50

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) cumulative inflation of over 100% over a three-year period up to February 1994, therefore, up to such date amounts were remeasured as if the functional currency were the U.S. dollar. Thus non-monetary accounts were converted at the exchange rate when the transaction took place, and since such date, the monetary accounts were translated at the current exchange rate.

     Current exchange rates as of June 30, 1995 and 1994 are approximately Ps 1 = US$1.

     Accordingly, the reconciliation to U.S. GAAP of net income and shareholders' equity shown below reflects as a difference the elimination of the effect of the general price level restatement and the conversion into U.S. dollars.

B)  INCOME TAXES

     As discussed in Note 3.g), under Argentine GAAP income tax expense is recognized based upon the estimate of the current income taxes payable. When income and expense recognition for income tax purposes does not occur in the same period as for financial statements purposes, the resulting temporary differences are not considered in the computation of income tax expense for the year.

     Under U.S. GAAP, the liability method is used to calculate the income tax expense. Under this method, deferred taxes are recognized for temporary differences between the financial and tax basis of assets and liabilities at the statutory rate. The deferred tax asset generated by the tax loss carryforward of Quitral-Co de Venezuela has been offset in full by the establishment of a valuation allowance.

C)  VALUATION OF PARTS AND SUPPLIES

     As described in Note 3.c), Quitral-Co values its parts and supplies in stock at replacement cost. Under U.S. GAAP, these inventories should be valued at the lower of cost or realizable value. As of June 30, 1995 and 1994, there were no significant differences in the valuation of parts and supplies under Argentine and U.S. GAAP and thus this effect was not included in the reconciliation to U.S. GAAP shown below.

D)  VACATION ACCRUAL

     Under Argentine GAAP, there are no specific requirements governing the recognition of the accrual for vacations. The acceptable practice in Argentina is to expense vacations when taken and to accrue only the amount of vacation in excess of the normal remuneration. Under U.S. GAAP, vacation expense is fully accrued in the period the employee renders service to earn such vacation.

E)  ACCOUNTING FOR POSTRETIREMENT BENEFITS

     During May 1991, an employee retirement plan that basically provided for payments of pension income in addition to statutory retirement was approved. This additional income is assessed in terms of the payee's age, years of service to Quitral-Co, and wage upon retirement. Subsequently during 1996, this benefit was terminated for all Company active workers. The benefit remained in force only in respect of retired employees.

     The plan is financed exclusively by Quitral-Co, which follows the accounting practice of recording the cost of this benefit as it is paid.

     Under Argentine GAAP, there are no strict requirements governing the recognition of an employer's liability for retirement benefits granted to employees. Quitral-Co follows the accounting practice of recording the cost of the benefits under the plan as it is paid. In the U.S., the accounting for these benefits is governed by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirements Benefits Other than Pensions" and the U.S. GAAP reconciliation recognizes the effect of adjusting the recorded pension cost and liability to retirees to the amounts required under U.S. GAAP.

                                      F-51

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

F)  ELIMINATION OF THE INCREASED VALUE OF PROPERTY AND EQUIPMENT

     In order to expand and consolidate Quitral-Co's oilfield services business, in December 1991 Perez Companc S.A. (Quitral-Co's parent company in 1991) made an in-kind capital contribution of property and equipment at market value. For the purpose of adapting Quitral-Co's balances to US GAAP, the net book values of the assets contributed by Perez Companc S.A. have been written down to the cost recorded in the latter's books, adjusting the related depreciation accordingly.

G)  INVESTMENTS DIVIDENDED TO FORMER SHAREHOLDERS

     As discussed in Notes 1 and 7 to the consolidated financial statements, at the General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all its equity interests in Petroqumica Cuyo S.A., Packingplast S.A. and Jojoba S.A. as a dividend distribution in kind at their book value under Argentine GAAP. Due to this distribution to former shareholders, and for the purpose of reconciling net income and shareholders' equity to U.S. GAAP, these investments have been excluded.

H)  RECONCILIATION OF NET INCOME AND SHAREHOLDERS' EQUITY TO U.S. GAAP

     The following is a summary of the approximate significant adjustments to net income for the years ended June 30, 1995 and 1994, and to shareholders' equity as of June 30, 1995 and 1994 which would be required if U.S. GAAP had been applied instead of Argentine GAAP in the accompanying financial statements.

     Amounts are stated in thousands, except for per share amounts (see a) above).


                                             1995                 1994
                                        ---------------     ----------------

Net income in accordance with
  Argentine GAAP.....................   Ps.      10,704     Ps.        5,304
Less:  income of investments
  dividended to former
  shareholders.......................            (9,679)                (419)
                                              ---------            ---------
Net income in accordance with
  Argentine GAAP excluding income of
  investments dividended.............   Ps.       1,025     Ps.        4,885
U.S. GAAP ADJUSTMENTS
     Increase (decrease) due to:
     Effects of eliminating the
       restatement for inflation and
       conversion into U.S.
       dollars.......................             3,308               (1,228)
     Deferred income tax.............   US$         439     US$          (38)
     Benefits under employee
       retirement plan...............              (101)                (102)
     Effect on depreciation of the
       increased value of property
       and equipment.................             1,270                1,551
     Vacation accrual................            (1,014)                (975)
                                              ---------            ---------
APPROXIMATE NET INCOME IN ACCORDANCE
WITH U.S. GAAP.......................   US$       4,927     US$        4,093
                                        ----                -----
Approximate net income from
  discontinued operations in
  accordance with U.S. GAAP..........            (2,607)                (633)
Approximate net income from
  continuing operations in accordance
  with U.S. GAAP.....................             2,320                3,460
                                              =========            =========
NET EARNINGS PER SHARE:
     Amounts based on accompanying
       financial statements..........   Ps.        0.82     Ps.         0.41
     Approximate amounts under U.S.
       GAAP..........................   US$        0.38     US$         0.31
EARNINGS PER SHARE FROM CONTINUING
  OPERATIONS:
     Amounts based on accompanying
       financial statements..........   Ps.       (0.13)    Ps.         0.41
     Approximate amounts under U.S.
       GAAP..........................   US$        0.18     US$         0.27


                                      F-52

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Common shares considered for the purpose of calculating income per share were 13,051,613 shares.

                                                                                      1995                  1994
                                                                                -----------------     -----------------
Shareholders' equity in accordance with Argentine GAAP.......................   Ps.       121,639     Ps.       115,176

Less:  noncurrent investments dividended to the former shareholders..........             (41,246)              (30,988)
                                                                                       ----------            ----------
Shareholders' equity excluding noncurrent investments dividended.............   Ps.        80,393     Ps.        84,188
                                                                                       ----------            ----------
U.S. GAAP ADJUSTMENTS
     Increase (decrease) due to:
     Effects of eliminating the restatement for inflation and translation
       into U.S. dollars.....................................................              (6,460)              (10,588)
     Property and equipment..................................................   US$        (7,101)    US$        (8,337)
     Deferred income tax.....................................................                 353                   (86)
     Benefits under employee retirement plan.................................              (2,518)               (2,536)
     Vacation accrual........................................................              (2,082)                 (983)
                                                                                       ----------            ----------
APPROXIMATE SHAREHOLDERS' EQUITY IN ACCORDANCE WITH U.S. GAAP................   US$        62,585     US$        61,658
                                                                                       ==========            ==========

I)  OTHER SIGNIFICANT U.S. GAAP DISCLOSURE REQUIREMENTS

     1) The following table presents the components of Quitral-Co's deferred income tax balances as of the end of each year:


                                                                                       1995                 1994
                                                                                 ----------------     ----------------
     DEFERRED TAX ASSETS

          Tax loss carryforwards in Quitral-Co de Venezuela...................    US$       2,573      US$         985
          Valuation allowance.................................................             (2,573)                (985)
          Vacation accrual....................................................                625                  295
          Benefits under employee retirement plan.............................                714                  730
          Reserve for contingencies...........................................                186               --
          Others, not individually significant................................                 26               --
                                                                                       ----------           ----------
                                                                                  US$       1,551      US$       1,025
                                                                                       ----------           ----------
     DEFERRED TAX LIABILITIES
          Difference between tax and accounting property and equipment
            depreciation......................................................    US$        (900)     US$        (997)
          Others, not individually significant................................               (298)                (114)
                                                                                       ----------           ----------
                                                                                           (1,198)              (1,111)
                                                                                       ----------           ----------
          Net deferred tax asset (liability)..................................    US$         353      US$         (86)
                                                                                       ==========           ==========

                                      F-53

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
         NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The reconciliation of pre-tax income at the statutory rate, to the income tax presented in the financial statements for the years ended June 30, 1995, 1994, computed in accordance with U.S. GAAP, is as follows:

                                                                                       1995                 1994
                                                                                  ----------------     ----------------
     Approximate pre-tax income in accordance with U.S. GAAP...................   US$        8,183     US$        6,020

     Statutory tax rate........................................................                30%                  30%
                                                                                         ---------            ---------
     Statutory tax rate applied to pre-tax income..............................              2,455                1,806
     Permanent differences:
          Assets tax...........................................................               (499)                (249)
          Book vs. tax basis difference of Quitral-Co's investment in
            Quitral-Co de Venezuela............................................              1,519                  333
          Others, not individually significant.................................               (219)                  37
                                                                                         ---------            ---------
                                                                                  US$        3,256     US$        1,927
                                                                                         =========            =========

     2)  Disclosures about fair value of financial investments:

     U.S. GAAP requires disclosures of the estimated fair value of Quitral-Co's financial instruments. The carrying amounts of cash, cash equivalents, marketable securities, current receivables, payables, bank and financial loans having variable interest rates are considered to approximate their fair market value.
                                      F-54

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           CONSOLIDATED BALANCE SHEETS AS OF MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

                                          1996        1995
                                       ----------  ----------

CURRENT ASSETS
     Cash............................       1,582       1,190
     Investments.....................       6,076       3,863
     Trade receivables...............      33,257      35,521
     Other receivables...............       6,512       5,862
     Parts and supplies..............      14,928      14,131
     Discontinued operations.........       1,789       2,628
                                       ----------  ----------
          Total current assets.......      64,144      63,195
                                       ----------  ----------
NONCURRENT ASSETS
     Other receivables...............         289         756
     Parts and supplies..............       4,462       6,403
     Investments.....................      --             237
     Property and equipment..........      79,022      66,111
     Discontinued operations.........      31,696      40,693
                                       ----------  ----------
          Total noncurrent assets....     115,469     114,200
                                       ----------  ----------
          Total assets...............     179,613     177,395
                                       ==========  ==========
CURRENT LIABILITIES
     Accounts payable................      15,121      14,320
     Loans...........................       7,548      23,143
     Payroll and social security
      taxes..........................       5,329       4,446
     Taxes payable...................       5,112       4,812
     Other liabilities...............       2,658       1,810
     Discontinued operations.........          58       1,233
                                       ----------  ----------
          Total current
            liabilities..............      35,826      49,764
                                       ----------  ----------
NONCURRENT LIABILITIES
     Loans...........................       8,683       3,664
     Other liabilities...............       3,956       3,675
     Reserves........................       2,741       2,377
                                       ----------  ----------
          Total noncurrent
            liabilities..............      15,380       9,716
                                       ----------  ----------
          Total liabilities..........      51,206      59,480
                                       ----------  ----------
MINORITY INTEREST IN SUBSIDIARIES....          46         475
SHAREHOLDERS' EQUITY (per
  corresponding statement)...........     128,361     117,440
                                       ----------  ----------
          Total liabilities and
            shareholders' equity.....     179,613     177,395
                                       ==========  ==========

   The accompanying notes are an integral part of these financial statements.

                                      F-55


                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                       CONSOLIDATED STATEMENTS OF INCOME
               FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

                                             1996         1995
                                          -----------  -----------

NET SALES...............................      148,650      127,072
COST OF SALES...........................     (132,125)    (115,582)
                                          -----------  -----------
  Gross income..........................       16,525       11,490
OPERATING EXPENSES, net.................       (8,569)      (9,167)
OTHER INCOME, net.......................        4,437           69
FINANCIAL INCOME AND HOLDING GAINS
  (LOSSES), net.........................          417       (4,031)
                                          -----------  -----------
  Income (loss) from continuing
     operations before income tax and
     minority interest..................       12,810       (1,639)
INCOME TAX..............................       (3,927)      (3,795)
                                          -----------  -----------
  Income (loss) from continuing
     operations.........................        8,883       (5,434)
INCOME FROM DISCONTINUED OPERATIONS
  (plus tax carryforward of 349 in
  1995).................................        2,296        9,731
MINORITY INTEREST IN SUBSIDIARIES.......           63        1,746
                                          -----------  -----------
  Net income for the period.............       11,242        6,043
                                          ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                                      F-56

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

                                                                               1995
                                           ----------------------------------------------------------------------------
                                                          STOCK                     ACCUMULATED EARNINGS
                                           -----------------------------------    -------------------------
                                                      ADJUSTMENT    ADDITIONAL               UNAPPROPRIATED                  1994
                                           CAPITAL    TO CAPITAL     PAID IN       LEGAL        RETAINED                   --------
                                            STOCK       STOCK        CAPITAL      RESERVE       EARNINGS        TOTAL       TOTAL
                                           -------    ----------    ----------    -------    --------------    --------    --------
Balances at beginning of year...........   13,052        8,759         35,273      2,085          62,950        122,119     115,759
Appropriations directed by Special
  Shareholders' Meeting of September 22,
  1995 and October 20, 1994
  -- Legal reserve......................     --          --            --            535            (535)         --          --
  -- Cash dividends (Ps. 0.38 per
    share)..............................     --          --            --           --            (5,000)        (5,000)     (4,362)
Net income for the period...............     --          --            --           --            11,242         11,242       6,043
                                           -------    ----------    ----------    -------        -------       --------    --------
Balances as of March 31, 1996...........   13,052        8,759         35,273      2,620          68,657        128,361
                                           =======    ==========    ==========    =======        =======       ========
Balances as of March 31, 1995...........   13,052        8,759         35,273      2,085          58,271                    117,440
                                           =======    ==========    ==========    =======        =======                   ========

   The accompanying notes are an integral part of these financial statements.

                                      F-57


                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
               FOR THE NINE MONTHS ENDED MARCH 31, 1996 AND 1995
                                  (UNAUDITED)
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)

                                          1996        1995
                                       ----------  ----------

CASH FLOWS FROM OPERATING ACTIVITIES
     Net income......................      11,242       6,043
Adjustments to reconcile net income
  to net cash provided by
  operating activities:
     Minority interest in profits....         (63)     (1,746)
     Depreciation of property and
      equipment......................      10,258       7,599
     Dividends collected.............       8,000      --
     Loss on sale of property and
      equipment......................        (189)        (99)
     Increase in allowances..........         786         533
     Increase in allowance for
      obsolescence of materials and
      spares.........................      (6,811)     --
     Income on financial
      investments....................         770         747
     Income from discontinued
      operations.....................         347       4,094
     Income on the sale of discontinued
      operations of joint venture
      interests......................      (2,699)     (5,766)
     Income from discontinued
      operations of equity
      investments....................         403      (9,519)
Changes in assets and liabilities:
     Trade receivables...............       1,777      (5,728)
     Other receivables...............        (806)     (2,753)
     Parts and supplies..............      (7,804)     (4,544)
     Accounts payable................        (870)      6,064
     Payroll and social security
      taxes..........................         488         317
     Taxes payable...................         444       2,833
     Other liabilities...............       1,439       1,353
     Discontinued operations.........       1,776       3,698
                                       ----------  ----------
          Cash flows provided by
            operating activities.....      18,488       3,126
                                       ----------  ----------
CASH FLOWS FROM INVESTING ACTIVITIES
     Loans to related companies......      --           1,677
     Noncash investments.............         231          59
     Acquisition of property and
      equipment......................     (12,587)    (15,331)
     Sales of property and
      equipment......................         325         383
     Sale of temporary investments...      --             480
     Discontinued operations.........        (335)     (2,245)
     Proceeds from sale of
      discontinued operations........      --          16,245
                                       ----------  ----------
          Cash flows (used in)
            provided by investing
            activities...............     (12,366)      1,268
                                       ----------  ----------
CASH FLOWS FROM FINANCING ACTIVITIES
     Short-term loans, net...........       1,450       2,305
     Long-term loans.................       1,159       1,124
     Dividends.......................      (5,000)     (4,362)
                                       ----------  ----------
          Cash flows used in by
            financing activities.....      (2,391)       (933)
                                       ----------  ----------
Net (decrease) increase in cash and
  cash equivalents...................       3,731       3,461
Cash and cash equivalents at
  beginning of year..................       3,927       1,593
                                       ----------  ----------
Cash and cash equivalents at end of
  period.............................       7,658       5,054
                                       ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                                      F-58


                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
        NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS
                         AS OF MARCH 31, 1996 AND 1995
               (STATED IN THOUSANDS OF ARGENTINE PESOS -- NOTE 3)


1.  BASIS OF PRESENTATION

     The unaudited consolidated financial statements included herein have been prepared without audit pursuant to the rules and regulations of the Securities and Exchange Commission (SEC). Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles in Argentina and the U.S. have been condensed or omitted, pursuant to such rules and regulations. These unaudited consolidated financial statements should be read in conjunction with Quitral-Co S.A.I.C.'s ("Quitral-Co") audited consolidated financial statements and notes thereto included in this registration statement on Form S-3 for the year ended June 30, 1995.

     The unaudited consolidated financial information included herein reflects all adjustments, consisting only of normal recurring adjustments, which are necessary, in the opinion of management, for a fair presentation of Quitral-Co's financial position, results of operations and cash flows for the interim period presented. The results of operations for the interim period presented herein are not necessarily indicative of the results to be expected for full years.


2.  EVENTS SUBSEQUENT TO THE PERIOD ENDED MARCH 31, 1996:


     -- At the General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all of its equity interests in Petroqumica Cuyo S.A.I.C., Pakingplast S.A., and Jojoba S.A. as a dividend distribution in kind at their book value. The assets, liabilities and results related to these investments are presented as discontinued operations. In addition, at this General Shareholders Meeting, the shareholders approved distribution of 32,600 in cash dividends.

     -- On April 29, 1996, Pride Petroleum Services, Inc. ("Pride"), a U.S. based company, extended a non-current loan of 32,600 to Quitral-Co to increase its working capital. On April 30, 1996, Pride acquired 100% of Quitral-Co's shares, thus gaining control of Quitral-Co.

     -- In April 1996 far-reaching changes were made to Venezuela's economic policy. The exchange market was freed causing the Bolivar to be devalued by approximately 80%.


     -- In addition, on May 2, 1996, by decision of the shareholders at the General Shareholders' Meeting held on that date, a new Board of Directors was elected. The new Management is undertaking an analysis of Quitral-Co's organizational structure to define and implement short-term strategies and actions intended to position the business for future success. This analysis may include several dismissals for estimated termination costs of approximately 4,000.


3.  RESTATEMENT IN CONSTANT MONEY

     Technical Resolution No. 6 of the Argentine Federation of Professional Councils in Economic Sciences (FACPCE) requires financial statements to be stated in constant pesos as of the respective period-end by applying conversion factors derived from the general level wholesale price index published by the National Institute of Statistics and Census.

     On August 22, 1995, the Federal Executive Power passed Decree No. 316/95 instructing control agencies not to admit financial statements prepared in constant pesos. Pursuant to this instruction, the Inspeccion General de Justicia (governmental regulatory agency for nonpublic companies), required

                                      F-59

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) that application of the method of restatement in constant pesos be discontinued as of September 1, 1995, while ratifying the restatement reported until such date. The effects of this new method are:


          a) The financial statements as of March 31, 1996, only include the effect of restatement in constant money for inflation accumulated until August 31, 1995 at a conversion factor of 1.0.

          b) The financial statements as of March 31, 1995, have been restated for comparative purposes, only until August 31, 1995 at a conversion factor of 1.034.

     On March 29, 1996, the FACPCE approved Resolution No. 140/96 by which an annual variation up to the 8% in the index established by Technical Resolution No. 6 authorizes to accept as an alternative method the use of the nominal currency as unit of measurement for the preparation of the financial statements. As of March 31, 1996, accumulated inflation from the beginning of the fiscal year, calculated on the above mentioned index, is 1.8%.


4.  SUMMARY OF SIGNIFICANT DIFFERENCES BETWEEN ACCOUNTING
    PRINCIPLES FOLLOWED BY QUITRAL-CO AND U.S. GAAP


     The accompanying financial statements have been prepared in accordance with Argentine GAAP which differs in certain respects from U.S. GAAP. The approximate significant differences on the shareholders' equity and net income as of and for the nine months ended March 31, 1996, are reflected in the summary provided below and principally relate to the items discussed in the following paragraphs. Similar differences would exist for the nine months ended March 31, 1995, but they were not quantified as allowed pursuant to SEC rules for foreign businesses acquired.


     In accordance with Argentine GAAP and current Argentine legislation, the presentation of parent company's individual financial statements is required. Consolidated financial statements need only be included as supplementary information. For the purposes of this filing, parent financial statements have been omitted since they are not required for SEC reporting purposes.

A)  RESTATEMENT OF FINANCIAL STATEMENTS FOR GENERAL PRICE-LEVEL CHANGES

     Argentine GAAP requires the restatement of all financial statements to constant Argentine pesos as of the date of the most recent financial statements presented. This restatement only updates the financial statements amounts to constant Argentine pesos as of the date of the most recent financial statements presented and does not change prior period financial statements in any other way. All nonmonetary assets and income statement amounts have been restated to reflect changes in the Argentine general wholesale price index, from the date the assets were acquired or the transaction took place, to the year-end. The gain (loss) on exposure to inflation included in income (loss) reflects the effect of Argentine inflation on the monetary liabilities of Quitral-Co during the year, net of the loss resulting from the effect of inflation on monetary assets held until August 31, 1995 (see Note 3).


     Under U.S. GAAP, account balances and transactions are stated in the units of currency of the period when the transactions originated. This accounting model is commonly known as the historical cost basis of accounting. Shareholders' equity and the net income as of and for the nine months ended March 31, 1996, have been converted into U.S. dollars in accordance with U.S. GAAP. Argentina had cumulative inflation of over 100% over a three-year period up to February 1994, therefore, up to such date amounts were remeasured as if the functional currency were the U.S. dollar. Thus non-monetary accounts were converted at the exchange rate when the transaction took place, and since such date, the monetary accounts were translated at the current exchange rate.

     Current exchange rates as of March 31, 1996 are approximately Ps 1 = US$1.


                                      F-60

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     Accordingly, the reconciliation to U.S. GAAP of net income and shareholders' equity shown below reflects as a difference the elimination of the effect of the general price level restatement and the conversion into U.S. dollars.

B)  INCOME TAXES

     Under Argentine GAAP income tax expense is recognized based upon the estimate of the current income taxes payable. When income and expense recognition for income tax purposes does not occur in the same period as for financial statements purposes, the resulting temporary differences are not considered in the computation of income tax expense for the year.

     Under U.S. GAAP, the liability method is used to calculate the income tax expense. Under this method, deferred taxes are recognized for temporary differences between the financial and tax basis of assets and liabilities at the statutory rate. The deferred tax asset generated by the tax loss carryforward of Quitral-Co de Venezuela has been offset in full by the establishment of a valuation allowance.

C)  VALUATION OF PARTS AND SUPPLIES


     Quitral-Co values its parts and supplies in stock at replacement cost. Under U.S. GAAP, these inventories should be valued at the lower of cost or realizable value. As of March 31, 1996 , there were no significant differences in the valuation of parts and supplies under Argentine and U.S. GAAP, and thus this effect was not included in the reconciliation to U.S. GAAP shown below.


D)  VACATION ACCRUAL

     Under Argentine GAAP, there are no specific requirements governing the recognition of the accrual for vacations. The acceptable practice in Argentina is to expense vacations when taken and to accrue only the amount of vacation in excess of the normal remuneration. Under U.S. GAAP, vacation expense is fully accrued in the period the employee renders service to earn such vacation.

E)  ACCOUNTING FOR POSTRETIREMENT BENEFITS

     During May 1991, an employee retirement plan that basically provided for payments of pension income in addition to statutory retirement was approved. This additional income is assessed in terms of the payee's age, years of service to Quitral-Co, and wage upon retirement. Subsequently during 1996, this benefit was terminated for all Company active workers. The benefit remained in force only in respect of retired employees.

     The plan is financed exclusively by Quitral-Co, which follows the accounting practice of recording the cost of this benefit as it is paid.

     Under Argentine GAAP, there are no strict requirements governing the recognition of an employer's liability for retirement benefits granted to employees. Quitral-Co follows the accounting practice of recording the cost of the benefits under the plan as it is paid. In the U.S., the accounting for these benefits is governed by Statement of Financial Accounting Standards No. 106, "Employers' Accounting for Postretirements Benefits Other Than Pensions", and the U.S. GAAP reconciliation recognizes the effect of adjusting the recorded pension cost and liability to retirees to the amounts required under U.S. GAAP.

F)  ELIMINATION OF THE INCREASED VALUE OF PROPERTY AND EQUIPMENT

     In order to expand and consolidate Quitral-Co's oilfield services business, in December 1991, Perez Companc S.A. (Quitral-Co's parent company in 1991) made an in-kind capital contribution of property and equipment at market value. For the purpose of adapting Quitral-Co's balances to U.S.

                                      F-61

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED) GAAP, the net book values of the assets contributed by Perez Companc S.A. have been written down to the cost recorded in the latter's books, adjusting the related depreciation accordingly.

G)  INVESTMENTS DIVIDENDED TO FORMER SHAREHOLDERS

     As discussed in Notes 1 and 7 to the annual consolidated financial statements, at the General Shareholders' Meeting of April 29, 1996, the shareholders approved the distribution of all its equity interests in Petroqumica Cuyo S.A., Packingplast S.A. and Jojoba S.A. as a dividend distribution in kind at their book value under Argentine GAAP. Due to this distribution to former shareholders, and for the purpose of reconciling net income and shareholders' equity to U.S. GAAP, these investments have been excluded.

(H)  RECONCILIATION OF NET INCOME AND SHAREHOLDERS' EQUITY TO U.S. GAAP


     The following is a summary of the approximate significant adjustments to net income for the nine months ended March 31, 1996, and to shareholders' equity as of March 31, 1996, which would be required if U.S. GAAP had been applied instead of Argentine GAAP in the accompanying financial statements.

     Amounts are stated in thousands, except for per share amounts (see a) above).

                                                1996
                                           ---------------

Net income in accordance with Argentine
GAAP....................................   Ps.      11,242
Less: losses of investments dividended
  to former shareholders................               404
                                                 ---------
Net income in accordance with Argentine
  GAAP excluding income of investments
  dividended............................   Ps.      11,646
                                                 ---------
U.S. GAAP ADJUSTMENTS
Increase (decrease) due to:
Effects of eliminating the restatement
  for inflation and conversion into
  U.S. dollars..........................             2,557
Deferred income tax.....................   US$        (199)
Benefits under employee retirement
  plan..................................               (75)
Effect on depreciation of the increased
  value of property and equipment.......               990
Vacation accrual........................            (1,102)
                                                 ---------
APPROXIMATE NET INCOME IN ACCORDANCE
  WITH U.S. GAAP........................   US$      13,817

Approximate net income from discontinued
  operations in accordance with U.S.
  GAAP..................................            (2,100)
                                                 ---------
Approximate net income from continuing
  operations in accordance with U.S.
  GAAP..................................   US$      11,717
                                                 =========
NET EARNINGS PER SHARE:
Amounts based on accompanying financial
  statements............................   Ps.        0.86
Approximate amounts under U.S. GAAP.....   US$        1.06
EARNINGS PER SHARE FROM CONTINUING
  OPERATIONS:
Amounts based on accompanying financial
  statements............................   Ps.        0.68
Approximate amounts under U.S. GAAP.....   US$        0.90



     Common shares considered for the purpose of calculating income per share were 13,051,613 shares.

                                      F-62

                       QUITRAL-CO S.A.I.C. AND SUBSIDIARY
NOTES TO THE UNAUDITED INTERIM CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)



                                                 1996
                                           -----------------

Shareholders' equity in accordance with
  Argentine GAAP........................     Ps.     128,361
Less: noncurrent investments dividended
  to the former shareholders............             (33,381)
                                                  ----------
Shareholders' equity excluding
  noncurrent investments dividended.....     Ps.      94,980
U.S. GAAP ADJUSTMENTS
     Increase (decrease) due to:
     Effects of eliminating the
      restatement for inflation and
      translation into U.S. dollars.....              (5,339)
     Property and equipment.............     US$      (6,111)
     Deferred income tax................                 154
     Benefits under employee retirement
      plan..............................              (2,436)
     Vacation accrual...................              (1,846)
                                                  ----------
APPROXIMATE SHAREHOLDERS' EQUITY IN
  ACCORDANCE WITH U.S. GAAP.............     US$      79,402(1)
                                                  ==========

  (1) Includes US$8,000 in cash dividends, collected during the period from investments dividended to former shareholders.

I)  OTHER SIGNIFICANT U.S. GAAP DISCLOSURE REQUIREMENTS

     1) The following table presents the components of Quitral-Co's deferred income tax balances as of the end of the period:

                                                 1996
                                           ----------------

DEFERRED TAX ASSETS
     Tax loss carryforwards in
      Quitral-Co de Venezuela...........     US$        998
     Valuation allowance................               (998)
     Vacation accrual...................                589
     Benefits under employee retirement
      plan..............................                708
                                                  ---------
                                                      1,297
                                                  ---------
DEFERRED TAX LIABILITIES
     Difference between tax and
      accounting property and equipment
      depreciation......................             (1,072)
     Reserve for contingencies..........                (71)
                                                  ---------
                                                     (1,143)
     Net deferred tax asset.............     US$        154
                                                  =========

     The reconciliation of pre-tax income at the statutory rate, to the income tax presented in the financial statements for the nine months ended March 31, 1996, computed in accordance with U.S. GAAP, is as follows:

                                                 1996
                                           ----------------

     Approximate pre-tax income in
      accordance with US GAAP...........     US$     17,943
     Statutory tax rate.................                30%
                                                  ---------
     Statutory tax rate applied to
      pre-tax income....................              5,383
     Permanent differences:
     Book vs. tax basis difference of
      Quitral-Co's investment in
      Quitral-Co de Venezuela...........     US$     (2,488)
     Non deductible expenses............              1,010
     Other, not individually
      significant.......................                221
                                                  ---------
                                             US$      4,126
                                                  =========

     2)  Disclosures about fair value of financial investments:

     U.S. GAAP requires disclosures of the estimated fair value of Quitral-Co's financial instruments. The carrying amounts of cash, cash equivalents, marketable securities, current receivables, payables, bank and financial loans having variable interest rates are considered to approximate their fair market value.

                               [GRAPHIC OMITTED]

     Quitral-Co diesel-electric drilling rig with 15,000 depth capacity, acquired in April 1996, operating in Argentina.

                                [GRAPHIC OMITTED]

Diesel-electric platform rig working from barge location in inland waters of Louisiana.

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY THE COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING THE OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION.

                         ------------------------------

                               TABLE OF CONTENTS

                                                               PAGE
                                                               ----
Prospectus Summary...........................................    3
Risk Factors.................................................    7
Price Range of Common Stock and Dividend Policy..............   10
Use of Proceeds..............................................   11
Capitalization...............................................   12
Unaudited Pro Forma Financial Statements.....................   13
Selected Historical Financial Data...........................   19
Management's Discussion and Analysis of Financial
  Condition and Results of Operations........................   20
Business.....................................................   29
Management...................................................   40
Security Ownership of Management and Certain
  Beneficial Owners..........................................   42
Description of Capital Stock.................................   43
Underwriting.................................................   46
Legal Matters................................................   47
Independent Public Accountants...............................   47
Available Information........................................   48
Incorporation of Certain Documents by Reference..............   48
Index to Financial Statements................................  F-1

5,000,000 SHARES

[PRIDE LOGO]
COMMON STOCK
(NO PAR VALUE)

SALOMON BROTHERS INC

DONALDSON, LUFKIN & JENRETTE
        SECURITIES CORPORATION

ROBERT W. BAIRD & CO.
          INCORPORATED

MORGAN KEEGAN & COMPANY, INC.

PROSPECTUS

DATED           , 1996

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     All expenses in connection with the offering described in this Registration Statement will be paid by the Company. The estimated expenses are as follows:


Securities and Exchange Commission
  registration fee...................  $    34,327

Printing expenses....................       *
Accounting fees and expense..........       *
Legal fees and expenses..............       *
Blue Sky fees and expenses...........       *
Transfer Agent fees..................       *
NASD fees............................       *
NASDAQ National Market System fees...       *
Miscellaneous........................       *
                                       -----------
     Total...........................  $    *
                                       ===========

* To be provided by amendment

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 83 of the Business Corporation Law of the State of Louisiana gives corporations the power to indemnify officers and directors under certain circumstances. Article IX of the Company's Restated Articles of Incorporation and Section 13 of the Company's Bylaws contain provisions that provide for indemnification of certain persons (including officers and directors).

ITEM 16.  EXHIBITS


      EXHIBIT NO.                                                  DOCUMENT
- ------------------------  -----------------------------------------------------

          +1           -- Form of Underwriting Agreement.

          *4.1         -- Restated Articles of Incorporation of the Company
                         (Form S-1, Registration No. 33-33233, Exhibit 3(a)).

          *4.2         -- Amendment to Restated Articles of Incorporation
                          (Form S-3, Registration No. 33-76310, Exhibit 4.2).

          *4.3         -- Bylaws of the Company (Form S-1, Registration No.
                          33-33233, Exhibit 3(b)).

         **4.4         -- Loan Agreement dated as of April 30, 1996 among The
                          CIT Group/Equipment Financing, Inc., as agent, The CIT Group/Equipment Financing, Inc. and The Frost National Bank, as borrowers, and the Company, Pride Petroleum Services of California, Inc. and Pride Petroleum Services of Louisiana, Inc.

         **4.5         -- Loan Agreement dated as of April 30, 1996 among
                          Heller Financial Inc., the Company, Pride Petroleum Services of California, Inc. and Pride Petroleum Services of Louisiana, Inc.

          +5.1         -- Opinion of Baker & Botts, L.L.P.

          +5.2         -- Opinion of McGlinchey Stafford Lang.

         *10           -- Stock Purchase Agreement dated April 20, 1996 among
                          the Company, Perez Companc S.A., Astra C.A.P.S.A., et al. (Form 8-K filed May 15, 1996, Exhibit 2)

          15.1         -- Awareness Letter of Coopers & Lybrand, L.L.P.

          23.1         -- Consent of Coopers & Lybrand, L.L.P.

          23.2         -- Consent of Johnson, Miller & Co.

          23.3         -- Consent of Pistrelli, Diaz y Asociados.

         +23.4         -- Consent of Baker & Botts, L.L.P. (contained in
                          Exhibit 5.1).

         +23.5         -- Consent of McGlinchey Stafford Lang (contained in
                          Exhibit 5.2).

          24           -- Powers of Attorney (included on the signature page
                          of the Registration Statement).
- ----------------
*  Incorporated by reference as indicated.
** Previously filed.
+  To be filed by amendment.

                                      II-1

ITEM 17.  UNDERTAKINGS

     The Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     The Company hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

        PROVIDED, HOWEVER, that paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The Company hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions described under Item 15 above, or otherwise, the Company has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless, in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
                                      II-2

                                   SIGNATURES


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE COMPANY CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF HOUSTON, THE STATE OF TEXAS, ON JUNE 7, 1996.


                                          PRIDE PETROLEUM SERVICES, INC.
                                          By: /s/ RAY H. TOLSON
                                                  RAY H. TOLSON,
                                              CHAIRMAN OF THE BOARD, PRESIDENT
                                                           AND
                                                   CHIEF EXECUTIVE OFFICER


     PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES INDICATED ON JUNE 7, 1996.

          SIGNATURE                                  TITLE
- -------------------------------------  ---------------------------------------

       /s/RAY H. TOLSON                Chairman of the Board, President and
        RAY H. TOLSON                  Chief Executive Officer
(PRINCIPAL EXECUTIVE OFFICER)
       /s/PAUL A. BRAGG                Vice President, Chief Financial Officer
        PAUL A. BRAGG                  and Treasurer
(PRINCIPAL FINANCIAL OFFICER)
      /s/EARL W. McNIEL                Chief Accounting Officer
        EARL W. MCNIEL
(PRINCIPAL ACCOUNTING OFFICER)
              *                        Director
       JAMES B. CLEMENT
              *                        Director
     JORGE E. ESTRADA M.
              *                        Director
       RALPH D. MCBRIDE
              *                        Director
    THOMAS H. ROBERTS, JR.
              *                        Director
        JAMES T. SNEED
    *By: /s/RAY H. TOLSON
        RAY H. TOLSON
       ATTORNEY-IN-FACT


                                      II-3